UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒  Preliminary Proxy Statement
☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐   Definitive Proxy Statement
☐   Definitive Additional Materials
☐   Soliciting Material Rule 14a-12

ImproveNet, Inc.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐     No fee required
☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.001 per share, of ImproveNet, Inc.

(2)
Aggregate number of securities to which transaction applies:

55,780,710 shares of ImproveNet, Inc. common stock, which includes (i) 865,557 shares of common stock issuable upon the exercise of issued and outstanding warrants and vested stock options that have an exercise price less than $0.12 per share, and (ii) 250,000 shares of common stock subject to bonus stock awards that vest upon a change of control of ImproveNet.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $823.90 was calculated pursuant to Exchange Act Rule 0-11 and is equal to $117.70 per million of the aggregate merger consideration of $6,767,345, which represents (i) $6,720,000, plus (ii) the aggregate exercise price of all issued and outstanding warrants and vested stock options that have an exercise price less than $0.12 per share.

(4)	Proposed maximum aggregate value of transaction: $6,767,345

(5)	Total fee paid: $823.90

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(6) Amount Previously Paid:
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(7) Form, Schedule or Registration Statement No.:
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(8) Filing Party:
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(9) Date Filed:
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IMPROVENET, INC.
10799 NORTH 90TH STREET, SUITE 200
SCOTTSDALE, ARIZONA 85260

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IMPORTANT SPECIAL MEETING OF STOCKHOLDERS
TO APPROVE MERGER AGREEMENT
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Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of ImproveNet, Inc., to be held on [            ], [             ], 2005, at 10:00 a.m. local time, at the company’s principal executive offices, 10799 North 90th Street, Suite 200, Scottsdale, Arizona 85260. The record date for the special meeting is [             ], 2005.

At the special meeting, holders of ImproveNet’s common stock as of the close of business on [             ], 2005 will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 22, 2005, by and among ServiceMagic, Inc., Sunbelt Acquisition Corp., ImproveNet, and the principal stockholders of ImproveNet signatory thereto, providing for the acquisition of ImproveNet by ServiceMagic. If ImproveNet stockholders adopt the merger agreement, Sunbelt, a wholly-owned subsidiary of ServiceMagic, will merge with and into ImproveNet, with ImproveNet continuing as the surviving corporation.

Following completion of the merger, ServiceMagic will own all of ImproveNet’s issued and outstanding capital stock and ImproveNet will continue its operations as a subsidiary of ServiceMagic. As a result, ImproveNet will no longer have its stock traded on the Over-The-Counter Bulletin Board. You will no longer have an equity interest in ImproveNet and will not participate in any potential future earnings and growth of ImproveNet.

Your board of directors, by unanimous vote and after careful consideration, (i) has approved the merger agreement, including the merger and other transactions contemplated thereby, (ii) has determined that the terms of the merger and the other transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of, ImproveNet and its stockholders, and (iii) recommends that ImproveNet stockholders vote “FOR” adoption of the merger agreement. In arriving at its recommendation, the board of directors carefully considered a number of factors described in the accompanying proxy statement. One of the factors considered was the written opinion of Janney Montgomery Scott LLC, which acted as an investment banker to the board of directors, that, based upon and subject to the considerations and limitations set forth in Janney’s opinion dated June 17, 2005, as of the date of the opinion, the consideration to be paid in the merger was fair, from a financial point of view, to stockholders of ImproveNet (other the principal stockholders of ImproveNet signatory to the merger agreement). The full text of this opinion is attached as Appendix B to the accompanying proxy statement. We urge you to read this opinion in its entirety.

Holders of [       ]% of ImproveNet’s common stock are parties to a voting agreement requiring them to vote in favor of the merger and against any competing proposal, except in the event that the merger agreement is terminated in accordance with its terms. Holders of [       ]% of ImproveNet’s common stock are parties to a voting agreement requiring them to vote against any competing proposal for a period of 18 months following the execution of the merger agreement, whether or not the merger agreement is terminated in accordance with its terms.

The accompanying proxy statement provides you with detailed information about the proposed merger and the special meeting. Please give this material your careful and prompt attention. You may also obtain more information about ImproveNet from documents that we have filed with the U.S. Securities and Exchange Commission.

YOUR VOTE IS IMPORTANT

Your vote is important regardless of the number of shares of ImproveNet that you own. Because adoption of the merger agreement requires the affirmative vote of holders of a majority of the issued and outstanding shares of ImproveNet common stock entitled to vote thereon, a failure to vote, or an abstention from voting, will have the same effect as a vote against the merger.

Accordingly, you are requested to vote your shares of ImproveNet common stock by proxy by completing, signing, dating and promptly mailing the proxy card in the postage-paid envelope provided, whether or not you plan to attend the special meeting. Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Finally, if you have any questions or need assistance in voting your shares of ImproveNet common stock, please contact Jeffrey Perry at (480) 346-2014 or jeff.perry@improvenet.com.

On behalf of your Board of Directors, thank you for your cooperation.

Very truly yours,

Jeffrey I. Rassas
Chief Executive Officer

Scottsdale, Arizona
[ ], 2005

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [              ], 2005 and is first being mailed to stockholders on or about [              ], 2005.

IMPROVENET, INC.
10799 NORTH 90TH STREET, SUITE 200
SCOTTSDALE, ARIZONA 85260

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [             ], 2005
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TO THE STOCKHOLDERS OF IMPROVENET, INC.:

  NOTICE IS HEREBY GIVEN that a special meeting of stockholders of ImproveNet, Inc., a Delaware corporation, will be held on [             ], [             ], 2005, at 10:00 a.m. local time at the company’s principal executive offices, 10799 North 90th Street, Suite 200, Scottsdale, Arizona 85260, for the following purposes:

1.
To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 22, 2005, by and among ServiceMagic, Inc., Sunbelt Acquisition Corp., ImproveNet, Inc., and the principal stockholders of ImproveNet signatory thereto, providing for the acquisition of ImproveNet by ServiceMagic. A copy of the merger agreement is attached as Appendix A to the proxy statement accompanying this Notice. Pursuant to the terms of the merger agreement, Sunbelt, a wholly-owned subsidiary of ServiceMagic, will merge with and into ImproveNet, with ImproveNet continuing as the surviving corporation, and each issued and outstanding share of common stock of ImproveNet, other than those shares of ImproveNet common stock held by the stockholders, if any, who properly exercise their appraisal rights under Delaware law, will be converted into the right to receive, subject to certain adjustments, approximately $0.12 in cash, without interest and less any required withholding tax.

2.	To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

  The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Only ImproveNet stockholders of record at the close of business on [               ], 2005, are entitled to notice of and to vote at the special meeting and at any adjournments or postponements of the special meeting. All ImproveNet stockholders of record are cordially invited to attend the special meeting in person. However, to assure that your shares of ImproveNet common stock are voted in case you cannot attend, you are urged to vote your shares by proxy by completing, signing, dating and promptly mailing your proxy card in the postage-paid envelope provided for that purpose. Any stockholder attending the special meeting may vote in person even if he or she has returned a proxy.

ImproveNet stockholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of ImproveNet common stock as determined by the Delaware Court of Chancery under applicable provisions of Delaware law. In order to perfect and exercise appraisal rights, stockholders must deliver a written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provisions is included as Appendix C to the accompanying proxy statement, and a summary of these provisions can be found under “Dissenters’ Rights of Appraisal” in the accompanying proxy statement. The amount awarded by the Delaware Court of Chancery in respect of the exercise of a stockholder’s appraisal rights may be more than, less than, or equal to the merger consideration.

Adoption of the merger agreement requires approval of holders of a majority of the issued and outstanding shares of ImproveNet common stock entitled to vote thereon. If there are not sufficient votes to approve the proposed merger at the time of the special meeting, the special meeting may be adjourned in order to permit further

solicitation by ImproveNet. Holders of [       ]% of ImproveNet’s common stock are parties to a voting agreement requiring them to vote in favor of the merger and against any competing proposal, except in the event that the merger agreement is terminated in accordance with its terms. Holders of [       ]% of ImproveNet’s common stock are parties to a voting agreement requiring them to vote against any competing proposal for a period of 18 months following the execution of the merger agreement, whether or not the merger agreement is terminated in accordance with its terms.

By Order of the Board of Directors

Naser Ahmad
Secretary

Scottsdale, Arizona
[               ], 2005

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the special meeting, please complete, sign, date and promptly mail your enclosed proxy card in the postage-paid envelope provided. Remember, if you do not return your proxy card or if you abstain from voting, it will have the same effect as a vote against adoption of the merger agreement. You may revoke your proxy and vote in person if you decide to attend the special meeting.

Please do not send your certificates representing shares of ImproveNet common stock at this time. If the merger agreement is adopted, you will be sent instructions regarding the surrender of your certificates representing shares of ImproveNet common stock.

No person has been authorized to give any information or to make any representations other than those contained in this proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by ImproveNet or any other person.

If you have any questions or need assistance in voting your shares of ImproveNet common stock, please contact Jeffrey Perry at (480) 346-2014 or jeff.perry@improvenet.com.

TABLE OF CONTENTS

SUMMARY TERM SHEET	[ ]

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	[ ]

THE PARTIES TO THE MERGER	[ ]

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	[ ]

THE SPECIAL MEETING OF IMPROVENET STOCKHOLDERS	[ ]

Time, Place and Purpose of the Special Meeting	[ ]
Who Can Vote at the Special Meeting	[ ]
Quorum; Vote Required	[ ]
Director and Executive Officer Voting	[ ]
Principal Stockholder Voting	[ ]
Voting by Proxy	[ ]
Other Matters	[ ]

THE MERGER	[ ]

Background of the Merger	[ ]
Recommendation of ImproveNet’s Board of Directors	[ ]
Purpose and Reasons for the Merger	[ ]
Opinion of ImproveNet’s Investment Banker	[ ]
Interests of ImproveNet’s Directors and Executive Officers in the Merger	[ ]
Merger Financing	[ ]
Effect of the Merger on ImproveNet Common Stock	[ ]

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES	[ ]

Exchange of Common Stock for Cash - U.S. Holder	[ ]
Backup Withholding	[ ]
Exchange of Common Stock for Cash - Non-U.S. Holder	[ ]
Information Reporting and Backup Withholding	[ ]

REGULATORY APPROVALS	[ ]

THE MERGER AGREEMENT	[ ]

The Merger	[ ]
Effective Time of the Merger	[ ]
Consideration to be Received in the Merger	[ ]
Treatment of Stock Options and Warrants	[ ]
Escrow	[ ]
Exchange Procedures	[ ]
Representations and Warranties	[ ]
Conduct of Business Pending the Merger	[ ]
ImproveNet Stockholders’ Meeting; Recommendation	[ ]

Takeover Proposals	[ ]
Regulatory Matters	[ ]
D&O Liability Insurance	[ ]
Conditions to Consummation of the Merger	[ ]
eTechLogix Transaction	[ ]
Survival of Representations and Warranties; Indemnification	[ ]
Termination	[ ]
Termination Fee	[ ]
Fees and Expenses	[ ]

MARKET PRICE OF IMPROVENET COMMON STOCK	[ ]

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	[ ]

DISSENTERS’ RIGHTS OF APPRAISAL	[ ]

OTHER MATTERS	[ ]

WHERE YOU CAN FIND MORE INFORMATION	[ ]

APPENDIX A -	Agreement and Plan of Merger, dated as of June 22, 2005, among ServiceMagic, Inc., Sunbelt Acquisition Corp., ImproveNet, Inc., and the principal stockholders of ImproveNet, Inc. signatory thereto

APPENDIX B -	Opinion of Janney Montgomery Scott LLC, dated June 17, 2005

APPENDIX C -	Section 262 of the Delaware General Corporation Law (Appraisal Rights)

SUMMARY TERM SHEET

This summary does not contain all of the information that is important to you. You should carefully read the entire proxy statement, including each of the appendices attached to the proxy statement, to fully understand the merger. A copy of the merger agreement is attached as Appendix A to this proxy statement. We encourage you to read the merger agreement carefully in its entirety because it is the legal document that governs the merger.

 Proposed Acquisition (pages [     ] and [     ])

•	Stockholder Vote. You are being asked to vote to adopt a merger agreement pursuant to which ImproveNet will be acquired by and become a wholly-owned subsidiary of ServiceMagic.

•
Price for Your Stock.    In the proposed merger, you will receive, subject to certain adjustments, approximately $0.12 in cash, without interest and less any applicable withholding tax, for each of your shares of ImproveNet common stock. The merger consideration may be reduced by (i) excess D&O insurance policy premiums, and (ii) transaction fees incurred by ImproveNet in connection with the merger in excess of amounts specified in the merger agreement (the merger consideration per share, as reduced by the foregoing adjustments, will be referred to herein as the “per share merger consideration”). The merger consideration adjustments described above will be determined immediately prior to the consummation of the merger. See “The Merger Agreement - Consideration to be Received in the Merger.”

•
Treatment of Options/Warrants.    In the proposed merger, each issued, outstanding, and vested option to purchase shares of ImproveNet common stock with a per share exercise price of less than the per share merger consideration will be canceled and converted into an amount of cash equal to the excess of the per share merger consideration over the exercise price of the option, without interest, and net of applicable withholding taxes. Each issued and outstanding warrant to purchase shares of ImproveNet common stock with a per share exercise price of less than the per share merger consideration will be canceled and converted into an amount of cash equal to the excess of the per share merger consideration over the exercise price of the warrant. Each issued and outstanding stock option and warrant with a per share exercise price equal to or in excess of the per share merger consideration will be canceled without payment. See “The Merger Agreement - Treatment of Stock Options and Warrants.”

Recommendation of ImproveNet’s Board of Directors (page [     ])

Our board of directors, by unanimous vote and after careful consideration, (i) has approved the merger agreement, including the merger and the other transactions contemplated thereby, (ii) has determined that the terms of the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of ImproveNet and its stockholders, and (iii) recommends that ImproveNet stockholders vote “FOR” adoption of the merger agreement. See “The Merger — Recommendation of ImproveNet’s Board of Directors.”

Our board of directors carefully considered the terms of the proposed transaction and ImproveNet’s strategic alternatives in deciding to enter into the merger agreement and to recommend that stockholders vote “FOR” adoption of the merger agreement. Among the factors considered by the board of directors were:

▪	the fact that the merger consideration would be all cash, which would provide certainty of value to our stockholders;

▪
the fact that the purchase price of approximately $0.12 per share, subject to adjustment as provided in the merger agreement, constituted a significant premium to the recent trading range of ImproveNet’s common stock immediately prior to execution of the merger agreement;

▪
the manner in which the consideration and negotiation of proposals was conducted and the fact the terms of the merger agreement were determined through extensive arm’s length negotiations between the board of directors and its advisors, on the one hand, and ServiceMagic and its advisors, on the other;

▪
the ability of ImproveNet to terminate the merger agreement and accept a financially superior proposal under specified conditions, subject to payment to ServiceMagic of a termination fee of $300,000, and reimbursement of ServiceMagic’s transaction fees and expenses, not to exceed $200,000; and

▪
the likelihood that the merger would be completed, our board of directors having concluded, particularly in light of the size and financial strength of ServiceMagic’s parent company, IAC/InterActiveCorp, that ServiceMagic had the financial ability to complete the merger and the other transactions contemplated by the merger agreement.

In addition to taking into account the foregoing factors, our board of directors also considered the following potentially negative factors in reaching its decision to approve the merger agreement:

▪	ImproveNet would no longer exist as an independent company and our stockholders would no longer participate in its potential growth;

▪
at various times, both historically and during the one year period prior to the announcement of the merger agreement with ServiceMagic, ImproveNet’s common stock had traded in excess of $0.12 per share, although, in light of various industry developments, our board of directors felt it was unlikely that ImproveNet’s common stock would trade materially in excess of $0.12 in the near term if ImproveNet remained independent;

▪
ImproveNet would be required to pay a termination fee of $300,000, and reimburse ServiceMagic’s transaction fees and expenses up to $200,000, if the merger agreement is terminated under specified circumstances, an obligation that might discourage competing acquisition proposals;

▪	even if the merger is not completed, ImproveNet would be required to pay its own legal, accounting and investment banking fees, which it estimates will be approximately $150,000;

▪	gains from an all-cash transaction would generally be taxable to our stockholders for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Consequences”;

▪	there is no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied; and

▪	failure to complete the merger could adversely affect ImproveNet due to potential disruptions in its operations and the obligation to pay the fees and expenses noted above.

Purpose for the Merger (page [     ])

Our purpose for engaging in the merger is to enable our stockholders to receive, subject to certain adjustments, approximately $0.12 in cash per share, representing a premium to the market price of our common stock immediately before the announcement of the merger agreement. See “The Merger — Purpose and Reasons for the Merger.”

Opinion of ImproveNet’s Investment Banker (page [     ])

In connection with the proposed merger, ImproveNet’s investment banker, Janney Montgomery Scott LLC, delivered a written opinion to ImproveNet’s board of directors, dated June 17, 2005, to the effect that as of the date of the opinion and based upon and subject to the matters stated in the opinion, the merger consideration was fair, from a financial point of view, to the holders of ImproveNet’s common stock (other than four of ImproveNet’s principal stockholders signatory to the merger agreement - Farsi Family Trust, Ahmad Family Trust, Hayjour Family Limited Partnership, and Kinderhook Partners, LP). The full text of Janney’s written opinion is attached to this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Janney’s opinion is addressed to ImproveNet’s board of directors and does not constitute a recommendation to any stockholder as to any matter relating to the merger. After the date of Janney’s opinion, negotiations between ImproveNet and ServiceMagic resulted in a modification to the merger consideration from that which was covered by the opinion. The modification provided that the merger consideration may be reduced by excess D&O insurance policy premiums. ImproveNet did not request that the fairness opinion be updated because it expects that any reduction in the merger consideration related to excess D&O premiums will not be material. See “The Merger — Opinion of ImproveNet’s Investment Banker.”

Certain United States Federal Income Tax Consequences (page [     ])

The conversion of shares of ImproveNet common stock into cash pursuant to the merger is a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. You should consult your own tax advisor about the particular tax consequences of the merger to you. See “Certain U.S. Federal Income Tax Consequences.”

The Special Meeting of Stockholders (page [     ])

•	Place, Date and Time. The special meeting will be held at the company’s principal executive offices, 10799 North 90th Street, Scottsdale, Arizona 85260, at 10:00 a.m. local time, on [ ], 2005.

•
What Vote is Required for Adoption of the Merger Agreement.    Adoption of the merger agreement requires the approval of holders of a majority of the issued and outstanding shares of ImproveNet common stock entitled to vote thereon. The failure to vote, or an abstention from voting, has the same effect as a vote against adoption of the merger agreement. As such, your vote is important. Holders of [       ]% of ImproveNet’s common stock are parties to a voting agreement requiring them to vote in favor of the merger and against any competing proposal, except in the event that the merger agreement is terminated in accordance with its terms. Holders of [       ]% of ImproveNet’s common stock are parties to a voting agreement requiring them to vote against any competing proposal for a period of 18 months following the execution of the merger agreement, whether or not the merger agreement is terminated in accordance with its terms.

•
Who Can Vote at the Meeting.    At the special meeting, you can vote all of the shares of ImproveNet common stock that you owned of record as of [          ], 2005, which is the record date for the special meeting. If you own shares that are registered in someone else’s name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from that person and vote the shares yourself at the meeting. As of the record date, there were [                ] shares of ImproveNet common stock issued and outstanding, which were held by approximately [          ] stockholders of record.

•	Procedure for Voting. You can vote your shares of ImproveNet common stock by:

•	completing, signing, dating, and mailing the enclosed proxy card; or

•	attending the special meeting and voting in person.

•
Procedure for Revoking your Proxy.    You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise the Corporate Secretary of ImproveNet in writing, deliver a proxy dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. If you have instructed a broker, bank or other nominee to vote your shares of ImproveNet common stock, you must follow the directions received from the broker, bank or other nominee to change your instructions.

If your shares of ImproveNet common stock are held in “street name” by your broker, you should instruct your broker to vote your shares by following the instructions provided by your broker. Remember, if you fail to instruct your broker to vote your shares, it has the same effect as a vote “AGAINST” adoption of the merger agreement. See “The Special Meeting of ImproveNet Stockholders.”

Dissenters’ Rights of Appraisal (page [     ])

Delaware law provides stockholders with appraisal rights in the event the merger is consummated. This means that you are entitled to have the value of your shares of ImproveNet common stock independently determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the merger, and to receive payment based on that valuation. The ultimate amount that you receive as a dissenting stockholder in an appraisal proceeding may be more than, less than, or the same as the amount you would have received in the merger. To exercise your appraisal rights, you must deliver a written demand for appraisal to ImproveNet before the vote of ImproveNet stockholders at the special meeting on [           ], 2005, and you must not vote in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. After 60 days following the effective date of the merger, any demand for appraisal will become irrevocable and absent consent from the surviving corporation, any ImproveNet stockholder who has made a demand for appraisal will no longer be entitled to receive the per share merger consideration provided for in the merger agreement; instead, the stockholder will be entitled to receive the fair value of the shares, as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by the Delaware Court of Chancery. See “Dissenters’ Rights of Appraisal.”

ImproveNet Stock Price (page [     ])

Shares of ImproveNet common stock are traded on the Over-The-Counter Bulletin Board under the symbol “IMPV.” On June 22, 2005, which was the last trading day before announcement of the merger, the high and low sale prices for ImproveNet were both $0.10 per share, and the closing sale price on that date was $0.10 per share. See “Market Price of ImproveNet Common Stock.”

When the Merger will be Completed (page [     ])

We are working to complete the merger as quickly as possible. While we anticipate completing the merger in the third quarter of 2005, the closing of the merger could be delayed because the merger is subject to receipt of stockholder approval and satisfaction of other requirements, including the conditions described immediately below. See “The Merger Agreement — Effective Time of the Merger.”

Conditions to Completing the Merger (page [     ])

ImproveNet’s and ServiceMagic’s obligation to complete the merger depends upon a number of conditions being satisfied, including the following:

•	adoption of the merger agreement by the holders of at least a majority of the issued and outstanding shares of ImproveNet common stock;

•	approval of governmental and other authorities required for the merger; and

•	the absence of any legal restraint blocking the merger.

In addition, ServiceMagic’s obligation to complete the merger is subject to a number of additional conditions, including, among others, the following:

•	the absence of a material adverse effect (as defined in the merger agreement) affecting ImproveNet;

•	appraisal rights not being perfected by holders of more than 15% of the issued and outstanding shares of ImproveNet common stock prior to the merger;

•
consummation of the sale of assets and stock of eTechLogix, Inc., a wholly-owned subsidiary of ImproveNet, to certain principal stockholders of ImproveNet on terms and conditions satisfactory to ServiceMagic;

•
each of the representations and warranties of ImproveNet and/or its principal stockholders (Farsi Family Trust, Ahmad Family Trust, Hayjour Family Limited Partnership, and Kinderhook Partners, LP) contained in the merger agreement being true and correct in all respects as of the effective time of the merger as though made on and as of the effective time;

•
ImproveNet and its principal stockholders complied with or satisfied in all material respects any covenant, condition or agreement to be complied with or satisfied by such parties under the merger agreement, or any exhibit or schedule thereto;

•
receipt by ImproveNet of all governmental permits and consents that are required for the consummation of the transactions contemplated by the merger agreement and the third party consents identified in the merger agreement; and

•
the consulting agreements and non-competition agreements (substantially in the forms attached as exhibits to the merger agreement) between ImproveNet and each of Jeffrey Rassas, Nasser Ahmad, and Homayoon Farsi being in full force and effect.

Either ImproveNet or ServiceMagic could choose to waive a condition to its obligation to complete the merger even though that condition has not been satisfied. See “The Merger Agreement — Conditions to Consummation of the Merger.”

Escrow (page [     ])

Upon consummation of the merger, ServiceMagic will deliver an amount in cash equal to $672,000, with such amount representing a portion of the merger consideration payable exclusively to four of ImproveNet’s principal stockholders - Farsi Family Trust, Ahmad Family Trust, Hayjour Family Limited Partnership, and Kinderhook Partners, LP - in accordance with their respective Pro Rata Portions (as such term is defined in the merger agreement) by reducing the aggregate amounts payable to each of these principal stockholders to an escrow account to be established by ServiceMagic. The escrow account will serve as a source of payment and remedy for any claim for damages for which ServiceMagic and its affiliates (including, after the consummation of the merger, ImproveNet), and their respective officers, directors, employees, stockholders, partners and agents, are entitled under the indemnification provisions of the merger agreement. See “The Merger Agreement - Escrow.” None of the consideration paid to ImproveNet stockholders (other than these four principal stockholders) is subject to the indemnification provisions of the merger agreement.

Termination of the Merger Agreement and Termination Fee (page [     ])

ImproveNet and ServiceMagic can mutually agree at any time to terminate the merger agreement without completing the merger, even if the stockholders of ImproveNet have adopted the merger agreement. Also, under certain circumstances, either ImproveNet or ServiceMagic could decide, without the consent of the other party, to terminate the merger agreement prior to the closing of the merger, even if the stockholders of ImproveNet have adopted the merger agreement. See “The Merger Agreement — Termination.”

ImproveNet will be required to pay to ServiceMagic a termination fee of $300,000, plus ServiceMagic’s transaction expenses up to $200,000, if, among other things, ImproveNet’s board of directors withdraws its recommendation or modifies or changes its recommendation in a manner adverse to the interests of ServiceMagic or if ImproveNet or its board of directors recommends that ImproveNet stockholders approve any acquisition proposal other than the merger. See “The Merger Agreement — Termination Fee.”

Interests of Directors and Executive Officers in the Merger (page [     ])

Some of ImproveNet’s directors and executive officers have interests in the merger that are different from, or are in addition to, their interests as stockholders in ImproveNet. ImproveNet’s board of directors considered these additional interests when ImproveNet’s board of directors approved the merger agreement. See “The Merger — Interests of ImproveNet’s Directors and Executive Officers in the Merger.”

Director and Executive Officer Voting (page [     ])

As of [          ], 2005, approximately [      ]% of the issued and outstanding shares of ImproveNet common stock were beneficially owned by directors and executive officers of ImproveNet and their affiliates. ImproveNet has been advised by its directors and executive officers that they intend to vote all of their shares of ImproveNet common stock in favor of the proposal to adopt the merger agreement. Common stock beneficially owned by three of ImproveNet’s officers and directors - Jeffrey I. Rassas, Homayoon J. Farsi, and Naser Ahmad - and representing approximately [      ]% of the issued and outstanding shares of ImproveNet common stock, is subject to three separate Proxy and Voting Agreements, each dated as of June 22, 2005, by and among each of such stockholders and ServiceMagic, Sunbelt and ImproveNet. Common stock held by the Farsi Family Trust, and beneficially owned by Mr. Farsi, which stock represents approximately [      ]% of the issued and outstanding shares of ImproveNet common stock, is subject to a voting agreement requiring the Farsi Family Trust to vote in favor of the merger and against any competing proposal, except in the event that the merger agreement is terminated in accordance with its terms. Common stock held by the Hayjour Family

Limited Partnership and the Ahmad Family Trust, and beneficially owned by Messrs. Rassas and Ahmad, respectively, which stock represents approximately [      ]% of the issued and outstanding shares of ImproveNet common stock, is subject to separate voting agreements requiring them to vote against any competing proposal for a period of 18 months following the execution of the merger agreement, whether or not the merger agreement is terminated in accordance with its terms. See “The Special Meeting of ImproveNet Stockholders — Director and Executive Officer Voting” and “Security Ownership of Certain Beneficial Owners and Management.”

Principal Stockholder Voting (page [     ])

As of [          ], 2005, approximately [      ]% of the issued and outstanding shares of ImproveNet common stock were held by four principal stockholders - Farsi Family Trust, Ahmad Family Trust, Hayjour Family Limited Partnership, and Kinderhook Partners, LP. Each of the four principal stockholders has entered into a Proxy and Voting Agreement, dated as of June 22, 2005, by and among each of such stockholders and ServiceMagic, Sunbelt and ImproveNet. Pursuant to their respective Proxy and Voting Agreements, each of the Farsi Family Trust and Kinderhook Partners, LP has agreed, among other things, to vote all of its shares of ImproveNet common stock in favor of the proposal to adopt the merger agreement and against any competing proposal, except that, if the merger agreement is terminated in accordance with its terms, these voting agreements will also be terminated. The Farsi Family Trust and Kinderhook Partners, LP together hold approximately [      ]% of the issued and outstanding shares of ImproveNet common stock. Pursuant to their respective Proxy and Voting Agreements, each of the Ahmad Family Trust and the Hayjour Family Limited Partnership has agreed, among other things, to vote all of its shares of ImproveNet common stock against any competing proposal for a period of 18 months, whether or not the merger agreement is terminated in accordance with its terms. The Ahmad Family Trust and the Hayjour Family Limited Partnership together hold approximately [     ]% of the issued and outstanding shares of ImproveNet common stock. See “The Special Meeting of ImproveNet Stockholders — Principal Stockholder Voting” and “Security Ownership of Certain Beneficial Owners and Management.”

Procedure for Receiving Merger Consideration (page [     ])

ServiceMagic will appoint a paying agent to coordinate the payment of the cash merger consideration following the merger. The paying agent will send you written instructions for surrendering your certificates representing shares of ImproveNet common stock and obtaining the cash merger consideration promptly after we have completed the merger. Do not send in your certificates representing shares of ImproveNet common stock now. See “The Merger Agreement — Exchange Procedures.”

Questions

If, after reading this proxy statement, you have additional questions about the merger or other matters discussed in this proxy statement, need additional copies of this proxy statement, or require assistance with voting your shares of ImproveNet common stock, please contact Jeffrey Perry at (480) 346-2014 or jeff.perry@improvenet.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement includes and incorporates by reference statements that are not historical facts. These forward-looking statements are based on ImproveNet’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include the information concerning ImproveNet’s possible or assumed future results of operations and ImproveNet’s plans, intentions and expectations to complete the merger and also include those preceded or followed by the words “anticipates,”  “believes,”  “could,”  “estimates,”  “expects,”  “intends,”  “may,”  “should,”  “plans,”  “targets” and/or similar expressions. ImproveNet claims the protection afforded by the safe harbor for forward-looking statements as set forth in the Private Securities Litigation Reform Act of 1995.

The forward-looking statements are not guarantees of future performance or that the merger will be completed as planned, and actual results may differ materially from those contemplated by these forward-looking statements. In addition to the factors discussed elsewhere in this proxy statement, other factors that could cause actual results to differ materially include industry performance, general business, economic, regulatory and market and financial conditions, all of which are difficult to predict. ImproveNet does not undertake to update or revise any forward-looking statements, which speak only as of the date they were made, whether as a result of new information, future events or otherwise.

All information contained in this proxy statement concerning ServiceMagic and Sunbelt has been supplied by ServiceMagic and has not been independently verified by ImproveNet.

THE PARTIES TO THE MERGER

ImproveNet, Inc.

ImproveNet, Inc. is a Delaware corporation with its executive offices located at 10799 North 90th Street, Suite 200, Scottsdale, Arizona 85260. Its telephone number is (480) 346-0000. ImproveNet is a home improvement network for consumers, home improvement service providers and manufacturers, offering a reliable referral-matching service and comprehensive solutions. The ImproveNet® TrueMatch™ platform automatically connects homeowners to screened contractors, architects, designers and builders available in their area. Through ImproveNet’s website and 1-800-Contractor, ImproveNet has been connecting homeowners to screened and system-rated contractors for over eight years. ImproveNet.com offers thousands of pages filled with management tools, product showcases, visualizers, expert advice, and active message boards, providing its customers and associates with instant access to the home improvement marketplace. The ImproveNet AdServePRO™ service delivers the latest industry news on product and services. ImproveNet’s common stock is traded on the Over-The-Counter Bulletin Board under the symbol “IMPV.”

ServiceMagic, Inc.

ServiceMagic, Inc. is a Delaware corporation with its executive offices located at 14023 Denver West Pkwy, Suite 200, Golden, Colorado 80401. Its telephone number is (303) 963-7200. ServiceMagic is one of the nation's leading online marketplace connecting homeowners with prescreened and customer-rated home service professionals. Using proprietary technology to match consumer service requests with local service professionals in real time, the company addresses more than 500 different home service needs that range from simple home repairs and maintenance to complete home remodeling projects. In addition, its 31,000 member businesses are prescreened to help consumers connect with licensed, insured, credible service professionals. ServiceMagic is a subsidiary of IAC/InterActiveCorp. IAC/InterActiveCorp’s common stock is traded on NASDAQ under the symbol “IACI.”

Sunbelt Acquisition Corp.

Sunbelt Acquisition Corp. is a Delaware corporation with its executive offices located at c/o ServiceMagic, Inc., 14023 Denver West Pkwy, Suite 200, Golden, Colorado 80401. Its telephone number is (303) 963-7200. Sunbelt is a wholly-owned subsidiary of ServiceMagic. Sunbelt was formed solely for the purpose of facilitating the merger.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are provided for your convenience and briefly address some commonly asked questions about the proposed merger and the special meeting of ImproveNet stockholders. You should carefully read this entire proxy statement, including each of the appendices attached to this proxy statement.

Q:    Why am I receiving this proxy statement and proxy card?

A:    You are receiving this proxy statement and enclosed proxy card because, as of [          ], 2005, which is the record date, you owned shares of ImproveNet common stock. Only holders of record of shares of ImproveNet common stock as of the close of business on [          ], 2005 will be entitled to vote those shares at the special meeting. This proxy statement describes the issues on which we would like you, as a stockholder, to vote. It also provides you with the important information about these issues to enable you to make an informed decision as to whether or not to vote your shares of ImproveNet common stock for the merger and the other matters described herein.

Q:    When and where is the special meeting of stockholders?

A:    The special meeting of stockholders will be held on [               ], [          ], 2005, at 10:00 a.m. local time, at ImproveNet’s executive offices located at 10799 North 90th Street, Suite 200, Scottsdale, Arizona 85260.

Q:    What am I being asked to vote on?

A:    You are being asked to consider and adopt the merger agreement, pursuant to which ServiceMagic will acquire ImproveNet through the merger of a wholly-owned subsidiary of ServiceMagic, Sunbelt, with and into ImproveNet, with ImproveNet continuing as the surviving corporation.

Q:    Who is entitled to vote at the special meeting of stockholders?

A:    Holders of record of ImproveNet common stock as of the close of business on [          ] are entitled to vote on the merger agreement.

Q:    What stockholder approval is required to adopt the merger agreement?

A:    A quorum is necessary to hold the special meeting. Pursuant to ImproveNet’s amended and restated by-laws, holders of at least a majority of the issued and outstanding shares of ImproveNet common stock entitled to be cast as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. Based upon the number of shares of ImproveNet common stock outstanding as of [          ], 2005, which is the record date, [              ] shares of ImproveNet common stock would have to be present, in person or by proxy, at the special meeting to constitute a quorum. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of ImproveNet common stock entitled to vote for adoption of the merger agreement. Holders of [      ]% of ImproveNet’s common stock are parties to a voting agreement requiring them to vote in favor of the merger, except in the event the merger agreement is terminated in accordance with its terms.

Q:    Does ImproveNet’s board of directors recommend the adoption of the merger agreement?

A:    Yes. ImproveNet’s board of directors unanimously recommends that ImproveNet stockholders vote “FOR” adoption of the merger agreement. ImproveNet’s board of directors considered many factors in deciding to recommend adoption of the merger agreement, including, among other things, the consideration of approximately $0.12 per share in cash, subject to adjustment as provided in the merger agreement, to be paid in the proposed merger, the environment in which ImproveNet operates and the status of ImproveNet’s opportunities as a stand-alone entity or to consummate an alternative strategic transaction in the future, the strategic alternatives currently available to ImproveNet, and ImproveNet’s financial condition, results of operations and business and earnings prospects. The per share merger consideration represents a premium of approximately 20% to the closing price of ImproveNet common stock on the Over-The-Counter Bulletin Board on June 22, 2005, the day immediately prior to the announcement of the merger.

Q:    What will ImproveNet stockholders receive in connection with the merger?

A:    In the merger, each issued and outstanding share of ImproveNet’s common stock will be converted into the right to receive the per share merger consideration in cash, without interest and less any applicable withholding tax, unless you perfect and exercise your appraisal rights as set forth below.

Q:    Am I entitled to appraisal rights?

A:    Yes. Under Delaware law, if the merger is completed and you do not vote in favor of adopting the merger agreement, you have the right to seek appraisal of the fair value of your shares of ImproveNet common stock, as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the merger, but only if you deliver a written demand for an appraisal before the vote on the merger agreement, do not vote in favor of adopting the merger agreement and comply with the applicable Delaware law procedures. A demand for appraisal becomes irrevocable 60 days after the effective time of the merger. Once that happens, absent the consent of the surviving corporation, any stockholder who has made a demand for appraisal rights will no longer be entitled to receive the per share merger consideration. Instead, these stockholders will receive the fair value, as determined by the Delaware Court of Chancery, of the stockholder’s shares of ImproveNet common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, also as determined by the Delaware Court of Chancery. The amount awarded by the Delaware Court of Chancery could be greater than, less than, or equal to, the per share merger consideration. ServiceMagic will not be obligated to complete the merger if appraisal rights are perfected by holders of more than 15% of the issued and outstanding shares of ImproveNet common stock as of immediately prior to the merger.

Q:    What will happen to outstanding and unexercised stock options and warrants?

A:    In the merger, each issued, outstanding, and vested stock option to acquire ImproveNet common stock with a per share exercise price less than the per share merger consideration will be cancelled and converted into the right to receive, for each share covered by the stock option, the excess, if any, of the per share merger consideration over the per share exercise price of the stock option, without interest, and net of applicable withholding taxes. Each issued and outstanding warrant to acquire ImproveNet common stock with a per share exercise price less than the per share merger consideration will be cancelled and converted into the right to receive, for each share covered by the warrant, the excess, if any, of the per share merger consideration over the per share exercise price of the warrant, without interest. Each issued and outstanding unexercised stock option and warrant with a per share exercise price equal to or greater than the per share merger consideration will be canceled without payment.

Q:    What will happen to my shares of ImproveNet common stock after the merger?

A:    Following consummation of the merger, your shares of ImproveNet common stock will represent solely the right to receive the per share merger consideration in cash, without interest and less any required withholding tax, unless you perfect your appraisal rights. Following completion of the merger, ImproveNet, as the surviving corporation, will continue its operations as a subsidiary of ServiceMagic. As a result of the merger, our common stock will no longer be traded on the Over-The-Counter Bulletin Board. Our existing stockholders will no longer have an equity interest in ImproveNet and will not participate in any potential future earnings and growth of ImproveNet.

Q:    What are the U.S. federal income tax consequences of the transaction?

A:    Generally, the merger will be taxable for U.S. federal income tax purposes for our stockholders. Each stockholder will recognize a taxable gain or loss in the amount of the difference between the per share merger consideration and the stockholder’s adjusted tax basis for each share of ImproveNet common stock that the stockholder surrenders. See the section entitled “Certain U.S. Federal Income Tax Consequences.”

The tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:    When will the merger be completed and when will payment be received?

A:    We are working toward completing the merger as quickly as possible and believe that the merger will be completed by the end of the third quarter of 2005. However, the closing of the merger could occur earlier or later than the end of the third quarter of 2005 because the completion of the merger is contingent on the satisfaction of a number of closing conditions, including the approval of ImproveNet stockholders as described in this proxy statement. The effective time of the merger will occur no later than the fifth business day following the satisfaction or waiver of the conditions to the merger contained in the merger agreement or on such other date as ImproveNet and ServiceMagic may otherwise agree.

Q:    What if the merger is not completed?

A:    It is possible that the merger will not be completed. That might happen if, for example, our stockholders do not approve the merger agreement. If that occurs, neither ServiceMagic, Sunbelt nor any third party is under any obligation to make or consider any alternative proposals regarding the purchase of the shares of ImproveNet common stock. Under some circumstances, if the merger is not completed, ImproveNet will be required to pay to ServiceMagic a termination fee of $300,000, or reimburse ServiceMagic up to $200,000 in transaction expenses, or both.

Q:    What do I need to do now?

A:    We urge you to read this proxy statement carefully, including its appendices, and consider how the merger affects you. Then mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope provided. If you prefer, you may cast your vote in person at the special meeting. Please act as soon as possible so that your shares of ImproveNet common stock can be voted at the special meeting.

Q:    What happens if I do not return a proxy card or otherwise vote?

A:    If you fail to return your proxy card and you do not vote in person at the special meeting, it will have the same effect as voting against the merger. You are urged to act promptly in returning your proxy.

Q:   Do ImproveNet’s directors and executive officers have interests in the merger which are different than the interests of ImproveNet’s stockholders?

A:  Some of ImproveNet’s directors and executive officers have interests in the merger that are different from, or are in addition to, their interests as stockholders in ImproveNet. ImproveNet’s board of directors considered these additional interests when ImproveNet’s board of directors approved the merger agreement. See “The Merger — Interests of ImproveNet’s Directors and Executive Officers in the Merger.”

Q:    May I attend the meeting and vote in person?

A:    Yes. You may vote in person by ballot at the special meeting if you own shares of ImproveNet common stock registered in your own name. If you bring a legal proxy from your broker, bank or other nominee and present it at the special meeting, you also may vote in person at the special meeting if your shares of ImproveNet common stock are held in “street name” through a broker, bank or other nominee. You should contact the person responsible for your account to make such arrangements.

Q:    May I change my vote after I have mailed my signed proxy card or otherwise voted by proxy?

A:    Yes. You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise the Corporate Secretary of ImproveNet in writing, deliver a proxy card dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares of ImproveNet common stock in person. Merely attending the special meeting will not constitute revocation of your proxy. If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from the broker, bank or other nominee to change your instructions.

Q:    If my shares are held in “street name” by my broker, banker or nominee, will my broker vote my shares for me?

A:    Your broker, banker or nominee will not vote your shares of ImproveNet common stock without specific instructions from you. You should instruct your broker, banker or nominee to vote your shares of ImproveNet common stock by following the instructions provided to you by such firm. You should also contact the person responsible for your account to make certain that your shares of ImproveNet common stock are voted. Without instructions, your shares of ImproveNet common stock will not be voted, which will have the effect of a vote against the merger. Please make certain to return your proxy card for each separate account you maintain to ensure that all of your shares of ImproveNet common stock are voted.

Q:    Who is soliciting my proxy?

A:    The board of directors of ImproveNet is soliciting your proxy. Directors, officers, and other employees of ImproveNet may participate in soliciting proxies by mail, telephone, facsimile, personal interview or e-mail.

Q:    Should I send in my stock certificates now?

A:    No. If you hold certificates representing shares of ImproveNet common stock, detailed instructions with regard to the surrender of your certificates representing shares of ImproveNet common stock, together with a letter of transmittal, will be mailed to you promptly following completion of the merger. You should not submit your certificates representing shares of ImproveNet common stock to ImproveNet or the paying agent until you have received these materials. The paying agent will send payment for your shares of ImproveNet common stock promptly after the paying agent receives your certificates representing shares of ImproveNet common stock and other required documents.

Q:    Where can I learn more about ImproveNet?

A:    ImproveNet files annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (SEC). You may read and copy any reports, statements or other information that ImproveNet files with the SEC at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These SEC filings are also available to the public at the Internet site maintained by the SEC at http://www.sec.gov.

Q:    Whom should I contact if I have questions?

A:    If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact Jeffrey Perry at (480) 346-2014 or jeff.perry@improvenet.com

THE SPECIAL MEETING OF IMPROVENET STOCKHOLDERS

Time, Place and Purpose of the Special Meeting

The special meeting of ImproveNet stockholders will be held on [                 ], [             ], 2005, at 10:00 a.m. local time, at the company’s principal executive offices, 10799 North 90th Street, Suite 200, Scottsdale, Arizona 85260.

At the special meeting, or any adjournments or postponements thereof, our stockholders are being asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 22, 2005, among ServiceMagic, Inc., Sunbelt Acquisition Corp., ImproveNet, Inc., and four of the principal stockholders of ImproveNet signatory thereto (Farsi Family Trust, Ahmad Family Trust, Hayjour Family Limited Partnership, and Kinderhook Partners, LP).

ImproveNet’s board of directors, by unanimous vote and after careful consideration, (i) has approved the merger agreement, including the merger and the other transactions contemplated thereby, (ii) has determined that the terms of the merger and the other transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of, ImproveNet and its stockholders, and (iii) recommends that ImproveNet stockholders vote “FOR” adoption of the merger agreement.

ImproveNet does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

Who Can Vote at the Special Meeting

The holders of record of ImproveNet common stock as of the close of business on [             ], 2005, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares of ImproveNet common stock that are registered in someone else’s name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. As of the record date, there were approximately [           ] shares of ImproveNet common stock issued and outstanding, which were held by approximately [     ] stockholders of record.

Quorum; Vote Required

A quorum is necessary to hold the special meeting. Pursuant to ImproveNet’s amended and restated by-laws, holders of at least a majority of the issued and outstanding shares of ImproveNet common stock entitled to be cast as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. Based upon the number of shares of ImproveNet common stock outstanding as of the record date, [              ] shares of ImproveNet common stock would have to be present, in person or by proxy, at the special meeting to constitute a quorum. Each share of ImproveNet’s common stock is entitled to one vote.

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of ImproveNet common stock entitled to vote for adoption of the merger agreement. An abstention, or the failure to return a properly executed proxy card or to vote in person, will have the same effect as a vote “AGAINST” adoption of the merger agreement.

Holders of [       ]% of ImproveNet’s common stock are parties to a voting agreement requiring them to vote in favor of the merger and against any competing proposal, except in the event that the merger agreement is terminated in accordance with its terms. Holders of [       ]% of ImproveNet’s common stock are parties to a voting agreement requiring them to vote against any competing proposal for a period 18 months following the execution of the merger agreement, whether or not the merger agreement is terminated in accordance with its terms.

Pursuant to ImproveNet’s amended and restated by-laws, if the special meeting cannot be convened because a quorum is not in attendance, the chairman of the meeting or the stockholders representing a majority of the shares of ImproveNet common stock present, in person or by proxy, at the special meeting may adjourn the special meeting.

Notice need not be given of any adjourned meeting if the time, date and place are announced at the meeting at which the adjournment occurs and the adjournment is for not more than 30 days.

Brokers who hold shares in street name for customers typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as adoption of the merger agreement. As a result, absent specific instructions from the beneficial owner of such shares, brokers are not entitled to vote those shares, referred to generally as “broker non-votes.” Although broker non-votes will be treated as shares that are present at the special meeting for purposes of determining whether a quorum exists, broker non-votes will not be treated as shares present at the special meeting and entitled to vote on a proposal. Therefore, broker non-votes will have no impact on the outcome of the vote as to adjourning the special meeting, if presented at the special meeting. However, because the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of ImproveNet common stock entitled to vote for adoption of the merger agreement regardless of whether such shares are present at the special meeting, broker non-votes will have the same effect as votes “AGAINST” adoption of the merger agreement.

Director and Executive Officer Voting

As of [         ], 2005, approximately [         ]% of the issued and outstanding shares of ImproveNet common stock was held by directors and executive officers of ImproveNet and their affiliates. ImproveNet has been advised by its directors and executive officers that they intend to vote all of their shares in favor of the proposal to adopt the merger agreement. Common stock beneficially owned by three of ImproveNet’s officers and directors - Jeffrey I. Rassas, Homayoon J. Farsi, and Naser Ahmad - and representing approximately [      ]% of the issued and outstanding shares of ImproveNet common stock, is subject to three separate Proxy and Voting Agreements, each dated as of June 22, 2005, by and among each of such stockholders and ServiceMagic, Sunbelt and ImproveNet. Common stock held by the Farsi Family Trust, and beneficially owned by Mr. Farsi, which stock represents approximately [      ]% of the issued and outstanding shares of ImproveNet common stock, is subject to a voting agreement requiring it to vote in favor of the merger and against any competing proposal, except in the event that the merger agreement is terminated in accordance with its terms. Common stock held by the Hayjour Family Limited Partnership and the Ahmad Family Trust, and beneficially owned by Messrs. Rassas and Ahmad, respectively, which stock represents approximately [      ]% of the issued and outstanding shares of ImproveNet common stock, is subject to separate voting agreements requiring them to vote against any competing proposal for a period 18 months following the execution of the merger agreement, whether or not the merger agreement is terminated in accordance with its terms. See “Security Ownership of Certain Beneficial Owners and Management.”

Principal Stockholder Voting

As of [          ], 2005, approximately [      ]% of the issued and outstanding shares of ImproveNet common stock were held by four principal stockholders - Farsi Family Trust, Ahmad Family Trust, Hayjour Family Limited Partnership, and Kinderhook Partners, LP. Each of the four principal stockholders has entered into a Proxy and Voting Agreement, dated as of June 22, 2005, by and among each of such stockholders and ServiceMagic, Sunbelt and ImproveNet. Pursuant to their respective Proxy and Voting Agreements, each of the Farsi Family Trust and Kinderhook Partners, LP has agreed, among other things, to vote all of its shares of ImproveNet common stock in favor of the proposal to adopt the merger agreement and against any competing proposal, except that, if the merger agreement is terminated in accordance with its terms, this voting agreement will also be terminated. The Farsi Family Trust and Kinderhook Partners, LP together hold approximately [      ]% of the issued and outstanding shares of ImproveNet common stock. Pursuant to their respective Proxy and Voting Agreements, each of the Ahmad Family Trust and the Hayjour Family Limited Partnership has agreed, among other things, to vote all of its shares of ImproveNet common stock against any competing proposal for a period 18 months following the execution of the merger agreement, whether or not the merger agreement is terminated in accordance with its terms. The Ahmad Family Trust and the Hayjour Family Limited Partnership together hold approximately [     ]% of the issued and outstanding shares of ImproveNet common stock. See “Security Ownership of Certain Beneficial Owners and Management.”

Voting by Proxy

This proxy statement is being sent to you on behalf of ImproveNet’s board of directors for the purpose of requesting that you allow your shares of ImproveNet common stock to be represented and voted at the special meeting or any adjournment thereof by the persons named in the enclosed proxy card. All shares of ImproveNet common stock represented at the meeting by properly executed proxy cards will be voted in accordance with the instructions indicated on that proxy. If you submit a proxy by signing and returning a proxy card without giving voting instructions, your shares will be voted “FOR” the adoption of the merger agreement. The board of directors recommends a vote “FOR” adoption of the merger agreement.

The persons named in the proxy card will use their own judgment to determine how to vote your shares of ImproveNet common stock regarding any matters not described in this proxy statement that are properly presented at the special meeting or any adjournment thereof or that are incident to the conduct of the special meeting or any adjournment thereof. ImproveNet does not know of any matter to be presented at the meeting or any adjournment thereof other than the proposal to adopt the merger agreement.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise the Corporate Secretary of ImproveNet in writing, deliver a proxy dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy.

If your shares of ImproveNet common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted.

The board of directors of ImproveNet is soliciting your proxy. Directors, officers, and other employees of ImproveNet may participate in soliciting proxies by mail, telephone, facsimile, personal interview or e-mail. None of these persons will receive additional or special compensation for soliciting proxies. ImproveNet will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. ImproveNet will pay the costs of this proxy solicitation.

Other Matters

ImproveNet’s board of directors is not aware of any business to be brought before the special meeting other than that described in this proxy statement.

THE MERGER

The following discussion summarizes the material terms of the merger. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. We urge stockholders to read this proxy statement, the merger agreement attached as Appendix A to this proxy statement, and the other documents referred to herein carefully for a more complete understanding of the merger.

Background of the Merger

▪	Since 1998, ImproveNet and ServiceMagic have competed in the online home improvement services marketplace.

▪
In June 2003, ServiceMagic’s Co-Chief Executive Officer, Rodney Rice, contacted ImproveNet’s Chief Executive Officer, Jeffrey Rassas, to request a meeting. At that meeting, Mr. Rice and Mr. Rassas were joined by ServiceMagic’s other Co-Chief Executive Officer, Michael Beaudoin, and ImproveNet’s President, Homayoon Farsi, and the group discussed possible business combinations between the two companies. After several hours of discussions, Mr. Rassas and Mr. Farsi concluded that the proposed options were not in the best interests of ImproveNet and its stockholders. Over the next several months, representatives of ImproveNet and ServiceMagic engaged in a series of further discussions related to a possible business combination between the two companies; however, ImproveNet’s management determined that the additional options proposed by ServiceMagic were not in the best interests of ImproveNet and its stockholders.

▪
In August 2003, Mr. Rassas delivered an email to the Executive Vice President of Business Development of a major national home center retailer inquiring about a potential strategic alliance with, or an investment in, ImproveNet.

▪
In November 2003, in response to the email Mr. Rassas sent to the major national home center retailer in August 2003, Mr. Rassas received an email from the retailer’s Director of Strategic Development. The Director expressed interest in exploring a potential investment in, a strategic alliance with, or an acquisition of, ImproveNet. Over the next several weeks, representatives of ImproveNet and the retailer engaged in a series of discussions and conducted due diligence related to those proposals; however, the retailer ultimately determined that it did not wish to pursue an investment in, or an acquisition of, ImproveNet. Continuing discussions between the companies regarding a potential strategic alliance ultimately resulted in collaboration on a pilot program to provide contractors and installers for home improvement projects sold through the retailer's retail home centers, which is currently under development.

▪
In January 2004, Mr. Rassas was contacted by a venture capital firm that owns a controlling interest in a  construction and residential remodeling media company regarding the media company’s interest in investing in, or acquiring, ImproveNet. Over the next several weeks, Mr. Rassas engaged in discussions with representatives from the venture capital firm and the media company’s divisional President and Director of Business Development. Given ImproveNet’s need for additional working capital, Mr. Rassas focused the discussions on a strategic investment by the media company; however, the media company’s President and Director of Business Development focused their interest on a potential acquisition of ImproveNet. After completing their due diligence of ImproveNet, the media company’s President and Director of Business Development told Mr. Rassas that they were interested in acquiring ImproveNet, and discussed with Mr. Rassas a range of purchase prices. Since the price range was substantially below ImproveNet’s market capitalization value at that time, Mr. Rassas told the media company’s President and Director of Business Development that he did not wish to pursue the potential acquisition.

▪	In June 2004, ImproveNet secured a $1,050,000 equity investment to be used for business expansion purposes.

▪	In July 2004, Mr. Rassas learned that ServiceMagic had been acquired by IAC/InterActiveCorp, and exchanged correspondence with Mr. Rice acknowledging the transaction.

▪
During 2004, competition in the online home improvement services marketplace continued to intensify. In response, ImproveNet’s management and board of directors implemented a number of initiatives designed to enhance its competitive position. The initiatives included (i) relocating ImproveNet’s call center from Canada to its principal office in Scottsdale, Arizona, (ii) introducing and implementing a new operational strategy, which included contractor recruiting, expansion of its core online contractor matching business, and increased service offerings, and (iii) developing and launching an online advertising engine connecting home improvement product advertisers to ImproveNet’s home owners and service providers.

▪
By February 2005, substantial investment in the initiatives described in the paragraph above, together with weaker than expected results in ImproveNet’s efforts to recruit new contractor members, had begun to negatively impact ImproveNet’s cash flow. In response, ImproveNet’s management and board of directors commenced a series of discussions regarding strategic alternatives designed to reduce expenses and secure working capital through additional investments and/or the sale of SmartFusion, the primary asset of ImproveNet’s wholly-owned software division, eTechLogix.

▪
In February 2005, ImproveNet’s board of directors approved the sale of SmartFusion in order to secure additional working capital and enable ImproveNet to focus on expansion of its core online contractor matching business.

▪
On April 7, 2005, Mr. Rassas contacted Mr. Rice to discuss potential strategic alliances between ImproveNet and ServiceMagic, including a service request lead exchange. During that discussion, Mr. Rice indicated that ServiceMagic had an interest in potentially acquiring ImproveNet, and that he had been discussing that initiative with other members of ServiceMagic’s management team. At Mr. Rice’s request, a conference call was scheduled between Mr. Rice and Mr. Rassas to discuss possible business combinations between ImproveNet and ServiceMagic.

▪
On April 11, 2005, Mr. Rassas and Mr. Rice participated in a conference call involving further discussions regarding possible business combinations between ImproveNet and ServiceMagic, including the acquisition of ImproveNet by ServiceMagic.

▪
On April 15, 2005, ImproveNet and ServiceMagic entered into a Non-Disclosure Agreement, pursuant to which representatives of the two companies continued to discuss potential business combinations involving the acquisition of ImproveNet by ServiceMagic. Over the next several weeks, each company conducted its due diligence investigation of the other company.

▪	On May 5, 2005, Mr. Rice delivered by email to Mr. Rassas a proposed letter of intent for ServiceMagic to acquire 100% of ImproveNet’s outstanding stock for $7 million in a cash merger.

▪
On May 6, 2005, ImproveNet’s board of directors reviewed and discussed at length ServiceMagic’s letter of intent and the proposed merger. In analyzing the letter of intent, the board of directors considered, among other things: (i) the transaction structure; (ii) the fairness of the merger consideration; (iii) the exclusivity, confidentiality, and conduct in the ordinary course of business commitments contained in the letter of intent, and the obligations related thereto; (iv) the strategic alternatives available to ImproveNet; and (v) the potential adverse effects to ImproveNet that could result from entering into the letter of intent. At the conclusion of the meeting, ImproveNet’s board of directors passed a resolution approving the letter of intent as presented and authorizing its execution and delivery, and authorizing Mr. Rassas to engage in negotiations with ServiceMagic to effect the transactions contemplated by the letter of intent. The letter of intent was then executed and delivered to ServiceMagic.

▪
On May 9, 2005, representatives of ImproveNet, one the one hand, and ServiceMagic and IAC/InterActiveCorp, on the other hand, commenced negotiations related to a definitive agreement and plan of merger, pursuant to which a newly created and wholly-owned subsidiary of ServiceMagic would be merged with and into ImproveNet, with ImproveNet continuing as the surviving corporation. Over the next several weeks, negotiations continued between ImproveNet’s management and legal advisors and ServiceMagic and its advisors regarding the terms and conditions of the merger agreement and the ancillary transaction documents.

▪
On May 26, 2005, ImproveNet’s board of directors held a meeting during which Mr. Rassas provided an update regarding the status of negotiations with ServiceMagic. Mr. Rassas and the board members continued discussions regarding ImproveNet’s rationale for proceeding with the merger and whether the proposed merger consideration would be fair to ImproveNet’s stockholders. In particular, the board of directors considered, among other things, (i) the economic terms of the proposed merger; (ii) options available for securing working capital through additional investments and continuing to operate the business; (iii) the board’s fiduciary duties in connection with the merger; and (iv) the advisability of directors’ and officers’ liability coverage for ImproveNet’s officers and directors following the closing of the merger, and the terms thereof. The board of directors concluded that ImproveNet’s management should continue with efforts to negotiate a definitive merger agreement.

▪
On June 6, 2005, ImproveNet completed the sale of SmartFusion and its customer base to an unrelated third party. As consideration, eTechLogix received a cash payment of $350,000, and will be entitled to receive up to an additional $100,000 in royalties from (i) sales of SmartFusion software and (ii) recurring software licenses sold to new and existing customers through October 2007. In connection with the transactions contemplated by the merger agreement, eTechLogix will assign its rights to these royalties to ImproveNet.

▪
On June 13, 2005, ImproveNet’s board of directors held a meeting to discuss (i) ServiceMagic’s proposal to reduce the merger consideration from $7 million to $6.72 million (due to ServiceMagic’s perceived inability to use ImproveNet’s net operating losses after consummation of the merger), and (ii) ImproveNet’s current cash position.

▪
On June 13, 2005, ImproveNet engaged Janney Montgomery Scott LLC as its exclusive investment banker. Janney was retained by ImproveNet to opine as to the fairness, from a financial point of view, to the holders of ImproveNet’s common stock (other than the four principal stockholders that would execute the merger agreement - Farsi Family Trust, Ahmad Family Trust, Hayjour Family Limited Partnership, and Kinderhook Partners, LP) of the consideration offered by ServiceMagic in exchange for 100% of ImproveNet’s common stock.

▪
On June 16, 2005, ImproveNet’s board of directors held a meeting to review and discuss the proposed terms and conditions of the merger, including specific issues raised by ServiceMagic’s draft of the merger agreement, such as (i) the proposed transition plans to facilitate integration after closing; (ii) the adjustment of the proposed merger consideration related to ImproveNet’s net operating loss calculation; (iii) the use of escrowed merger consideration funds to pay ImproveNet’s unaccrued litigation expenses, and the minimum claim permitted under the escrow agreement; (iv) the required Securities and Exchange Commission disclosures related to the merger; (v) the term and scope of directors’ and officers’ liability coverage available to ImproveNet’s officers and directors following the closing of the merger; (vi) the conditions required to be satisfied to accept a superior proposal; (vii) the ability of ServiceMagic to terminate the merger agreement in the event of a material adverse effect; and (viii) the circumstances under which ImproveNet would or would not be required to pay a termination fee.

▪
On June 17, 2005, ImproveNet’s board of directors held a meeting during which Janney rendered to the board an oral opinion, which opinion was confirmed by delivery of a written opinion dated June 17, 2005, to the effect that, as of that date and based on and subject to the matters stated in the opinion, the proposed merger consideration was fair, from a financial point of view, to the holders of ImproveNet’s common stock (other than four of ImproveNet’s principal stockholders - Farsi Family Trust, Ahmad Family Trust, Hayjour Family Limited Partnership, and Kinderhook Partners, LP).

▪
On June 20, 2005, ImproveNet’s board of directors held a meeting to discuss various terms subject to negotiation, including, among others, ServiceMagic’s proposal to implement a transition plan to facilitate integration of the two companies’ operations after closing.

▪
On June 21, 2005, ImproveNet’s board of directors held a meeting during which Mr. Rassas provided an update regarding the terms and conditions and the outstanding issues related to the proposed merger, including (i) escrow, representation and warranty, and indemnification provisions in the merger agreement related to Kinderhook Partners, LP, and (ii) the voting agreements for certain principal stockholders of ImproveNet contemplated by the merger agreement. After a discussion of those issues, the board unanimously approved the merger agreement, including the merger and the other transactions contemplated by the merger agreement, determined that the terms of the merger and the other transactions contemplated by the merger agreement were advisable, fair to, and in the best interests of, ImproveNet and its stockholders, and recommended that ImproveNet’s stockholders vote “FOR” adoption of the merger agreement.

▪	After the close of business on June 22, 2005, the merger agreement and the ancillary transaction documents were executed and delivered.

▪	Early in the day on June 23, 2005, the execution of the transaction documents was publicly announced.

Recommendation of ImproveNet’s Board of Directors

ImproveNet’s board of directors consists of five directors. Three of our directors are also executive officers of ImproveNet and, through entities affiliated with such persons, are currently three of ImproveNet’s four largest stockholders. The other two directors are not otherwise employed by ImproveNet and have no material direct or indirect interest in the merger different from the interests of our stockholders generally. On June 21, 2005, our board of directors, by unanimous vote and after careful consideration, adopted resolutions:

▪	authorizing, approving and adopting the merger and the merger agreement, and the transactions contemplated by the merger agreement;

▪	determining that the consideration to be paid to our stockholders in the merger is fair to, and in the best interests of, ImproveNet and its stockholders; and

▪	recommending that our stockholders vote in favor of approving and adopting the merger agreement and the merger, and the transactions contemplated by the merger agreement.

In reaching its determination, our board of directors consulted with management, as well as its financial and legal advisors, and considered the short-term and long-term interests and prospects of ImproveNet and our stockholders. Our board of directors also considered the fairness opinion presented to the board by its investment banker, Janney Montgomery Scott LLC, on June 17, 2005, and the following material factors, among others:

▪	the fact that the merger consideration would be all cash, which would provide certainty of value to our stockholders;

▪
the fact that the purchase price of approximately $0.12 per share constituted a 20% premium to the recent trading range of ImproveNet’s common stock immediately prior to execution of the merger agreement;

▪
the manner in which the consideration and negotiation of proposals was conducted and the fact that the terms of the merger agreement were determined through extensive arm’s length negotiations between management, the board of directors and its advisors, on the one hand, and ServiceMagic and its advisors, on the other;

▪
the ability of ImproveNet to terminate the merger agreement and accept a financially superior proposal under specified conditions, subject to payment to ServiceMagic of a termination fee of $300,000, and reimbursement of ServiceMagic’s transaction fees and expenses, not to exceed $200,000; and

▪
the likelihood that the merger would be completed, our board of directors having concluded, particularly in light of the size and financial strength of ServiceMagic’s parent company, IAC/InterActiveCorp, that ServiceMagic had the financial ability to complete the merger and the other transactions contemplated by the merger agreement.

Our board of directors also considered the following material factors regarding a sale of ImproveNet generally, among others, and in addition to the items set forth above:

▪
our board of directors’ knowledge of our business, assets, financial condition, results of operations and prospects, our competitive position, the nature of our business and the industry in which we compete and the market for our common stock, which supported its view that the cash consideration to be received by our stockholders pursuant to the merger was fair and in the best interests of our stockholders. In arriving at this determination, the members of our board of directors also considered the risk associated with continuing to operate as an independent public company, given the uncertain industry climate, competition within our industry, our limited sources of liquidity, and the limited trading volume in our common stock; and

▪
the current and prospective environment in which we operate, and in particular our competitive position, including technological developments and increasing competition to acquire home improvement project leads and to recruit service providers to participate in our membership network. Given these developments and other macroeconomic forces in the industry, our board of directors believed that the proposed merger with ServiceMagic was in the best interests of our stockholders.

Our board of directors also considered the following factors regarding the negotiation process engaged in by our management and board of directors, in addition to the items set forth above:

▪	our management and board of directors retained and received advice from ImproveNet’s legal counsel and investment banker in negotiating and evaluating the terms of the merger agreement; and

▪
the terms of the merger agreement resulted from arm’s-length bargaining between our management and board of directors and its representatives, on the one hand, and ServiceMagic and its representatives, on the other hand.

  Our board of directors also considered potentially negative factors in its deliberations concerning the merger, including the following:

▪	ImproveNet would no longer exist as an independent company and our stockholders would no longer participate in its potential growth;

▪
at various times, both historically and during the one year period prior to the announcement of the merger agreement with ServiceMagic, ImproveNet’s common stock had traded in excess of the per share merger consideration, although, in light of the various industry developments noted above, our board of directors considered the risk that ImproveNet’s common stock would not trade materially in excess of the per share merger consideration in the near term if ImproveNet remained independent, particularly if it could not secure additional financing;

▪
ImproveNet would be required to pay a termination fee of $300,000, and reimburse ServiceMagic’s transaction fees and expenses up to $200,000, if the merger agreement is terminated under specified circumstances, an obligation that might discourage competing acquisition proposals;

▪	even if the merger is not completed, ImproveNet would be required to pay its own legal, accounting and investment banking fees, which it estimates will be approximately $150,000;

▪	gains from an all-cash transaction would generally be taxable to our stockholders for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Consequences;”

▪	there is no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied; and

▪	failure to complete the merger could adversely affect ImproveNet due to potential disruptions in its operations and the obligation to pay the fees and expenses noted above.

The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive but, we believe, includes all material factors considered by our board of directors. In view of the wide variety of factors considered in connection with their respective evaluations of the merger and the complexity of these matters, our board of directors found it impracticable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors each considered in reaching its determinations. Rather, our board of directors made its judgment based on the total mix of information available to it of the overall effect of the merger on our stockholders compared to any alternative transaction, and the judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors. Our board of directors did not attempt to distinguish between factors that support a determination that the merger is “fair” and factors that support a determination that the merger is in the “best interests” of our stockholders.

Based on the factors outlined above and on the presentation and opinion of our investment banker, Janney Montgomery Scott LLC, our board of directors relied on the opinion of Janney as to the fairness, from a financial point of view, of the consideration to be paid in the merger, and determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, ImproveNet and its stockholders.

By unanimous vote, our board of directors recommends that you vote “FOR” approval of the merger agreement.

Purpose and Reasons for the Merger

Our purpose for engaging in the merger is to enable our stockholders to receive, subject to certain adjustments, approximately $0.12 in cash per share representing a 20% premium to the market price of our common stock before the announcement of the merger agreement. We also determined to undertake the merger at this time based on the conclusions, determinations and reasons of our board of directors described in detail above under “—Background of the Merger” and “—Recommendation of ImproveNet’s Board of Directors.”

Opinion of ImproveNet’s Investment Banker

Janney Montgomery Scott LLC was retained by the board of directors of ImproveNet to provide its opinion, as investment bankers, as to the fairness, from a financial point of view, of the consideration offered by ServiceMagic. The board of directors of ImproveNet received from Janney Montgomery Scott LLC an oral fairness opinion and subsequent written fairness opinion, dated June 17, 2005, to the effect that as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in its written opinion, the consideration in the proposed merger was fair, from a financial point of view, to the holders of ImproveNet common stock other than four of ImproveNet’s principal shareholders (Farsi Family Trust, Ahmad Family Trust, Hayjour Family Limited Partnership, and Kinderhook Partners, LP).

After the date of Janney’s fairness opinion, negotiations between ImproveNet and ServiceMagic resulted in a modification to the merger consideration from that which was covered by the opinion. The modification provided that the merger consideration may be reduced by excess D&O insurance policy premiums. ImproveNet did not request that the fairness opinion be updated because it expects that any reduction in the merger consideration related to excess D&O premiums will not be material.

The full text of the opinion of Janney, dated June 17, 2005, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by Janney in rendering its opinion, is attached as Appendix B to this document and is incorporated into this document by reference. The summary of Janney’s fairness opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Holders of ImproveNet common stock are urged to read the entire opinion carefully. Janney’s opinion was prepared for, and is addressed to, ImproveNet’s board of directors and is directed to the fairness, from a financial point of view, of the consideration offered in the proposed merger. Janney’s opinion does not constitute a recommendation to any holder of ImproveNet common stock as to how any such holder should vote with respect to the proposed merger or any other matter. Janney's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.

In connection with rendering its opinion, Janney among other things:

(i)	Reviewed the draft definitive merger agreement;
(ii)
Reviewed ImproveNet’s Form 10-K for the fiscal years ended December 31, 2004, 2003, and 2002 and certain other filings with the Securities and Exchange Commission made by ImproveNet, including proxy statements, Form 10-Qs and Form 8-Ks;

(iii)	Reviewed certain other publicly available information concerning ImproveNet and the trading market for ImproveNet’s common stock;
(iv)	Reviewed certain non-public information relating to ImproveNet, including financial forecasts and projections for ImproveNet furnished to Janney by or on behalf of ImproveNet;
(v)
Reviewed certain publicly available information concerning certain other companies engaged in businesses which Janney believed to be comparable to ImproveNet and the trading markets for certain of such companies’ securities;

(vi)	Reviewed the financial terms of certain mergers and acquisitions which Janney believed to be relevant;
(vii)	Conducted discussions with certain members of senior management of ImproveNet concerning the business and operations, assets, present condition and future prospects of ImproveNet; and
(viii)
Performed such other analyses, examinations and procedures, reviewed such other agreements and documents, and considered such other factors, as Janney deemed in its sole judgment, to be necessary, appropriate or relevant to render an opinion.

In preparing its opinion, Janney relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to Janney by ImproveNet or was otherwise reviewed by Janney, and Janney did not assume any responsibility or liability therefore. In particular, Janney has relied upon the assessment of the management of ImproveNet regarding its business and prospects, and assumed that the financial projections provided were prepared by ImproveNet’s management on the basis of reasonable assumptions and reflect the best currently available estimates and good faith judgments of its future financial performance. Janney has not conducted any valuation or appraisal of any assets or liabilities, nor were any such valuations or appraisals provided to it. Janney has also assumed that the final definitive merger agreement and certain related documents reviewed by Janney in draft form do not vary materially from the drafts reviewed. As described above, the merger consideration was modified subsequent to the date of Janney’s fairness opinion and no bring-down of the opinion was sought or obtained.

The following is a summary of the material analyses contained in the presentation that was delivered to ImproveNet’s board of directors. Certain of the summaries of financial analyses include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Janney.

Comparable Public Company Analysis

Using publicly available information, Janney compared selected historical trading and projected operating and financial data of ImproveNet with corresponding data for selected publicly traded companies that Janney deemed to be relevant. These companies are:

•  ADAM Inc.
•  Autobytel Inc.
•  Ediets.com Inc.
•  Homestore Inc.
•  LION Inc.
•  Most Home Corporation

Janney used publicly available financial information and publicly available equity research to determine for each comparable company, among other matters, enterprise value relative to the latest twelve months and 2005 estimated revenue. For the purposes of this analysis, Janney used the closing prices per share of common stock on June 15, 2005 as the applicable closing stock price for each comparable company and for ImproveNet. Janney calculated the enterprise value of each comparable company and of ImproveNet as the fully diluted market value of common stock as of June 15, 2005, plus long-term debt and capital leases, less cash and cash equivalents. ImproveNet senior management provided Janney with estimates of its 2005 revenues. The estimates of 2005 projected revenue for all comparable companies were obtained from publicly available estimates of research analysts at other investment banks.

Janney applied each of the multiples for the comparable companies to comparable data for ImproveNet. Using the resulting median, high and low values, Janney calculated a range of implied enterprise values of ImproveNet as of June 15, 2005. Because ImproveNet’s EBIT, EBITDA and net income for the latest twelve months period is negative, and because ImproveNet projects a negative EBIT, EBITDA and net income for the calendar year ending December 31, 2005, any comparison with multiples thereof would not be meaningful.

	EV / LTM Revenue	EV / 2005E Revenue
Average	2.1x	1.2x
Median	1.4x	1.0x
High	4.3x	1.5x
Low	0.5x	1.0x

Implied Enterprise Value based on median valuation	$4,466,229 (1)	$3,825,574 (2)

(1) Based upon ImproveNet's publicly disclosed financial results for the one-year period ended on March 31, 2005
(2) Based upon ImproveNet's management’s projected financial results for the one-year period ended on December 31, 2005

In addition, based on the historical operating performance of ImproveNet, including its latest twelve months operating losses and net losses, Janney believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of this analysis.

Comparable Transaction Analysis

Janney reviewed publicly available information for nine merger and acquisition transactions announced since March 12, 2003 in the Internet industry with transaction values between $15.0 million and $313.0 million. The purpose of this analysis was to compare financial metrics in the ImproveNet/ServiceMagic transaction to comparable business combination transactions.

For the nine acquisition transactions, Janney used publicly available financial information to determine, for each of the acquired businesses, the target's enterprise value, (i) as a multiple of the target's net sales for the twelve months preceding the announcement of the acquisition, (ii) as a multiple of the target's earnings before interest and taxes (EBIT) for the twelve months preceding the announcement of the acquisition and (iii) as a multiple of the target's earnings before interest, taxes, depreciation and amortization (EBITDA) for the twelve months preceding the announcement of the acquisition. These multiples were available for some, but not all, of the nine acquisition transactions. Below is a list of transactions that met the specified criteria and for which certain of the data described in this paragraph was available:

Transaction (Target / Acquiror)	Announcement Date
Healthology Inc. / iVillage Inc.	January 10, 2005
Ebookers plc / Cendant Corp.	December 02, 2004
PriceRunner.com / ValueClick Inc.	August 03, 2004
Stoneage Corporation / Autobytel Inc.	April 15, 2004
RealEstate.com / LendingTree, Inc.	December 23, 2003
Med Hotels Ltd. / Lastminute.com plc	December 02, 2003
Bidville Inc. / American Recreational Enterprises, Inc.	December 10, 2003
Anyway / IAC	October 27, 2003
Epinions, Inc. / Shopping.com Ltd.	March 12, 2003

Janney applied each of the multiples for the comparable transactions to comparable data for ImproveNet. From the resulting average, median, high and low values, Janney calculated a range of the implied enterprise values for ImproveNet.  With respect to the financial information for the companies involved in the selected comparable transactions, Janney relied on information available in public documents, various publicly available equity research reports and projections published by Thomson First Call Research.

Because ImproveNet’s EBIT, EBITDA and net income for the latest twelve months period is negative, and because ImproveNet projects a negative EBIT, EBITDA and net income for the calendar year ending December 31, 2005, any comparison with multiples thereof will not be meaningful.

The results of this analysis were as follows:
EV / LTM Revenue
Average	2.9x
Median	2.0x
High	6.3x
Low	0.5x

Implied Enterprise Value (1) based on median valuation	$6,280,208

(1) Based upon ImproveNet's publicly disclosed financial results for the one-year period ended on March 31, 2005

In addition, based on the historical operating performance of ImproveNet, including its latest twelve months operating losses and net losses, Janney believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of this analysis.

Discounted Cash Flow Analysis

A Discounted Cash Flow (“DCF”) analysis values a company’s ability to generate future free cash flow. A DCF analysis involves the development of a model to project the income statement, balance sheets and resulting free cash flows of the company.

However, Janney was informed by ImproveNet’s management that ImproveNet was facing a cash shortage, negative working capital position and limited prospects for securing financing on a timely basis. Further, management was not aware of any likely near-term circumstance that would lead to the generation of positive cash flow. Accordingly, the results from a DCF would not be meaningful.

Stock Premium Analysis

         Janney analyzed the proposed premium to be paid in the merger based on the consideration of $6,720,000 in cash less any transaction fees of ImproveNet and the Principal Shareholders in excess of $150,000 plus the aggregate exercise price of all vested in-the-money Company options and in-the-money warrants outstanding.

         Janney identified and analyzed the premiums paid in 30 merger transactions valued under $100 million which occurred from June 15, 2004 to June 15, 2005 involving public targets. Janney also separately analyzed the premiums paid in eight comparable merger transactions with public targets. Janney performed this analysis to determine the premiums paid in these transactions over the applicable stock price of the target company one day, one week, and one month prior to announcement of the acquisition offer and to compare those premiums to the proposed premiums to be paid in the merger over the same time period.

30 Transactions Valued Under $100 Million:
	% Premium to Announcement
	1 Day	1 Week	1 Month
	Prior	Prior	Prior
Average	34.3%	40.9%	40.8%
Median	29.1%	30.5%	38.6%
High	185.0%	256.3%	200.0%
Low	(18.4%)	(41.6%)	(32.7%)

Proposed transaction premium (1)	34.4%	34.4%	34.4%

(1) Transaction premium based on $0.12 per fully diluted share outstanding and share prices 1 day, 1 week, and 1 month prior to June 15, 2005.

Eight Comparable Merger Transactions with Public Targets:
	% Premium to Announcement
	1 Day	1 Week	1 Month
	Prior	Prior	Prior
Average	27.7%	40.1%	52.7%
Median	19.8%	34.4%	45.3%
High	75.6%	100.9%	117.0%
Low	3.6%	9.6%	17.1%

Proposed transaction premium (1)	34.4%	34.4%	34.4%

(1) Transaction premium based on $0.12 per fully diluted share outstanding and share prices 1 day, 1 week, and 1 month prior to June 15, 2005.

Based on these analyses, Janney concluded that the consideration indicates a premium to the market price of ImproveNet common stock within the estimated range of premiums paid in the comparable merger transactions.

The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Janney believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analysis set forth in its opinion. Janney has not indicated that any of the analyses which it performed had a greater significance than any other.

In determining the appropriate analyses to conduct and when performing those analyses, Janney made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of ImproveNet. The estimates contained in the analyses which Janney performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses were prepared solely as part of Janney’s analysis of the fairness from a financial point of view of the proposed consideration to the holders of ImproveNet’s common stock excluding the principal stockholders. The analyses are not appraisals and do not reflect the prices at which any securities may trade at the present time or before the completion of the transactions.

The board of directors of ImproveNet entered into an engagement letter with Janney as of June 13, 2005, pursuant to which Janney agreed to render an opinion as to the fairness, from a financial point of view, of the proposed consideration to the holders of ImproveNet common stock. Under the engagement letter, a fee of $50,000 was payable to Janney upon delivery of its opinion. ImproveNet also has agreed to reimburse Janney for its travel and out-of-pocket expenses reasonably and actually incurred in connection with the performance of Janney services under the engagement letter, including the reasonable fees and disbursements of its legal counsel, and to provide customary indemnification to Janney against certain liabilities and expenses in connection with its engagement.

Janney is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of business and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate and other purposes.

Interests of ImproveNet’s Directors and Executive Officers in the Merger

Some of ImproveNet’s directors and executive officers have interests in the merger that are different from, or are in addition to, their interests as stockholders in ImproveNet. ImproveNet’s board of directors was aware of these additional interests and considered them when ImproveNet’s board of directors approved the merger agreement. These interests include the following:

eTechLogix Transaction.

One of the conditions to the obligations of ServiceMagic and Sunbelt to consummate the transactions contemplated by the merger agreement is the consummation of the sale of eTechLogix, Inc., an Arizona corporation and a wholly-owned subsidiary of ImproveNet, prior to the effective date of the merger and upon terms and conditions satisfactory to ServiceMagic in its sole discretion. The eTechLogix transaction will be consummated by

(i) the conversion by ImproveNet of an approximately $638,000 intercompany receivable from eTechLogix into an equity contribution to eTechLogix, followed by (ii) the sale of substantially all of the assets of eTechLogix to ImproveNet, with eTechLogix retaining substantially all of its liabilities, in exchange for certain computer equipment owned by ImproveNet, followed by (iii) the sale by ImproveNet of all of the issued and outstanding stock of eTechLogix to three of our directors and officers, Messrs. Rassas, Farsi and Ahmad, or their designee for a purchase price of $1. At the time of the stock sale to Messrs. Rassas, Farsi and Ahmad, eTechLogix will have only nominal assets, but will have retained substantially all of its liabilities. The eTechLogix transaction was structured to fulfill ServiceMagic’s demand to avoid assuming eTechLogix’s liabilities, and, as a result, only certain assets and substantially all of the existing liabilities of eTechLogix will remain with eTechLogix at the time of the sale. Although the opinion of our investment banker, Janney, considered the eTechLogix transaction in its evaluation of the merger agreement and the transactions contemplated thereby in reaching its conclusion that the merger was fair to our stockholders, it did not specifically opine on the fairness of the eTechLogix transaction as a separate transaction. We believe, however, that the consideration paid to ImproveNet by Messrs. Rassas, Farsi and Ahmad for the eTechLogix stock, after taking into account the liabilities retained by eTechLogix in this transaction, is equal to eTechLogix’s fair market value.

Consulting Agreements.

Messrs. Rassas, Farsi, and Ahmad, each of whom currently is an officer and director of the company, have entered into consulting agreements with ServiceMagic, effective as of the effective time of the merger, pursuant to which each of such individuals will provide certain consulting services as needed to ServiceMagic following the merger for a period of up to three months. As consideration for these consulting services, each of Messrs. Rassas, Farsi and Ahmad will receive $26,000 plus reimbursement for documented business expenses. Each of these individuals has also entered into a Non-Competition Agreement with ServiceMagic, effective as of the effective time of the merger, pursuant to which each of them agreed to refrain from certain proscribed competitive activities for a period of five years following the closing date. None of such individuals received separate compensation in exchange for entering into the Non-Competition Agreement.

Pursuant to a consulting arrangement with ImproveNet, Alok Mohan, who currently serves as chairman of ImproveNet's board of directors, will be paid at the closing of the merger $20,000 in consideration for consulting services provided in connection with the merger. The consideration will consist of $10,000 in cash and a grant of 83,333 shares of ImproveNet common stock, with each share of stock being immediately converted at the closing of the merger into the per share merger consideration.

Change of Control.

Absent a change of control, the grants of bonus stock awards to our non-employee directors, Alok Mohan and Jay Stead, of 150,000 and 100,000 shares of our common stock, respectively, do not vest until December 31, 2005. However, these grants provide that they vest in their entirety upon a change in control of ImproveNet, as would be the case if the merger is completed. We have determined that consummation of the merger will trigger vesting in their entirety of the grants to Mr. Mohan and Mr. Stead.

Directors and Officers Liability Insurance.

Under provisions of the merger agreement, ServiceMagic will purchase directors’ and officers’ liability insurance covering our current and former officers and directors (who are currently covered by our existing insurance and indemnification policy) for events occurring at or prior to the effective time of the merger. The purchased insurance policy will remain in effect for a period of four years after the effective time of the merger, and will provide terms and conditions at least as favorable as the existing policy (but with deductible amounts not greater than the existing policy). The excess, if any, of the cost of the purchased insurance policy minus the lesser of (i) the annual premium of such policy for the first year of coverage or (ii) the annual premium currently in place for ImproveNet's existing directors' and officers' liability insurance policy, will be deducted from the merger consideration (the “excess D&O insurance policy premiums”). The excess D&O insurance policy premiums are not anticipated to be greater than $40,000.

Indemnification.

Our Fourth Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by Delaware law, our Fourth Amended and Restated Certificate of Incorporation provides that (i) we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; (ii) we are permitted to indemnify our other employees to the extent that we indemnify our officers and directors, unless otherwise required by law, our Restated Certificate of Incorporation, or our bylaws or agreements; (iii) we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; and (iv) the rights conferred in the Restated Certificate of Incorporation are not exclusive.

Our Amended and Restated Bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Amended and Restated Bylaws covers at least gross negligence on the part of indemnified parties. Our Amended and Restated Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Amended and Restated Bylaws would permit indemnification.

Merger Financing

The merger is not conditioned upon ServiceMagic obtaining financing. Approximately $[6.720] million in cash will be required to acquire the issued and outstanding shares of our common stock pursuant to the merger agreement and to cash out outstanding and unexercised stock options and warrants with an exercise price less than the per share merger consolidation.

Effect of the Merger on ImproveNet Common Stock

ImproveNet common stock is currently traded on the Over-The-Counter Bulletin Board under the symbol “IMPV.” If ImproveNet stockholders adopt the merger agreement, Sunbelt, a wholly-owned subsidiary of ServiceMagic, will merge with and into ImproveNet, with ImproveNet continuing as the surviving corporation. Upon consummation of the merger, each share of your ImproveNet common stock will represent solely the right to receive the per share merger consideration in cash, or approximately $0.12 per share, without interest and less any required withholding tax, unless you perfect your appraisal rights.

Following completion of the merger, ServiceMagic will own all of ImproveNet’s issued and outstanding capital stock and ImproveNet will continue its operations as a subsidiary of ServiceMagic. As a result, ImproveNet will no longer have its stock traded on the Over-The-Counter Bulletin Board. You will no longer have an equity interest in ImproveNet and will not participate in any potential future earnings and growth of ImproveNet.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

Following is a summary of the material U.S. federal income tax consequences of the merger to holders of ImproveNet common stock. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this proxy statement, regulations promulgated under the Code, administrative rulings by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of ImproveNet common stock. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders of ImproveNet common stock who are subject to special treatment under U.S. federal income tax law, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, holders that are properly classified as “partnerships” under the Code, dealers in securities, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders who acquired common stock through the exercise of employee stock options or other compensatory arrangements, holders whose shares of common stock constitute qualified small business stock within the meaning of Section 1202 of the Code, holders who are subject to the alternative minimum tax provisions of the Code, and holders who do not hold their shares of ImproveNet common stock as “capital assets” within the meaning of Section 1221 of the Code. This summary also does not address the tax consequences of the merger under state, local or foreign tax laws.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of ImproveNet common stock should consult the holder’s individual tax advisors as to the particular tax consequences of the merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Exchange of Common Stock for Cash  -- U.S. Holder

For purposes of this discussion, we use the term "U.S. holder" to mean a holder of ImproveNet common stock that is:

▪	a citizen or resident of the United States,

▪
a corporation (or other entity treated or otherwise treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the Untied States or any of its political subdivisions,

▪	an estate, the income of which is subject to U.S. federal income tax, regardless of its source, or

▪
a trust if it (i) is subject to the supervision of a court within the U.S. and one or more U.S. persons control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be related as a U.S. person.  A non-U.S. holder is a holder (other than a partnership) that is not a U.S. holder.

Gain or Loss Recognition

A holder of ImproveNet common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the ImproveNet common stock surrendered. Any such gain or loss generally will be capital gain or loss if the ImproveNet common stock is held as a capital asset at the effective time of the merger. The amount and character of gain or loss will be computed separately for each block of ImproveNet common stock that was purchased by the holder in the same transaction. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held the ImproveNet common stock for more than one year prior to the effective time of the merger. If the holder has held the ImproveNet common stock for one year or less prior to the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations.

Backup Withholding

Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 28% of all cash payments to which a holder of ImproveNet common stock is entitled pursuant to the merger agreement unless the holder provides a tax identification number (social security number in the case of an individual or employer identification number in the case of other holders), certifies that such number is correct, and certifies that no backup withholding is otherwise required, and otherwise complies with such backup withholding rules. Each holder of ImproveNet common stock should complete and sign the Form W-9 included as part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is satisfied in a manner satisfactory to the paying agent.

Exchange of Common Stock for Cash  -- Non-U.S. Holder

Gain or Loss Recognition

Any gain realized on the receipt of cash in the merger (or pursuant to dissenters' rights) by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

▪
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder); or

▪	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and who has met certain other conditions.

A non-U.S. holder described in the first bullet above will generally be subject to tax on the net gain derived from the merger under regular graduated federal income tax rates in the same manner as a U.S. person. If a non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to United States federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the United States and the non-U.S. holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN (or suitable successor form). In addition, a non-U.S. holder that is treated as a corporation for United States federal income tax purposes and that is engaged in a trade or business or has a permanent establishment in the United States may be subject to the branch profits tax on gain from the merger at a 30% rate or such lower rates as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses.

Information Reporting and Backup Withholding

In general, payments of the proceeds from the transactions contemplated by the merger agreement effected at a U.S. office of a broker are subject to both United States backup withholding and information reporting. However, a holder will not be subject to backup withholding or information reporting on such a payment; provided, that:

▪	the broker does not have actual knowledge or reason to know that the holder is a U.S. person and the holder has furnished to the broker:

▪	an appropriate W-8 series form or an acceptable substitute form upon which the holder;

▪	certifies, under penalties of perjury, that the holder is a non- U.S. person, or

▪	other documentation upon which it may rely to treat the payment as made to a non-U.S. person in accordance with U.S. Treasury regulations; or

▪	the holder otherwise establishes an exemption.

In general, payments of the proceeds from the sale of  ImproveNet common stock effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, such payments will be subject to information reporting, but not backup withholding, if the holder fails to provide the documentation described above or otherwise establish an exemption and the broker is:

▪	a U.S. person;

▪	a controlled foreign corporation for U.S. tax purposes;

▪	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period; or

▪
a foreign partnership, if at any time during its tax year: (i) one or more of its partners are U.S. persons, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (ii) such foreign partnership is engaged in the conduct of a U.S. trade or business.

The backup withholding tax is not an additional tax and non-U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Applicable Treasury regulations contain a number of other provisions affecting U.S. withholding taxes and reporting requirements including special rules for payments made to nonqualified intermediaries, flow-through entities and U.S. branches. ImproveNet common stock  holders should consult their tax advisors regarding the effect of these regulations.

REGULATORY APPROVALS

ImproveNet and ServiceMagic conduct operations in a number of jurisdictions where regulatory filings or approvals may be required or advisable in connection with the completion of the merger. ImproveNet and ServiceMagic have no reason to believe that any of these requirements cannot be satisfied within the time period contemplated by the merger agreement. Either or both parties may not complete some of these filings or obtain some of these approvals if, as a matter of practice, they are not required to be obtained prior to the effectiveness of the merger.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section is not complete. You should read the merger agreement and the other appendices attached to the proxy statement, carefully and in their entirety, for a more complete understanding of the merger. The complete text of the merger agreement is attached to this proxy statement as Appendix A.

The Merger

Sunbelt, a newly formed, wholly-owned subsidiary of ServiceMagic, will merge with and into ImproveNet, with ImproveNet being the surviving corporation following the merger (the “surviving corporation”). All property, rights, privileges, immunities, powers and franchises of ImproveNet and Sunbelt will vest in the surviving corporation, and all debts, liabilities, obligations, restrictions, disabilities, and duties of ImproveNet and Sunbelt will become the debts, liabilities, obligations, restrictions, disabilities, and duties of the surviving corporation.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as set forth in the certificate of merger. The closing of the merger will take place no later than the fifth business day after all of the conditions contained in the merger agreement have been fulfilled or waived, other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions, or at such other place and time and/or on such other date as ImproveNet and ServiceMagic may agree in writing.

Consideration to be Received in the Merger

At the time the merger becomes effective, each issued and outstanding share of ImproveNet’s common stock will be converted into the right to receive, subject to certain adjustments, approximately $0.12 in cash, without interest. The merger consideration may be reduced by (i) excess D&O insurance policy premiums (see “The Merger Agreement - D&O Liability Insurance”), and (ii) excess transaction fees incurred by ImproveNet in connection with the merger. We do not expect the aggregate amount of these reductions to exceed $[50,000] or $[0.0009] per share.

Each converted share of ImproveNet’s common stock and all shares of common stock held by in its treasury or otherwise owned by ImproveNet, ServiceMagic or Sunbelt will be canceled and retired at the effective time of the merger. The shares of holders of ImproveNet common stock who have perfected appraisal rights will be subject to appraisal in accordance with Delaware law.

Treatment of Stock Options and Warrants

Each issued, outstanding, and vested option to purchase shares of ImproveNet common stock with a per share exercise price of less than the per share merger consideration will be canceled and converted into an amount of cash equal to the excess of the per share merger consideration over the exercise price of the option. Each issued, outstanding, and exercisable stock option with a per share exercise price equal to or in excess of the per share merger consideration will be canceled without payment.

Each issued and outstanding warrant to purchase shares of ImproveNet common stock with a per share exercise price of less than the per share merger consideration will be canceled and converted into an amount of cash equal to the excess of the per share merger consideration over the exercise price of the option. Each issued and outstanding warrant with a per share exercise price equal to or in excess of the per share merger consideration will be canceled without payment.

Escrow

Upon consummation of the merger, ServiceMagic will deliver an amount in cash equal to $672,000 (referred to herein as the “Escrow Amount”), with such amount representing a portion of the merger consideration payable exclusively to four of ImproveNet’s principal stockholders - Farsi Family Trust, Ahmad Family Trust, Hayjour Family Limited Partnership, and Kinderhook Partners, LP - in accordance with their respective Pro Rata Portions (as such term is defined in the merger agreement) by reducing the aggregate amounts payable to each of the principal stockholders (in respect to their shares of ImproveNet common stock, their vested stock options with an exercise price less than the per share merger consideration, and their warrants with an exercise price less than the per share merger consideration) to an escrow account to be established by ServiceMagic. Such escrow account will serve as a source of payment and remedy for any claim for damages for which ServiceMagic and its affiliates (including, after the consummation of the merger, ImproveNet), and its and their respective officers, directors, employees, stockholders, partners and agents are entitled under the indemnification provisions of the merger agreement. Any fees and expenses of the escrow agent will be paid by ServiceMagic. All interest or other income earned from the investment of the escrow amount will be retained as an additional Escrow Amount. See “The Merger Agreement - Survival of Representations and Warranties; Indemnification.”

Exchange Procedures

Prior to the consummation of the merger, ServiceMagic intends to enter into an agreement with a financial institution, pursuant to which such institution will serve as the paying agent in connection with the merger. As of the effective time of the merger, ServiceMagic will deposit, as a trust fund for the former holders of record of certificates representing ImproveNet’s common stock (other than shares for which the holder thereof has elected to exercise its appraisal rights), and the former holders of ImproveNet’s warrants and vested stock options, cash in the amount equal to the aggregate per share merger consideration which such holders are entitled to receive.

Promptly after the effective time of the merger, the paying agent will mail to each eligible holder of record of shares of ImproveNet common stock a letter of transmittal and instructions on how to exchange ImproveNet common stock certificates for the cash merger consideration. Please do not send in your ImproveNet stock certificates until you receive the letter of transmittal and instructions from the paying agent. Do not return your stock certificates with the enclosed proxy card.

After you mail the letter of transmittal, duly executed and completed in accordance with the instructions, and your stock certificates to the paying agent, the paying agent will cause your check to be mailed to you. The ImproveNet stock certificates you surrender will be canceled. After completion of the merger, there will be no further transfers of ImproveNet common stock, and ImproveNet stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration. If a payment is to be made to a person other than the registered holder of the shares of ImproveNet common stock, the certificate surrendered must be properly endorsed or in proper form for transfer and any transfer or similar taxes must be paid by the person requesting the transfer or that person must establish to ServiceMagic that such tax is not applicable.

If your ImproveNet common stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of those certificates by the making of an affidavit and, in the discretion of ServiceMagic, the posting of a bond or the delivery of an indemnity agreement as indemnity against any claim with respect to such certificate before you receive any consideration for your shares.

ServiceMagic and the paying agent are entitled to deduct and withhold from the merger consideration payable to any former holder of shares of ImproveNet common stock, vested in-the-money stock options or in-the-money warrants, the amount it is required to deduct and withhold from the merger consideration under the Internal Revenue Code of 1986, or any provision of state, local or foreign tax law. Any amounts withheld will be treated as having been paid.

Neither ServiceMagic nor Sunbelt shall be liable to any former holder of ImproveNet’s common stock for any such cash which is deliverable to a public official pursuant to any applicable abandoned property, escheat or similar law.

Representations and Warranties

ImproveNet and three of its principal stockholders - Farsi Family Trust, Ahmad Family Trust, and Hayjour Family Limited Partnership have made a number of customary representations and warranties to ServiceMagic and Sunbelt regarding, among other things:

•	corporate organization, existence, good standing, qualification, and corporate power and authority to own and lease and operate ImproveNet’s properties;

•	subsidiaries;

•	corporate power and authorization to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement;

•	capitalization;

•	title to properties and assets;

•	the absence of certain activities, changes or events since December 31, 2004;

•	material contracts;

•	the ability to enter into the merger agreement and consummate the merger without violation of, or conflict with, its organizational documents, contracts, or any laws;

•	documents filed with the SEC and the accuracy of information contained in those documents;

•	the accuracy of ImproveNet’s financial statements;

•	the absence of undisclosed liabilities;

•	tax matters;

•	environmental matters;

•	matters relating to ImproveNet’s employee benefit plans;

•	compliance with laws;

•	permits;

•	governmental, regulatory and other approvals required to complete the merger;

•	litigation matters;

•	labor matters;

•	intellectual property;

•	transactions with affiliates;

•	insurance;

•	accounts receivable;

•	compliance with anti-bribery regulations;

•	brokers;

•	books and records;

•	bank accounts;

•	power and authorization of ImproveNet’s principal stockholders to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement;

•	title of shares held by ImproveNet’s principal stockholders;

•	proceedings regarding ImproveNet’s principal stockholders;

•	the proxy statement filed by ImproveNet with respect to the merger;

•	the absence of discussions regarding a takeover proposal;

•	the opinions of Janney Montgomery Scott LLC;

•	that no state anti-takeover statute is applicable to the merger;

•	unaccrued litigation and consumer complaints;

•	the absence of liabilities regarding eTechLogix; and

•	ownership of eTechLogix software.

A fourth principal stockholder, Kinderhook Partners, LP, has made limited representations and warranties to ServiceMagic and Sunbelt regarding:

•	power and authorization of Kinderhook to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement;

•	title of shares held by Kinderhook; and

•	proceedings regarding Kinderhook.

ServiceMagic and Sunbelt have made representations and warranties to ImproveNet and its principal stockholders regarding, among other things:

•	corporate organization, existence, good standing, qualification, and corporate power and authority to own and lease and operate ServiceMagic’s and Sunbelt’s properties;

•	corporate power and authorization to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement;

•	the ability to enter into the merger agreement and consummate the merger without violation of, or conflict with, its organizational documents, contracts, or any laws; and

•	governmental, regulatory and other approvals required to complete the merger.

Conduct of Business Pending the Merger

During the period from the signing of the merger agreement until the merger becomes effective, ImproveNet has agreed, subject to limited exceptions, that, among other things, it (i) will conduct its business in the ordinary course consistent with past practice, (ii) will use commercially reasonable efforts to maintain the present character and quality of its business, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, partners (including, without limitation, joint venture partners, syndication partners and strategic partners) and employees, and (iii) subject to certain exceptions, without the prior written consent of ServiceMagic, will not:

▪
incur any indebtedness for borrowed or purchase money or letters of credit, or assume, guarantee, endorse (other than endorsements for deposit or collection in the ordinary course of business consistent with past practice), or otherwise become responsible for obligations of any other person except in the ordinary course of business consistent with past practice;

▪	issue or redeem any securities other than pursuant to the exercise of ImproveNet options or warrants outstanding as of the date of the merger agreement;

▪	make or incur any obligation to make any distribution to its stockholders;

▪	make any change to its charter documents;

▪	mortgage, pledge or otherwise encumber any of its assets or sell, transfer or otherwise dispose of any of its assets except in the ordinary course of business consistent with past practice;

▪
make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other person, except in the ordinary course of business consistent with past practice;

▪
adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the merger) or otherwise permit its corporate existence to be suspended, lapsed or revoked;

▪	sell, lease, license, transfer or otherwise dispose of assets of ImproveNet in excess of $25,000 in any single transaction or series of transactions;

▪	terminate any material contract or make any change in any material contract which will result in an aggregate value, cost or amount in excess of $25,000;

▪	make any change in any method of accounting or accounting practice except as required by U.S. GAAP or applicable law;

▪
enter into, modify or amend any employment agreement or arrangement with, or grant any bonuses, salary increase, or retention pay to, any officer, director, consultant or key employee, other than (i) in connection with promotions or other changes in positions or responsibilities of employees that do not involve an increase in compensation, severance or benefits; or (ii)  as may be required by applicable law or any benefit plan as in effect on the date hereof;

▪	modify, amend or terminate any benefit plan or increase the benefits provided under any benefit plan except as required by applicable law;

▪
enter into, renew on materially different terms or agree to enter into, or renew on materially different terms, any employee welfare, pension, retirement, profit-sharing or similar plan, program, agreement, policy or arrangement except as required by applicable law;

▪	enter into any new or renew any other material contract with respect to its business which has an aggregate value, cost or amount in excess of $50,000;

▪
file any amended returns with respect to taxes, make or change any election in respect of material taxes, enter into any closing agreement, settle any claim or assessment in respect of material taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes;

▪
make any prepayments with respect to, or advance any funds under, any agreement or arrangement to which ImproveNet is a party other than in the ordinary course of business consistent with past practice;

▪
make any individual cash payment in excess of $10,000, other than payments made in the ordinary course of business consistent with past practice (including, without limitation, payments for taxes due and payments to ImproveNet’s suppliers); or

▪
make any payments, or incur an obligation to make any payments, in respect of, or to pursue, settle or resolve, any unaccrued litigation matters or consumer complaints in excess of an aggregate of $45,000.

ImproveNet Stockholders’ Meeting; Recommendation

ImproveNet will promptly and duly call, give notice of, convene and hold on the first business day on which it is permitted to do so by its charter documents and under Delaware law, a meeting of the holders of common stock for the purpose of seeking the adoption of the merger agreement by ImproveNet stockholders. Except as provided below under the caption “— Takeover Proposals,” ImproveNet’s board of directors will recommend adoption of the merger agreement and include its recommendation in the proxy statement and will use its best efforts to solicit and obtain such adoption.

 Subject to its rights to terminate the merger agreement described below under the heading “— Termination” and notwithstanding any withdrawal or modification by ImproveNet’s board of directors of its recommendation of the merger agreement, ImproveNet must submit the merger agreement to ImproveNet stockholders at the special stockholder meeting for the purpose of adopting the merger agreement.

Takeover Proposals

ImproveNet and its principal stockholders have agreed that they will not, and will not authorize or permit any officer, director or employee, financial advisor, attorney or other advisor or representative of, ImproveNet or any principal stockholder to: (i) solicit, initiate or encourage the submission of, any Takeover Proposal, as defined below; (ii) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to, or approve or recommend, any Takeover Proposal; or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to ImproveNet in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal except as specifically provided in the merger agreement.

ImproveNet and its principal stockholders have agreed to advise ServiceMagic orally and in writing within 24 hours of (i) any Takeover Proposal or any inquiry with respect to or which would reasonably be expected to lead to a potential Takeover Proposal, (ii) the material terms of such Takeover Proposal or inquiry, and (iii) the identity of the person making any such Takeover Proposal or inquiry. ImproveNet and its principal stockholders have also agreed to keep ServiceMagic informed on a current basis of the status, including any material change to the terms thereof, of such Takeover Proposal or inquiry.

Notwithstanding the foregoing, if at any time prior to obtaining the approval of ImproveNet stockholders for the adoption of the merger agreement, ImproveNet or any of its principal stockholder receives from any person an unsolicited Takeover Proposal that did not otherwise result from a breach of these provisions and ImproveNet’s board of directors determines in good faith (after consultation with and taking into account the advice of its outside legal counsel and outside financial advisors of nationally recognized reputation) that such Takeover Proposal is a Superior Proposal (as defined below), (i) ImproveNet or its representatives may make such inquiries or conduct such discussions and negotiations with respect to the Takeover Proposal that ImproveNet’s board of directors, after consultation with outside legal counsel, reasonably determines in good faith would constitute a breach of the fiduciary duties of ImproveNet’s board of directors to its stockholders under applicable laws if such actions are not taken and (ii) after giving ServiceMagic written notice of its intention to do so, ImproveNet may provide confidential information concerning ImproveNet to such person pursuant to an executed confidentiality agreement containing terms and provisions at least as restrictive as those contained in the confidentiality agreement executed by ImproveNet and ServiceMagic in connection with the merger. In such event, ImproveNet will (i) orally and in writing within 24 hours of receipt thereof, inform ServiceMagic of the material terms and conditions of such Takeover Proposal, (ii) keep ServiceMagic informed of the status of such Takeover Proposal (including notifying ServiceMagic orally and in writing of any material change to the terms of any such Takeover Proposal and providing copies of any revised written proposals within 24 hours of ImproveNet’s receipt thereof), and (iii) simultaneously with delivery to such third party in connection with such Takeover Proposal, deliver to ServiceMagic copies of all confidential information delivered to any such third party.

ImproveNet’s board of directors may not withdraw its recommendation at any time after it has made the determination that the Takeover Proposal is a Superior Proposal unless ImproveNet (i) has given written notice to ServiceMagic of the board of directors’ intention to withdraw its recommendation, (ii) has provided ServiceMagic with all of the information regarding the Takeover Proposal contemplated by the merger agreement and otherwise satisfied all of the related obligations, and (iii) has not received an offer from ServiceMagic within three business days of ServiceMagic’s receipt of notice of the type described in clause (v)(a) under the heading “— Termination” below.

Notwithstanding these restrictions, ImproveNet’s board of directors may withdraw its recommendation of the merger agreement and the merger if the board of directors reasonably determines in good faith, after consultation with and taking into account the advice of its outside legal counsel, that such action is necessary in order for the board of directors to comply with its fiduciary duties to ImproveNet stockholders under applicable laws.

The four principal stockholders signatory to the merger agreement - Farsi Family Trust, Ahmad Family Trust, Hayjour Family Limited Partnership, and Kinderhook Partners, LP - have each entered into separate Proxy and Voting Agreements, dated as of June 22, 2005, by and among each of such stockholders and ServiceMagic, Sunbelt and ImproveNet. Pursuant to their respective Proxy and Voting Agreements, each of the Farsi Family Trust and Kinderhook Partners, LP has agreed, among other things, to vote all of its shares of ImproveNet common stock in favor of the proposal to adopt the merger agreement and against any competing proposal, except that, if the merger agreement is terminated in accordance with its terms, this voting agreement will also be terminated. Pursuant to their respective Proxy and Voting Agreements, each of the Ahmad Family Trust and the Hayjour Family Limited Partnership has agreed, among other things, to vote all of its shares of ImproveNet common stock against any competing proposal for a period of 18 months following the execution of the merger agreement, whether or not the merger agreement is terminated in accordance with its terms. See “The Special Meeting of ImproveNet stockholders — Principal Stockholder Voting.”

A “Takeover Proposal” is defined in the merger agreement as a proposal for a merger, tender offer or other business combination involving ImproveNet or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, (i) all or substantially all of the assets of ImproveNet and its subsidiaries, taken as a whole, or (ii) a majority equity interest in, or any voting securities representing at least a majority of the voting interests of, ImproveNet or any of its subsidiaries, in each case other than the transactions contemplated by the merger agreement.

A “Superior Proposal” is defined in the merger agreement as an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving ImproveNet pursuant to which the stockholders of ImproveNet immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by ImproveNet of all or substantially all of its assets, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by ImproveNet), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of ImproveNet, in each case on terms (a) that ImproveNet’s board of directors determines in good faith would be more favorable to its stockholders, from a financial point of view, than the merger, (b) that are reasonably capable of being consummated (taking into account all legal, financial, regulatory and other aspects of such proposal and the person making such proposal), (c) for which financing, to the extent required by the party making such offer, is then fully committed, and (d) that would be reasonably likely of being fully negotiated and evidenced by the execution of definitive agreements between ImproveNet and the person or group making such offer within the 10 business day period following the first day on which ImproveNet may conduct negotiations with such person.

Regulatory Matters

Each of ServiceMagic, Sunbelt, ImproveNet, and ImproveNet’s principal stockholders signatory to the merger agreement agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable, including using all reasonable efforts to obtain all necessary consents and approvals in connection with governmental requirements and any other third party consents and to effect all necessary registrations and filings.

D&O Liability Insurance

At or prior to the effective time of the merger, ServiceMagic will purchase directors’ and officers’ liability insurance covering ImproveNet’s current and former officers and directors (who are currently covered by ImproveNet’s existing insurance and indemnification policy) for events occurring at or prior to the effective time of the merger. The purchased insurance policy will remain in effect for a period of four years after the effective time of the merger, and will provide terms and conditions at least as favorable as the existing policy (but with deductible amounts not greater than the existing policy). The excess, if any, of the cost of the purchased insurance policy minus the lesser of (i) the annual premium of such policy for the first year of coverage or (ii) the annual premium currently in place for ImproveNet’s existing directors’ and officers’ liability insurance policy, will be deducted from the merger consideration.

Conditions to Consummation of the Merger

The obligations of the parties to the merger agreement are subject to the fulfillment or waiver of various conditions as described in this section.

Conditions to the Obligations of ImproveNet and ServiceMagic

ImproveNet and ServiceMagic are obligated to complete the merger only if each of the following conditions is satisfied or waived:

•
all necessary or desirable approvals under antitrust regulatory filings in any jurisdiction have been obtained, and none of ServiceMagic, ImproveNet or any of their respective subsidiaries have made a commitment to any governmental authority not to close the transactions contemplated by the merger agreement before a date certain;

•
no proceeding by any governmental authority has been instituted which questions the validity or legality of the transactions contemplated by the merger agreement and which could reasonably be expected to have a material adverse affect on the assets of ImproveNet or its business if the transactions contemplated by the merger agreement are consummated. There will not be any governmental regulation or order that enjoins or makes the transactions by the merger agreement illegal or otherwise prohibited;

•
any governmental or regulatory notices or approvals required under any law or regulations to carry out the transactions contemplated by the merger agreement have been obtained and the parties have complied with all law and regulations applicable to thereto; and

•	approval of ImproveNet stockholders has been obtained.

Conditions to the Obligations of ImproveNet

ImproveNet will be obligated to complete the merger only if each of the following conditions is satisfied or waived:

•
each of (i) the representations and warranties of ServiceMagic and Sunbelt contained in the merger agreement that are qualified by a material adverse effect (as such term is defined in the merger agreement) are true and correct in all respects as of the effective time of the merger as though made on and as of the effective time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (ii) the representations and warranties of ServiceMagic and Sunbelt contained in the merger agreement that are not so qualified (including, without limitation, those which are qualified by the phrase “material”) are true and correct as of the effective time of the merger as though made on and as of the effective time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except to the extent that the failure of any such representation or warranty to be true and correct has not had, and could not reasonably be expected to have, a material adverse effect on ServiceMagic;

•	each of ServiceMagic and Sunbelt have tendered for delivery the documents and other items to be delivered by such parties pursuant to the terms of the merger agreement; and

•
ServiceMagic and Sunbelt have complied with or satisfied in all material respects any covenant, condition or agreement to be complied with or satisfied by such parties under the merger agreement, or any exhibit or schedule thereto.

Conditions to the Obligations of ServiceMagic

ServiceMagic will be obligated to complete the merger only if each of the following conditions is satisfied or waived:

•
Each of (i) the representations and warranties of ImproveNet and/or its principal stockholders (Farsi Family Trust, Ahmad Family Trust, Hayjour Family Limited Partnership, and Kinderhook Partners, LP) contained in the merger agreement that are qualified by a material adverse effect (as such term is defined in the merger agreement) are true and correct in all respects as of the effective time of the merger as though made on and as of the effective time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (ii) the representations and warranties of ImproveNet and/or its principal stockholders contained in the merger agreement that are not so qualified (including, without limitation, those which are qualified by the phrase “material”) are true and correct as of the effective time of the merger as though made on and as of the effective time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except to the extent that the failure of any such representation or warranty to be true and correct has not had, and could not reasonably be expected to have, a material adverse effect on ImproveNet and its subsidiaries;

•	ImproveNet and/or its principal stockholders shall have tendered for delivery the documents and other items to be delivered by such parties pursuant to the terms of the merger agreement;

•
ImproveNet has received all governmental permits and consents that are required for the consummation of the transactions contemplated by the merger agreement and the third party consents identified in the merger agreement;

•	approval of ImproveNet stockholders has been obtained;

•
the consulting agreements and non-competition agreements (substantially in the forms attached as exhibits to the merger agreement) between ImproveNet and each of Jeffrey Rassas, Nasser Ahmad, and Homayoon Farsi have remained in full force and effect;

•
since the date of the merger agreement there has not been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on ImproveNet;

•	holders of not more than 15% of the outstanding shares of ImproveNet common stock have perfected their appraisal rights;

•
no person that is not a governmental authority has instituted a proceeding which questions the validity or legality of the transactions contemplated by the merger agreement or which seeks to enjoin or make the transactions contemplated thereby illegal or otherwise prohibited;

•	the eTechLogix transaction has been consummated upon terms and conditions satisfactory to ServiceMagic in its sole discretion. See “The Merger Agreement - eTechLogix Transaction;” and

•
ImproveNet and its principal stockholders have complied with or satisfied in all material respects any covenant, condition or agreement to be complied with or satisfied by such parties under the merger agreement, or any exhibit or schedule thereto.

A “material adverse effect” on ImproveNet is defined in the merger agreement as any event, violation, inaccuracy, circumstance or other matter that has, or would reasonably be expected to have or give rise to, a material adverse effect on or material adverse change to (i) the condition (financial or otherwise), business, results of operations, assets, prospects, liabilities, capitalization, operations or financial performance of ImproveNet and its subsidiaries, taken as a whole, or (ii) the ability of ImproveNet to consummate the transactions contemplated by, or to perform any of its obligations under, the merger agreement. Exceptions that do not constitute and will not be taken into account in determining whether there has been or will be, a material adverse effect include any condition, fact, change, or effect relating to or arising from (a) compliance with the terms and conditions of the merger agreement including any condition, fact, change or effect expressly contemplated or permitted by the merger agreement, including any matter approved by ServiceMagic pursuant to the merger agreement, (b) the execution, announcement, or consummation of the merger agreement and the transactions contemplated thereby, including any impact on relationships, contractual or otherwise, with partners (including, without limitation, joint venture partners, syndication partners and strategic partners), customers, suppliers or employees (including, without limitation, any impact attributable to the actions contemplated by the transition services to be provided by ImproveNet to ServiceMagic prior to the effective date of the merger); (c) changes in economic or regulatory conditions affecting the industry in which ImproveNet or any of its subsidiaries operates generally or the United States economy generally, (d) changes affecting general worldwide economic or capital market conditions, or (e) an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism, unless, in the case of (c), (d) and (e), any such event, circumstance or other matter has, or could reasonably be expected to have or give rise to, a materially disproportionate adverse effect on ImproveNet and its subsidiaries, taken as a whole.

eTechLogix Transaction

One of the conditions to the obligations of ServiceMagic and Sunbelt to consummate the transactions contemplated by the merger agreement is the consummation of the sale of eTechLogix, Inc., an Arizona corporation and a wholly-owned subsidiary of ImproveNet, prior to the effective date of the merger and upon terms and conditions satisfactory to ServiceMagic in its sole discretion. The eTechLogix transaction will be consummated by (i) the conversion by ImproveNet of an approximately $638,000 intercompany receivable from eTechLogix into an equity contribution to eTechLogix, followed by (ii) the sale of substantially all of the assets of eTechLogix to ImproveNet, with eTechLogix retaining substantially all of its liabilities, in exchange for certain computer equipment owned by ImproveNet, followed by (iii) the sale by ImproveNet of all of the issued and outstanding stock of eTechLogix to Jeffrey I. Rassas, Homayoon J. Farsi and Naser Ahmad or their designee for a purchase price of $1. At the time of the stock sale to Messrs. Rassas, Farsi and Ahmad, eTechLogix will have only nominal assets, but will have retained substantially all of its liabilities. The eTechLogix transaction was structured to fulfill ServiceMagic’s demand to avoid assuming eTechLogix’s liabilities, and, as a result, limited assets and substantially all of the existing liabilities of eTechLogix will remain with eTechLogix at the time of the sale. Although the opinion of our investment banker, Janney, considered the eTechLogix transaction in its evaluation of the merger agreement and the transactions contemplated thereby in reaching its conclusion that the merger was fair to our stockholders, it did not specifically opine on the fairness of the eTechLogix transaction as a separate transaction. We believe, however, that the consideration paid to ImproveNet by Messrs. Rassas, Farsi and Ahmad for the eTechLogix stock, taking into account the liabilities retained by eTechLogix in this transaction, is equal to eTechLogix’s fair market value.

ImproveNet has also agreed to use commercially reasonable best efforts to cause the obligations of eTechLogix under the 20-20 Purchase Agreement dated April 8, 2005, by and between eTechLogix and 20-20 Technologies International, Inc. related to the provision of support services to be fulfilled prior to the effective date of the merger.

Survival of Representations and Warranties; Indemnification

The representations and warranties of ImproveNet and the four principal stockholders of ImproveNet signatory to the merger agreement (Farsi Family Trust, Ahmad Family Trust, Hayjour Family Limited Partnership, and Kinderhook Partners, LP) will survive the effective time of the merger until 21 months thereafter; provided, however, that in the case of actual fraud, knowing misrepresentation or active concealment, such representations and warranties will survive until 60 days following the expiration of the applicable statute of limitations. The right to indemnification described below (or other remedy based on the representations, warranties, covenants and agreements in the merger agreement) will not be affected by any investigation conducted with respect to, or any knowledge acquired by ServiceMagic or Sunbelt (or capable of being acquired) at any time, whether before or after the execution and delivery of the merger agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Subsequent to the effective date of the merger, subject to the limitations described below, the principal stockholders will, jointly and severally, indemnify ServiceMagic and its affiliates (including, after the effective date of the merger, ImproveNet), and its and their respective officers, directors, employees, stockholders, partners and agents (referred to herein as the “Covered Parties”) against, and hold each of the Covered Parties harmless from, any damage, claim, loss, cost, liability or expense asserted against, imposed upon, incurred by or caused to, directly or indirectly, any Covered Party, including without limitation, interest, penalties, reasonable attorneys’ fees and expenses of investigation, response action, removal action or remedial action (collectively referred to herein as “Damages”) incurred by such Covered Party that arise out of or relate to, whether directly or indirectly:

(i)
any misrepresentation or breach of any warranty on the part of ImproveNet or any principal stockholder contained in the merger agreement or in any agreement, certificate or other instrument delivered by ImproveNet or any principal stockholder pursuant to the merger agreement;

(ii)
any breach or non-performance by ImproveNet or any principal stockholder of any of their respective covenants or agreements contained in the merger agreement or in any agreement, certificate or other instrument delivered by ImproveNet or such principal stockholder pursuant to the merger agreement;

(iii)
any fees and expenses of ImproveNet incident to the merger agreement and the transactions contemplated thereby (including legal and accounting fees, investment banking fees, fees and points to any lender, fees and expenses related to the procurement of a fairness opinion, consulting fees and related disbursements in connection with any of the foregoing) and, to the extent agreed or required to be paid by ImproveNet, the stockholders of ImproveNet, in excess of $150,000;

(iv)	notwithstanding the disclosure of any such matter on the disclosure schedules to the merger agreement, any unaccrued litigation matters and consumer complaints (it being understood that any payments made by ImproveNet or eTechLogix on or after April 1, 2005 in respect of unaccrued litigation matters and consumer complaints will be deemed to be “Damages” suffered by ServiceMagic for purposes of the indemnification provided pursuant to the merger agreement);

(v)
notwithstanding the disclosure of any such matter on the disclosure schedules to the merger agreement, the noncompliance of any ImproveNet employee benefit plan with applicable laws and any corrective actions necessary to bring such employee benefit plan into full compliance with applicable laws (it being understood that any payments made by ImproveNet on or after April 1, 2005 in respect of any such employee benefit plans will be deemed to be “Damages” suffered by ServiceMagic for purposes of the indemnification provided pursuant to this clause (v)); or

(vi)
certain matters related to the filing of tax returns by ImproveNet and the payment of taxes (the matters described in clauses (i), (ii), (iii), (iv), (v), and (vi) are collectively referred to herein as the “Covered Matters”).

The term “Damages” as used in this section is not limited to matters asserted by third parties against the Covered Parties, but includes Damages incurred or sustained by such persons in the absence of third-party claims, and payments by the indemnitee will not be a condition precedent to recovery.

Notwithstanding the foregoing, the principal stockholders will not be obligated to indemnify a Covered Party unless and until the aggregate of all Damages suffered by such Covered Parties exceeds $35,000 (referred to herein as the “Threshold Amount”), whereupon, the amount of such Damages, and all subsequent Damages, will become due and payable, but only to the extent such Damages do not exceed the Escrow Amount. See “The Merger Agreement - Escrow.”

Notwithstanding the foregoing, no Threshold Amount will apply to a Covered Party’s claim for indemnification hereunder to the extent a breach results from:

(i)	actual fraud, knowing misrepresentation or active concealment;

(ii)
a breach of any of the representations and warranties in the merger agreement related to (a) corporate power and authorization to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement, (b) capitalization, (c) title to properties and assets, (d) the absence of undisclosed liabilities, (e) tax matters, (f) power and authorization of ImproveNet’s principal stockholders to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement, (g) title of shares held by ImproveNet’s principal stockholders, (h) the absence of liabilities regarding eTechLogix, or (i) unaccrued litigation and consumer complaints;

(iii)	the Covered Matters described in clauses (iii), (iv), (v) and (vi) above; or

(iv)	payment of any deductible under the directors’ and officers’ liability insurance policy purchased by ServiceMagic pursuant to the terms of the merger agreement.

Any Damages paid in respect of the matters set forth above will not count toward the determination of whether the Threshold Amount has been met.

None of the four principal stockholders of ImproveNet signatory to the merger agreement (excluding Kinderhook) will have any personal liability beyond such principal stockholder’s Pro Rata Portion of the Escrow Amount with respect to or in connection with any such Damages or any claim for indemnification, other than any Damages for which indemnity is sought as a result of (i) a breach of the representations and warranties in the merger agreement related to eTechLogix or (ii) actual fraud, knowing misrepresentation or active concealment by ImproveNet or any principal stockholder (or, in the case of (a) Hayjour Family Limited

Partnership, Jeffrey Rassas, (b) Farsi Family Trust, Homayoon Farsi, and (c) Ahmad Family Trust, Naser Ahmad), as to which the Covered Parties may seek remedy therefor from such principal stockholder (and, in the case of (a) Hayjour Family Limited Partnership, Jeffrey Rassas, (b) Farsi Family Trust, Homayoon Farsi, and (c) Ahmad Family Trust, Naser Ahmad) up to the amount of such Damages.

Jeffrey Rassas will be jointly and severally liable with Hayjour Family Limited Partnership for any indemnification obligations described above; Homayoon Farsi will be jointly and severally liable with Farsi Family Trust; and Naser Ahmad will be jointly and severally liable with Ahmad Family Trust. Kinderhook Partners, LP will not have any personal liability beyond Kinderhook’s Pro Rata Portion of the Escrow Amount, other than Damages for which indemnity is sought as a result of actual fraud, knowing misrepresentation or active concealment by Kinderhook in making its representations and warranties in the merger agreement related to (i) its power and authorization to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement, (ii) title to its ImproveNet shares, and (iii) certain proceedings pending or threatened against it, in which event Kinderhook's personal liability will not exceed the portion of the merger consideration to which it is entitled.

Until the earlier to occur of (i) the disbursement in full of the Escrow Amount and (ii) the termination of the escrow agreement pursuant to its terms, all claims for Damages by a Covered Party will to the fullest extent permitted by law be made first against the Escrow Amount, and thereafter, in the case of claims for damages by a Covered Party based on actual fraud, knowing misrepresentation or active concealment, against the principal stockholders, subject to the limitations described above.

The remedies in this section are the exclusive remedies of the Covered Parties with respect to any breach of the respective representations, warranties, covenants and agreements pursuant to the merger agreement or otherwise arising out of the merger agreement.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by ImproveNet stockholders:

(i)	by the mutual written consent of ImproveNet, ServiceMagic and Sunbelt;

(ii)
by ServiceMagic and Sunbelt or ImproveNet if (a) any court of competent jurisdiction in the United States or other United States governmental authority has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is or has become nonappealable, (b) subject to the following, the merger has not been consummated by October 31, 2005; provided, that no party may terminate the merger agreement pursuant to clause (b) if such party’s willful failure to fulfill any of its obligations under the merger agreement has been the reason that the effective time has not occurred on or before said date, or (c) upon a vote at a duly held meeting to obtain ImproveNet’s stockholder approval, such approval is not obtained;

(iii)
by ServiceMagic and Sunbelt if there has been (a)(1) a material breach of any representation or warranty of ImproveNet or its principal stockholders that is not qualified as to materiality or a material adverse effect, or if any such representation or warranty is untrue in any material respect; or (2) a breach of any representation or warranty of ImproveNet or its principal stockholders that is qualified as to materiality or a material adverse effect, or if any such representation or warranty of ImproveNet or its principal stockholders is untrue, or (b) a material breach by ImproveNet or its principal stockholders of any of their respective covenants or agreements, and, in the case of either (a) or (b) above, such breach or event is not cured (to the extent it is curable) within 20 business days after notice by ServiceMagic or Sunbelt thereof;

(iv)
by ServiceMagic, (a) if ImproveNet’s board of directors withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to ServiceMagic or has resolved to do so, or (b) if a tender offer or exchange offer for 25% or more of the outstanding shares of ImproveNet common stock is announced or commenced and either (1) ImproveNet’s board of directors recommends acceptance of such tender offer or exchange offer by its stockholders or (B) within 10 business days of such commencement, ImproveNet’s board of directors has failed to recommend against acceptance of such tender offer or exchange offer by its stockholders; or

(v)	by ImproveNet’s board of directors;

(a)   to accept a Superior Proposal, but only if (1) ImproveNet promptly notifies ServiceMagic in writing of its intention to do so (which notice shall contain all material terms and conditions of such Superior Proposal) and causes its legal counsel and its financial advisor to afford ServiceMagic the opportunity to match the terms of the Superior Proposal and to negotiate with ServiceMagic to make other adjustments in the terms and conditions of the merger agreement that would permit ImproveNet’s board of directors to recommend the merger agreement, as revised, (2) ImproveNet has not received from ServiceMagic, within three business days of ServiceMagic’s receipt of the notice referred to in clause (1) above, an offer that ImproveNet’s board of directors determines, in good faith, after consultation with and taking into account the advice of its outside legal counsel and outside financial advisors of nationally recognized reputation, matches or exceeds such Superior Proposal or is otherwise sufficient to permit the board of directors to continue to recommend the merger agreement, as amended by such offer from ServiceMagic, and the merger, rather than the Superior Proposal, which right to match any Superior Proposal will apply equally with respect to any subsequent increase or other revision of the terms of any Superior Proposal, and (3) ImproveNet pays to ServiceMagic the applicable termination fee described below under the heading “—Termination Fee;” or

(b)  if there shall have been (1) a material breach of any representation or warranty of ServiceMagic or Sunbelt that is not qualified as to materiality or a material adverse effect, or if any such representation or warranty is untrue in any material respect, (2) a breach of any representation or warranty of ServiceMagic or Sunbelt that is qualified as to materiality or a material adverse effect, or if any such representation or warranty is untrue, or (3) a material breach by ServiceMagic or Sunbelt of any of their respective covenants or agreements, and such breach or event is not cured (to the extent it is curable) within 20 business days after notice by ImproveNet or its principal stockholders.

Termination Fee

ImproveNet has agreed to pay ServiceMagic a cash termination fee of $300,000, plus ServiceMagic’s transaction expenses up to $200,000, if the merger agreement is terminated:

(i)
by ServiceMagic or Sunbelt pursuant to clause (iii)(b) under the heading “— Termination” above as a result of ImproveNet’s breach of its non-solicitation obligations described under the heading “— Takeover Proposals;”

(ii)	by ServiceMagic pursuant to clause (iv) under the heading “— Termination” above;

(iii)	by ImproveNet’s board of directors pursuant to clause (v)(a) under the heading “— Termination” above;

(iv)
(a) by ServiceMagic and Sunbelt or ImproveNet pursuant to clause (ii)(b) (but only if such termination is the result of ImproveNet’s or any of its principal stockholder’s failure to fulfill its and their obligations under the merger agreement), or (ii)(c) under the heading “— Termination” above, (b) a Takeover Proposal is outstanding at the time of the event giving rise to such termination, and (c) within 12 months of such termination ImproveNet enters into an agreement to consummate, or consummates, the transactions contemplated by a Takeover Proposal; or

(v)
(a) by ServiceMagic and Sunbelt pursuant to clause (iii) under the heading “— Termination” above (under circumstances not described in clauses (i), (ii) or (iii) above), (b) a Takeover Proposal is outstanding at the time of the event giving rise to such termination, and (c) within 12 months of such termination ImproveNet enters into an agreement to consummate, or consummates, the transactions contemplated by a Takeover Proposal.

Fees and Expenses

Whether or not the proposed merger is consummated, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses, except that in the event (i) ImproveNet or ServiceMagic terminates the merger agreement as described under the heading “— Termination Fee” above, or (ii) ServiceMagic terminates the merger agreement pursuant to clause (iii) under the heading “— Termination” above under circumstances in which clauses (iv) and (v) under the heading "—Termination Fee" above are not applicable, in addition to any other payments, ImproveNet shall reimburse ServiceMagic for all fees and expenses incurred by ServiceMagic in connection with the merger agreement and the transactions contemplated thereby, including, without limitation, all attorneys’ fees and expenses, accountants fees, and expenses and fees and expenses of other agents and representatives, in an amount not to exceed $200,000.

MARKET PRICE OF IMPROVENET COMMON STOCK

ImproveNet’s common stock is traded on the Over-The-Counter Bulletin Board under the symbol “IMPV.” The following table sets forth, for the periods indicated, the high and low sales prices per share for ImproveNet common stock as reported on the Over-The-Counter Bulletin Board.

	High		Low
Year ended December 31, 2003:
First Quarter		$0.27		$0.07
Second Quarter		$0.12		$0.07
Third Quarter		$0.40		$0.09
Fourth Quarter		$0.45		$0.11

Year ended December 31, 2004:
First Quarter		$0.23		$0.09
Second Quarter		$0.40		$0.09
Third Quarter		$0.35		$0.15
Fourth Quarter		$0.24		$0.12

Year ended December 31, 2005:
First Quarter		$0.16		$0.10
Second Quarter		$0.13		$0.07
Third Quarter (through [ ], 2005)	$	[ ]	$	[ ]

On [          ], 2005, the last trading day for which information was available prior to the date of the first mailing of this proxy statement, the high and low sale prices for ImproveNet common stock as reported on the Over-The-Counter Bulletin Board were $[      ] and $[      ] per share, respectively, and the closing sale price on that date was $[      ]. Stockholders should obtain a current market quotation for ImproveNet common stock before making any decision with respect to the merger. On [               ], 2005, there were approximately [       ] holders of record of ImproveNet’s common stock.

ImproveNet has never declared or paid cash dividends on its common stock and does not plan to pay any cash dividends in the foreseeable future.

You are urged to obtain current market information for ImproveNet common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership as of [            ], 2005 of ImproveNet common stock by (i) each of our executive officers, (ii) each of our directors and (iii) each person known by us to own beneficially more than five percent of our outstanding common stock. The address for each of the persons and entities listed below is 10799 North 90th Street, Suite 200, Scottsdale, Arizona 85260. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the common stock owned by them.

Name	No. of Shares Beneficially Owned(1)		Percentage of Shares (2)
Kinderhook Partners, LP	[16,150,000]	(3)	[26.4]	%
Jeffrey I. Rassas	[9,002,580]	(4)	[16.5]	%
Naser Ahmad	[8,875,580]	(5)	[16.2]	%
Homayoon J. Farsi	[8,252,580]	(6)	[15.1]	%
Joel A. Stead	[3,207,000]	(7)	[5.8]	%
Alok Mohan	[998,450]	(8)	[1.8]	%
Jeffrey Perry	[953,889]	(9)	[1.7]	%
Jay Stead	[584,700]	(10)	[1.1]	%
All executive officers and directors as a group (6 persons)	[28,417,779]		[50.4]	%

(1)
Beneficial ownership is determined in accordance with the rules of the U.S. Securities and Exchange Commission. In general, a person who has voting power or investment power with respect to securities is treated as a beneficial owner of those securities. Common stock subject to options and warrants currently exercisable or exercisable within 60 days of [            ], 2005 count as outstanding for computing the percentage beneficially owned by the person holding these options or warrants.

(2)	Percentages are based on [54,665,153] shares of common stock outstanding as of [ ], 2005

(3)
Includes [6,460,000] shares of common stock subject to warrants exercisable on or before [            ], 2005, [            ] of which have exercise prices less than the per share merger consideration. The General Partner of Kinderhook Partners, LP is Kinderhook GP, LLC. Stephen J. Clearman is the managing member of Kinderhook GP, LLC. Kinderhook GP, LLC and Stephen J. Clearman each disclaim beneficial ownership of the shares except to the extent of their pecuniary interest therein.

(4)
Includes (i) [8,952,580] shares of common stock owned by the Hayjour Family Limited Partnership, of which Mr. Rassas is a general partner, and (ii) [50,000] shares owned by a minor child that shares Mr. Rassas’ household.

(5)	Consists of [8,875,580] shares of common stock owned by the Ahmad Family Trust.

(6)	Consists of [8,252,580] shares of common stock owned by the Farsi Family Trust.

(7)
Includes (i) [1,407,000] shares of common stock owned by the Joel A. Stead Trust, and (ii) [400,000] warrants owned by the Joel A. Stead Trust, [            ] of which have exercise prices less than the per share merger consideration.

(8)
Includes (i) [642,950] shares of common stock subject to options exercisable on or before [            ], 2005, [            ] of which have exercise prices less than the per share merger consideration, and (ii) [150,000] shares of common stock subject to a bonus stock award that will vest upon a change of control of ImproveNet.

(9)	Consists of [953,889] shares of common stock subject to options exercisable on or before [ ], 2005, [ ] of which have exercise prices less than the per share merger consideration.

(10)
Includes [347,700] shares of common stock subject to options exercisable on or before [            ], 2005, [            ] of which have exercise prices less than the per share merger consideration, and (ii) [100,000] shares of common stock subject to a bonus stock award that will vest upon a change of control of ImproveNet.

DISSENTERS’ RIGHTS OF APPRAISAL

Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of ImproveNet common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger. ImproveNet stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights, including, among other steps, delivering a written demand for appraisal before the vote with respect to the merger is taken. ImproveNet will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Appendix C of this proxy statement.

A record holder of shares of ImproveNet common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the merger nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his, her or its shares of ImproveNet common stock. All references in this summary of appraisal rights to a “stockholder” or “holders of shares of ImproveNet common stock” are to the record holder or holders of shares of ImproveNet common stock.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes ImproveNet’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix C of this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares of ImproveNet common stock, you must satisfy each of the following conditions:

•	You must continue to be the recordholder of the shares of ImproveNet common stock through the effective time of the merger.

•
You must deliver to ImproveNet a written demand for appraisal of your shares of ImproveNet common stock before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against adoption of the merger agreement. Voting against or failing to vote for adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•
You must not vote in favor of adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares of ImproveNet common stock so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of ImproveNet common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of ImproveNet common stock.

All demands for appraisal should be addressed to the ImproveNet General Counsel at ImproveNet Inc., 10799 North 90th Street, Suite 200, Scottsdale, Arizona 85260, before the vote on the merger is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of ImproveNet common stock. The demand must reasonably inform ImproveNet of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of ImproveNet common stock.

To be effective, a demand for appraisal by a holder of ImproveNet’s common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares.

If shares of ImproveNet common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares of ImproveNet common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of ImproveNet common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of ImproveNet common stock as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of ImproveNet common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If you have delivered a valid written demand for appraisal in connection with our special meeting scheduled for [                 ], 2005, in order to perfect your appraisal rights, you must not vote in favor of adoption of the merger agreement at the special meeting. If you have delivered such a written demand for appraisal and you wish to withdraw your demand, you should either deliver a written notice of retraction to ImproveNet before the vote of ImproveNet stockholders at the special meeting on [                 ], 2005 or vote in favor of adoption of the merger agreement at the special meeting.

Within 10 days after the effective date of the merger, ImproveNet must give written notice that the merger has become effective to each stockholder of ImproveNet who has properly filed a written demand for appraisal and who did not vote in favor of the merger. At any time within 60 days after the effective date, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of ImproveNet common stock. Within 120 days after the effective date, either ImproveNet or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of ImproveNet common stock held by all stockholders entitled to appraisal. ImproveNet has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of any stockholder to file such a petition within the period specified could nullify previously written demands for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to ImproveNet, ImproveNet will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of ImproveNet common stock. After notice to dissenting stockholders, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded payment for their shares to submit their certificates representing shares of ImproveNet common stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of ImproveNet common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares of ImproveNet common stock.

Although ImproveNet believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, ImproveNet does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of ImproveNet common stock is less than the merger consideration. In determining “fair value”, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc. the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding may be imposed upon ImproveNet and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its common stock of ImproveNet pursuant to the merger agreement. Inasmuch as ImproveNet has no obligation to file such a petition, and ImproveNet has no present intention to do so, any holder of shares of ImproveNet common stock who desires such a petition to be filed is advised to file it on a timely basis. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the successor corporation and must, to be effective, be made within 120 days after the effective date. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

In view of the complexity of Section 262, ImproveNet stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

OTHER MATTERS

You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [                  ], 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this document to stockholders is not intended to create any implication to the contrary.

Our board of directors does not intend to bring before the special meeting of stockholders any matters other than those set forth herein, and has no present knowledge that any other matters will or may be brought before the special meeting of stockholders by others. If, however, any other matters properly come before the special meeting of stockholders, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with their judgment.

If the merger is completed, there will be no public participation in any future meetings of stockholders of ImproveNet. If the merger is not completed, however, ImproveNet stockholders will continue to be entitled to attend and participate in ImproveNet stockholders’ meetings. If the merger is not completed, ImproveNet will inform its stockholders, by press release or other means determined reasonable by ImproveNet, of the date by which stockholders proposals must be received by ImproveNet for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the U.S. Securities and Exchange Commission then in effect.

WHERE YOU CAN FIND MORE INFORMATION

ImproveNet files annual, quarterly, and special reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about ImproveNet and will be made available for inspection and copying at ImproveNet’s executive offices during regular business hours by any ImproveNet stockholder or a representative of a stockholder as so designated in writing.

ImproveNet stockholders may read and copy any reports, statements or other information filed by ImproveNet at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Filings by ImproveNet with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at: “http://www.sec.gov.”

ImproveNet undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. Requests for copies of ImproveNet filings should be directed to ImproveNet, Inc., 10799 North 90th Street, Suite 200, Scottsdale, Arizona 85260, Attention: Jeffrey Perry (telephone number: (480) 346-2014).

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. ImproveNet has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated [                   ], 2005. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

IMPROVENET, INC.
PROXY

The undersigned, revoking all prior proxies, hereby appoints Jeffrey Perry, Alok Mohan, and Jay Stead, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned at the Special Meeting of Stockholders of ImproveNet, Inc. to be held on [               ], 2005 at 10:00 a.m. local time at ImproveNet’s principal executive offices, 10799 North 90th Street, Suite 200, Scottsdale, Arizona 85260, or at any adjournments or postponements thereof, all shares of the undersigned in ImproveNet. The proxies are instructed to vote as follows:

1.
Proposal to approve the Agreement and Plan of Merger, dated as of June 22, 2005, by and among ServiceMagic, Inc., Sunbelt Acquisition Corp., ImproveNet, Inc., and the principal stockholders of ImproveNet signatory thereto.

FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	Proposal to consider adjournment or postponement of Special Meeting of Stockholders if and when made.

FOR ☐	AGAINST ☐	ABSTAIN ☐

This proxy is solicited on behalf of ImproveNet’s Board of Directors. The shares represented by this proxy will be voted in accordance with the instructions given. The Board of Directors recommends a vote FOR the proposal.

Unless contrary instructions are given, the shares will be voted FOR the proposal and on any other business that may properly come before the meeting in accordance with the recommendations of management.

(See reverse side)

(Continued from other side)

Receipt is acknowledged of the Notice of Special Meeting and the Proxy Statement relating to this meeting.

Date _______________________ , 2005
Signature

Signature (if held jointly)

IMPORTANT: Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. Persons signing as executor,

administrator, trustee, custodian or in any other official or representative capacity should sign their full title.

☐	Please check here if you plan to attend the meeting in person. Even if you plan to attend, please mark, date and sign this proxy card and promptly return in the envelope provided.

APPENDIX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

SERVICEMAGIC, INC.,

SUNBELT ACQUISITION CORP.,

IMPROVENET, INC.,

and

THE PRINCIPAL STOCKHOLDERS OF IMPROVENET, INC.

SIGNATORY HERETO

JUNE 22, 2005

TABLE OF CONTENTS
ARTICLE I. DEFINITIONS		A-1
1.1.	Defined Terms	A-1
1.2.	Terms Defined Elsewhere	A-7
ARTICLE II. THE MERGER		A-9
2.1.	The Merger	A-9
2.2.	Effective Time	A-9
2.3.	Closing of the Merger	A-10
2.4.	Effects of the Merger	A-10
2.5.	Certificate of Incorporation and Bylaws	A-10
2.6.	Directors	A-10
2.7.	Officers	A-10
2.8.	Conversion of Shares; Treatment of Company Options and Warrants	A-10
2.9.	Escrow Amount	A-11
2.10.	Distribution of the Closing Amount	A-14
2.11.	Dissenting Shares	A-15
2.12.	Withholding Rights	A-15
2.13.	Principal Stockholder Representative	A-15
2.14.	Transaction Fees	A-16
ARTICLE III. CLOSING DELIVERIES		A-16
3.1.	Deliveries by the Company and the Principal Stockholders at the Closing	A-16
3.2.	Deliveries by Parent and Merger Sub at the Closing	A-17
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL STOCKHOLDERS		A-18
4.1.	Organization of the Company	A-18
4.2.	Subsidiaries	A-18
4.3.	Authorization	A-19
4.4.	Capitalization	A-19
4.5.	Title to Properties and Assets	A-20
4.6.	Absence of Certain Activities	A-20
4.7.	Certain Actions	A-21
4.8.	Material Contracts	A-22
4.9.	Compliance with Other Instruments	A-23
4.10.	SEC Reports and Financial Statements	A-24
4.11.	Liabilities	A-24
4.12.	Taxes	A-25
4.13.	Environmental Matters	A-28
4.14.	Employee Benefits	A-29
4.15.	Compliance with Law	A-31
4.16.	Permits	A-31
4.17.	Consents and Approvals	A-31
4.18.	Litigation	A-31
4.19.	Labor Matters	A-32
4.20.	Intellectual Property; Software	A-33
4.21.	Transactions with Certain Persons	A-40
4.22.	Insurance	A-40

i

4.23.	Accounts Receivable	A-40
4.24.	Certain Business Practices	A-40
4.25.	No Brokers	A-41
4.26.	Books and Records	A-41
4.27.	Bank Accounts	A-41
4.28.	Authorization by Principal Stockholders	A-41
4.29.	Title to Shares	A-41
4.30.	Proceedings Regarding Principal Stockholders	A-41
4.31.	Company Information	A-42
4.32.	No Existing Discussions	A-42
4.33.	Fairness Opinion	A-42
4.34.	State Takeover Laws	A-42
4.35.	eTechLogix	A-42
4.36.	Certain Payments	A-42
4.37.	EtechLogix Software	A-43
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-43
5.1.	Organization of Parent and Merger Sub	A-43
5.2.	Authorization	A-43
5.3.	Compliance with Other Instruments	A-43
5.4.	Consents and Approvals	A-44
ARTICLE VI. COVENANTS OF ALL PARTIES		A-44
6.1.	Conduct of Business	A-44
6.2.	Investigation by Parent	A-46
6.3.	Regulatory Matters	A-47
6.4.	Notification of Certain Matters	A-47
6.5.	Public Announcements	A-48
6.6.	No Solicitation	A-49
6.7.	Merger Consideration Adjustment	A-50
6.8.	Confidentiality	A-51
6.9.	Preparation of the Proxy Statement; Stockholder Approval	A-51
6.10.	Company SEC Documents	A-52
6.11.	Matters Pertaining to Company Options and Warrants	A-52
6.12.	Indemnification of Officers and Directors	A-52
6.13.	Transition of the Company's Business Pending Closing	A-53
6.14.	Certain eTechLogix Obligations	A-53
ARTICLE VII. CONDITIONS TO OBLIGATIONS		A-54
7.1.	Conditions to Each Party's Obligations to Effect the Merger	A-54
7.2.	Conditions to the Company's Obligations to Effect the Merger	A-54
7.3.	Conditions to the Obligations of Parent and Merger Sub to Effect the Merger	A-55
ARTICLE VIII. TERMINATION		A-56
8.1.	Termination	A-56
8.2.	Effect of Termination	A-58
ARTICLE IX. INDEMNIFICATION		A-59
9.1.	Survival of Representations	A-59

9.2.	Indemnification	A-59
9.3.	Notice of Claims	A-60
9.4.	Third Person Claims	A-60
9.5.	Limitation on Indemnity; Payments Out of Escrow Account	A-61
9.6.	Remedies	A-62
ARTICLE X. MISCELLANEOUS		A-62
10.1.	Binding Effect; Assignment	A-62
10.2.	Notices	A-63
10.3.	Choice of Law	A-64
10.4.	Entire Agreement; Amendments and Waivers	A-64
10.5.	Counterparts	A-64
10.6.	Severability	A-64
10.7.	Headings	A-65
10.8.	Schedules	A-65
10.9.	No Third Party Beneficiaries	A-65
10.10.	Specific Performance	A-65
10.11.	No Strict Construction	A-65
10.12.	Expenses	A-65
10.13.	Submission to Jurisdiction; Waivers; Consent to Service of Process	A-65
10.14.	Waiver of Jury Trial	A-66

LIST OF EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Non-Competition Agreement
Exhibit C	Certificate of Incorporation of Surviving Corporation
Exhibit D	Bylaws of Surviving Corporation
Exhibit E	Form of Letter of Transmittal
Exhibit F	Form of Opinion of Counsel to the Company
Exhibit G	Form of Opinion of Counsel to the Principal Stockholders
Exhibit H	Form of Consulting Agreement
Exhibit I	Form of Opinion of the General Counsel of the Company
Exhibit J	Litigation Accruals

LIST OF SCHEDULES

Schedule 1.1(a)	Excluded EtechLogix Assets
Schedule 1.1(b)	Transferred Company Assets
Schedule 3.1(g)	Amendments to Material Contracts
Schedule 4.2	Subsidiaries
Schedule 4.4(b)	Agreements re: Capitalization
Schedule 4.4(d)	Company Options
Schedule 4.4(e)	Capitalization of Subsidiaries
Schedule 4.5(a)	Assets and Property
Schedule 4.5(c)	Real Property
Schedule 4.6	Absence of Certain Activities
Schedule 4.7	Certain Actions
Schedule 4.7(e)	Changes in GAAP
Schedule 4.8	Contracts
Schedule 4.12(d)	Tax Claims; Extensions
Schedule 4.12(e)	Tax Years
Schedule 4.12(f)	Unpaid Assessments
Schedule 4.12(j)	Tax Group
Schedule 4.12(m)	Foreign Tax Jurisdictions
Schedule 4.14(a)	Benefit Plans
Schedule 4.14(f)	Employment Agreements; Consultant Agreements; Severance Agreements; and Other Arrangements
Schedule 4.16	Permits
Schedule 4.17	Consents and Approvals
Schedule 4.18	Litigation
Schedule 4.19(d)	Labor Matters
Schedule 4.20(b)	Marks
Schedule 4.20(c)	Patents
Schedule 4.20(d)	Copyrights
Schedule 4.20(e)	Actions to Protect Intellectual Property

Schedule 4.20(f)	Ownership of Intellectual Property
Schedule 4.20(h)	Status and Maintenance of Company Registered Intellectual Property
Schedule 4.20(i)	License Agreements
Schedule 4.20(i)(1)	Future License Payments
Schedule 4.20(i)(2)	Licensor Rights under Inbound License Agreements
Schedule 4.20(i)(3)	Outbound License Agreements
Schedule 4.20(l)	Software
Schedule 4.21(a)	Transactions with Certain Company Persons
Schedule 4.21(b)	Transactions with Principal Stockholders
Schedule 4.22	Insurance
Schedule 4.23	Accounts Receivable
Schedule 4.25	Brokers
Schedule 4.27	Bank Accounts
Schedule 4.36	Certain Payments
Schedule 6.12	D&O Policy
Schedule 7.3(c)	Required Consents

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of June 22, 2005, is entered into by and among ServiceMagic, Inc., a Delaware corporation (“Parent”), Sunbelt Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), ImproveNet, Inc., a Delaware corporation (the “Company”), and the Principal Stockholders of the Company signatory hereto (each a “Principal Stockholder” and collectively, the “Principal Stockholders”).

RECITALS

WHEREAS, Parent has formed Merger Sub for the purpose of merging it with and into the Company and acquiring the Company as a wholly-owned subsidiary of Parent.

WHEREAS, the Boards of Directors of each of the Company and Merger Sub have each (i) determined that the Merger (as defined below) is advisable and fair and in the best interests of their respective stockholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, as a condition to the willingness of Parent to enter into this Agreement, Parent has required, among other things, that certain of the Principal Stockholders agree to give Parent an irrevocable proxy to vote their shares in favor of the Merger (as defined below) and, in order to induce Parent to enter into this Agreement, certain of the Principal Stockholders have so agreed with Parent in separate written agreements entered into on the date hereof (the “Voting Agreement”).

AGREEMENT

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

1.1. Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Ancillary Agreements” means the Escrow Agreement, the Non-Competition Agreements and the Consulting Agreements, substantially in the forms attached hereto as Exhibits A, B and H, respectively.

“Applicable Laws” means, with respect to any Person, any federal, state, local or other statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, award, decree or other requirement of any Governmental Authority existing as of the date of this Agreement or as of the Closing Date applicable to such Person or any of such Person’s property, assets, officers, directors, employees, consultants or agents.

“Business” means the business of the Company, as conducted as of the date of this Agreement, including without limitation the Company’s operation of an online marketplace connecting consumers with businesses providing home improvement, repair, maintenance and other construction services.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Closing Amount” means the Merger Consideration minus the Escrow Amount minus the aggregate exercise price of all Vested In-The-Money Company Options and In-The-Money Warrants outstanding immediately prior to the Effective Time.

“Closing Escrow Exhibit” means the exhibit to be delivered by the Company to Parent at Closing that sets forth each of the Principal Stockholders and their respective share of the Subsequent Merger Consideration, if any.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Option Plans” means, collectively, the Company’s Amended and Restated 1996 Stock Option Plan and the Company’s 1999 Employee Incentive Plan.

“Company Options” means options to purchase Common Stock pursuant to the terms of the Company Option Plans.

“Company Stockholder Approval” means the approval of this Agreement by the holders of a majority of the outstanding shares of Common Stock in accordance with the DGCL and this Agreement.

“Consulting Agreements” means those certain Consulting Agreements entered into as of the date hereof, effective as of the Effective Time, by and between the Company and each of Jeffrey I. Rassas, Homayoon J. Farsi and Naser Ahmad, substantially in the form attached hereto as Exhibit H.

“Default” means (a) any actual breach or default, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach or default or (c) the occurrence of an event that, with or without the passage of time or the giving of notice or both, would give rise to a right of termination, renegotiation or acceleration.

“Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Escrow Agent” means The Bank of New York, as escrow agent under the Escrow Agreement.

“Escrow Agreement” means that certain escrow agreement to be entered into at the Closing by and between the Escrow Agent and Parent substantially in the form attached hereto as Exhibit A.

“Escrow Amount” has the meaning set forth in Section 2.9(a).

“eTechLogix” means eTechLogix, Inc., an Arizona corporation and wholly-owned subsidiary of the Company.

“eTechLogix Transaction” means (i) the conversion of the intercompany receivable from eTechLogix on the Company’s Most Recent Balance Sheet into an equity contribution, followed by (ii) the sale of all assets of eTechLogix, other than the excluded assets identified on Schedule 1.1(a), to the Company, with eTechLogix retaining all its Liabilities, in exchange for the assets of the Company identified on Schedule 1.1(b), followed by (iii) the sale by the Company of all of the issued and outstanding stock of eTechLogix to Jeffrey I. Rassas, Homayoon J. Farsi and Naser Ahmad or their designee for a purchase price of $1.

“Executives” means Jeffrey I. Rassas, Homayoon J. Farsi, Naser Ahmad and Jeffrey Perry.

“Final Escrow Expiration Date” means the date that is twenty-one months after the Effective Time.

“Fully-Diluted Closing Common Stock Number” shall mean the number of shares of Common Stock (i) issued and outstanding immediately prior to the Effective Time, (ii) issuable upon exercise of Vested In-The-Money Company Options outstanding immediately prior to the Effective Time and (iii) issuable upon exercise of In-The-Money Warrants outstanding immediately prior to the Effective Time.

“GAAP” means generally accepted United States accounting principles consistently applied over all relevant periods.

“Governmental Authority” means any court, administrative agency, regulatory body, commission or other governmental authority or instrumentality of the United States or any other country or any state, county, municipality or other governmental division of any country.

“Initial Escrow Expiration Date” means the date that is nine months after the Effective Time.

“In-The-Money Warrants” means Warrants with a per share exercise price that is less than the Per Common Equivalent Merger Consideration.

“Knowledge” of the Company means the knowledge of the Executives, which they would have after a reasonable investigation of the surrounding circumstances, whether or not in fact they made such reasonable investigation.

“Knowledge” of the Principal Stockholders means, with respect to Hayjour Family Limited Partnership, Farsi Family Trust and Ahmad Family Trust, as the case may be, the knowledge of Jeffrey Rassas, Homayoon Farsi and Naser Ahmad, respectively, which they would have after a reasonable investigation of the surrounding circumstances, whether or not in fact they made such reasonable investigation.

“Liabilities” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, known or unknown, and whether accrued, absolute, contingent, matured, unmatured or other, including, without limitation, “off-balance sheet” Liabilities.

“March 2005 Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries included in the Company’s Quarterly Report on Form 10-QSB for the period ended March 31, 2005.

“Material Adverse Effect” will be deemed to occur if any event (whether specific to the applicable party or generally applicable to multiple parties), violation, inaccuracy, circumstance or other matter has, or would reasonably be expected to have or give rise to, a material adverse effect on or material adverse change to (a) the condition (financial or otherwise), business, results of operations, assets, prospects, Liabilities, capitalization, operations or financial performance of the party making the representations and warranties and its Subsidiaries, taken as a whole, or (b) the ability of such party to consummate the transactions contemplated by this Agreement or to perform any of its obligations under this Agreement; provided, however, that in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect: any condition, fact, change, or effect relating to or arising from (1) compliance with the terms and conditions of this Agreement including any condition, fact, change or effect expressly contemplated or permitted by this Agreement, including any matter approved by Parent pursuant to this Agreement, (2) the execution, announcement, or consummation of this Agreement and the transactions contemplated hereby, including any impact on relationships, contractual or otherwise, with partners (including, without limitation, joint venture partners, syndication partners and strategic partners), customers, suppliers or employees (including, without limitation, any impact attributable to the actions contemplated by

Section 6.13 hereof); (3) changes in economic or regulatory conditions affecting the industry in which a party or any of its Subsidiaries operates generally or the United States economy generally, (4) changes affecting general worldwide economic or capital market conditions, or (5) an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism, unless, in the case of (3), (4) and (5), any such event, circumstance or other matter has, or could reasonably be expected to have or give rise to, a materially disproportionate adverse effect on the party making the representation, warranty or covenant and its Subsidiaries, taken as a whole.

“Merger Consideration” shall mean $6,720,000 plus the aggregate exercise price of all Vested In-The-Money Company Options and In-The-Money Warrants outstanding immediately prior to the Effective Time less any Transaction Fees of the Company and the Principal Stockholders in excess of $150,000, as set forth in the Transaction Fee Schedule delivered by the Company to Parent pursuant to Section 2.14 less the Excess D&O Policy Amount.

“Non-Competition Agreements” means those certain Non-Competition and Non-Solicitation Agreements to be entered into as of the date hereof, effective as of the Effective Time, by and between Parent and each of the Executives (other than Jeffrey Perry), substantially in the form attached hereto as Exhibit B.

“Order” means any judgment, decision, consent decree, injunction, ruling, order, award, writ, subpoena or verdict of any federal, state or local court, Governmental Authority or arbitrator.

“Ordinary Course of Business” or “Ordinary Course” or any similar phrase means the ordinary course of the Business, consistent with the past practice of the Company.

“Parent Transaction Expenses” means all fees and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby, including, without limitation, all attorneys’ fees and expenses, accountants; fees and expenses and fees and expenses of other agents and representatives, in an amount not to exceed $200,000.

“Participating Rights Holders” means those persons (other than the holders of Company Dissenting Shares) who, immediately prior to the Effective Time, were holders of Common Stock, Company Options or Warrants and whose interests therein, as the result of the Merger, are converted into rights to receive a portion of the Merger Consideration.

“Paying Agent” means The Bank of New York, as paying agent under the Paying Agent Agreement.

“Paying Agent Agreement” means the Paying Agent Agreement to be entered into as of the Closing Date between Parent and the Paying Agent pursuant to which the Stockholders shall receive consideration for their shares of capital stock of the Company that are surrendered in accordance with this Agreement and the Paying Agent Agreement.

“Per Common Equivalent Merger Consideration” means the amount equal to (x) the Merger Consideration divided by (y) the Fully-Diluted Closing Common Stock Number.

“Permits” means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority, whether foreign, federal, state or local, or any other Person, necessary for the past, present or anticipated conduct of, or relating to the operation of the Business.

“Permitted Encumbrances” means (a) liens, taxes, assessments and other governmental charges not yet due and payable, (b) statutory, mechanics’, laborers’ and materialmen liens arising in the Ordinary Course of Business for sums not yet due, (c) statutory and contractual landlord liens under leases pursuant to which the Company is a lessee and not in default, (d) with regard to real property, any and all matters of record in the jurisdiction where the real property is located including, without limitation, restrictions, reservations, covenants, conditions, oil and gas leases, mineral severances and liens and (e) with regard to real property, any easements, rights-of-way, building or use restrictions, prescriptive rights, encroachments, protrusions, rights and party walls, and liens for taxes, assessments, and other governmental charges not yet due.

“Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture or Governmental Authority.

“Principal Stockholders” has the meaning set forth in the introductory paragraph to this Agreement.

“Regulations” means any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other Governmental Authority, and including, without limitation, banking, consumer protection, mortgage broker licensing, environmental, energy and public utility laws and regulations, health codes, occupational safety and health regulations and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

“Second Escrow Expiration Date” means the date that is fifteen months after the Effective Time.

“Stockholders” means the stockholders of the Company.

“Subsequent Merger Consideration” means the initial Escrow Amount pursuant to Section 2.9(a), as such amount may be reduced through distributions of the Escrow Amount pursuant to Sections 2.9(b), 2.9(c), 2.9(d), 2.9(e), 9.2(a) and 9.5(c), or increased by virtue of interest or other income earned from the investment of the Escrow Amount pursuant to Section 2.9(a).

“Subsidiary” means (a) any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, (b) any partnership in which the Company is a general partner or (c) any limited liability company, partnership or other entity in which the Company possesses a 50% or greater interest in the total capital or total income of such limited liability company, partnership or other entity.

“Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (a) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the Stockholders immediately preceding such transaction hold less than fifty percent (50%) of the equity interest in the surviving or resulting entity of such transaction; (b) a sale or other disposition by the Company of all or substantially all of its assets, or (c) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the Company, in each case on terms (1) that the Company’s Board of Directors determines in good faith would be more favorable to the Stockholders, from a financial point of view, than the Merger, (2) that are reasonably capable of being consummated (taking into account all legal, financial, regulatory and other aspects of such proposal and the Person making such proposal), (3) for which financing, to the extent required by the party making such offer, is then fully committed, and (4) that would be reasonably likely of being fully negotiated and evidenced by the execution of definitive agreements between the Company and the Person or group making such offer within the 10 Business Day period following the first day on which the Company may conduct negotiations with such Person.

“Takeover Proposal” means any proposal for a merger, tender offer or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, (i) all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or (ii) a majority equity interest in, or any voting securities representing at least a majority of the voting interests of, the Company or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Transaction Fees” means fees and expenses of the Company incident to this Agreement and the transactions contemplated hereby, including legal and accounting fees, investment banking fees, fees and points to any lender, fees and expenses related to the procurement of the opinion referred to in Section 4.33 hereof, consulting fees and related disbursements in connection with any of the foregoing.

“Vested In-The-Money Company Options” means Vested Company Options with a per share exercise price that is less than the Per Common Equivalent Merger Consideration.

“Vested Company Options” means Company Options that are immediately exercisable for shares of Common Stock, including those Company Options that by their terms accelerate and become immediately exercisable as a result of the Merger.

“Warrants” means the warrants for Common Stock set forth on Schedule 4.4(b) attached hereto.

1.2. Terms Defined Elsewhere. The following is a list of additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:
Term	Section
20-20 Purchase Agreement	4.37
Agreement	Preamble
Benefit Plan(s)	Section 4.14(a)
CERCLA	Section 4.13
Claim Notice	Section 9.3(a)
Closing	Section 2.3
Closing Date	Section 2.3
Company	Preamble
Company Dissenting Shares	Section 2.11
Company Marks	Section 4.20(b)
Company Patents	Section 4.20(c)
Company Registered Copyrights	Section 4.20(d)
Company Registered IP	Section 4.20(g)
Company SEC Reports	Section 4.10(a)
Company Software	Section 4.20(l)
Company Stockholder Meeting	Section 6.9(d)
Copyrights	Section 4.20(a)
Covered Matter	Section 9.2(a)
Covered Party	Section 9.2(a)
D&O Insurance	Section 6.12(a)
Damages	Section 9.2(a)
Principal Stockholder Representative	Section 2.13(a)
DGCL	Section 2.1
Dispute Notice	Section 9.3(b)
Effective Time	Section 2.2
Employee Loans	Section 4.8(a)
ERISA	Section 4.14(a)
ERISA Affiliate	Section 4.14(a)
Escrow Account	Section 2.9(a)
Escrow Earnings	Section 2.9(a)
Excess D&O Policy Amount	Section 6.12(a)
Exchange Act	Section 4.10(a)
Final Aggregate Outstanding Claims	Section 2.9(d)
Final Retained Escrow Amount	Section 2.9(d)
Financial Statement	Section 4.10(b)
Hazardous Materials	Section 4.13
Inbound License Agreements	Section 4.20(i)
Initial Aggregate Outstanding Claims	Section 2.9(b)
Initial Retained Escrow Amount	Section 2.9(b)
Intellectual Property	Section 4.20(a)
IRS	Section 4.14(d)
Kinderhook	Section 2.9(a)
Marks	Section 4.20(a)

Material Contracts	Section 4.8(a)
Merger	Section 2.1
Merger Certificate	Section 2.2
Merger Sub	Preamble
Most Recent Balance Sheet	Section 4.10(c)
Outside Date	Section 8.1(b)
Parent	Preamble
Patents	Section 4.20(a)
Personal Element	Section 4.20(p)(v)
Principal Stockholder Representative	Section 2.13
Privacy Policies	Section 4.20(p)(i)
Proceeding	Section 4.18
Pro Rata Portion	Section 9.5(d)
Proxy Statement	Section 4.17
Real Property	Section 4.5(c)
SEC	Section 4.10(a)
Securities Act	Section 4.10(a)
Software	Section 4.20(l)
Subsequent Aggregate Outstanding Claims	Section 2.9(c)
Subsequent Retained Escrow Amount	Section 2.9(c)
Surviving Corporation	Section 2.1
Tax(es)	Section 4.12(a)(i)
Tax Return	Section 4.12(a)(ii)
Taxable	Section 4.12(a)(i)
Termination Fee	Section 8.2(b)
Threshold Amount	Section 9.5(a)
Trade Secrets	Section 4.20(a)
Transaction Fee Schedule	Section 2.14
Unaccrued Litigation and Consumer Complaints	Section 4.36
User Data	Section 4.20(p)(v)
Unique Identifying Number	Section 4.20(p)(v)
Voting Agreement	Recitals

ARTICLE II.

THE MERGER

2.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”). Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.

2.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined below), a certificate of merger, in proper form and mutually acceptable to the parties (the “Merger Certificate”), shall be duly executed and acknowledged by the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL. The Merger shall become effective at such time as a properly executed copy of the Merger Certificate is duly filed with the Secretary of State in accordance with the DGCL or such later time as Parent and the Company may agree upon and as set forth in the Merger Certificate (the time the Merger becomes effective being referred to herein as the “Effective Time”).

2.3. Closing of the Merger. The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Gibson, Dunn & Crutcher LLP at 333 South Grand Avenue, Los Angeles, California 90071. The Closing shall occur no later than five Business Days after the date on which the last of the conditions to Closing set forth in Article VII have been satisfied or waived by the party or parties entitled to waive the same, or such later date as to which the parties may agree (the “Closing Date”). The parties hereto shall use their commercially reasonable efforts to cause the Closing Date to occur as promptly as practicable.

2.4. Effects of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, immunities, powers and franchises and be subject to all of the debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub, all as provided under the DGCL.

2.5. Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation of the Company shall be amended to read as set forth in Exhibit C, attached hereto, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with Applicable Law. The bylaws of the Company shall be amended to read as set forth in Exhibit D, attached hereto, and shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

2.6. Directors. The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until such director’s successor is duly elected or appointed and qualified.

2.7. Officers. The officers of Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until such officer’s successor is duly elected or appointed and qualified.

2.8. Conversion of Shares; Treatment of Company Options and Warrants.

(a) At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (1) any Company Dissenting Shares, (2) any shares of Common Stock held directly or indirectly by the Company and (3) any shares of Common Stock held directly or indirectly by Parent or Merger Sub) will be converted into the right to receive an amount in cash equal to the Per Common Equivalent Merger Consideration, provided that a portion of such amount in respect of shares of Common Stock held by the Principal Stockholders shall be delivered into the Escrow Account (as defined below) in accordance with Section 2.9.

(b) At the Effective Time, each of the 100 outstanding shares of the common stock, no par value, of Merger Sub shall be converted into one share of common stock, $0.01 par value, of the Surviving Corporation.

(c) At the Effective Time, each share of Common Stock held in the treasury of the Company or owned by the Company, Parent or Merger Sub immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be canceled and extinguished and no payment shall be made with respect thereto.

(d) At the Effective Time, each Vested In-The-Money Company Option shall be cancelled and converted into the right to receive, in respect of each share of Common Stock subject to such Vested In-The-Money Company Option, an amount equal to the Per Common Equivalent Merger Consideration minus the exercise price with respect to such share, provided that a portion of such amount in respect of Vested In-The-Money Company Options held by the Principal Stockholders shall be delivered into the Escrow Account (as defined below) in accordance with Section 2.9.

(e) At the Effective Time, each In-The-Money Warrant shall be cancelled and converted into the right to receive, in respect of each share of Common Stock subject to such In-The-Money Warrant, an amount equal to the Per Common Equivalent Merger Consideration minus the exercise price with respect to such share, provided that a portion of such amount in respect of In-The-Money Warrants held by the Principal Stockholders shall be delivered into the Escrow Account (as defined below) in accordance with Section 2.9.

(f) At the Effective Time, all Company Options and Warrants that are not Vested In-The-Money Company Options or In-The-Money Warrants, as the case may be, shall be automatically terminated and cancelled in accordance with the terms of the Company Option Plan or applicable warrant agreement, as the case may be, and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, with no payment made with respect thereto.

2.9. Escrow Amount.

(a) Escrow Amount. At the Closing, Parent shall deliver an amount in cash equal to $672,000, with such amount to be contributed by the Principal Stockholders in accordance with their respective Pro Rata Portions (as defined below) by reducing the aggregate amounts payable to each of the Principal Stockholders pursuant to Section 2.8 hereof in respect to their shares of Common Stock, Vested In-The-Money Company Options and In-The-Money Warrants (as such amount may be increased or decreased from time to time in accordance with the terms of this Agreement and the Escrow Agreement, the “Escrow Amount”), to an escrow account (the “Escrow Account”) to be established by Parent with the Escrow Agent to be held by the Escrow Agent, pursuant to the terms of the Escrow Agreement, to serve as a source of payment and remedy for any claim for Damages for which any Covered Party is entitled to recovery pursuant to Article IX and to provide for the payment of the Subsequent Merger Consideration, if any. Any fees and expenses of the Escrow Agent shall be paid by Parent. During the period in which the Escrow Amount is retained in the Escrow Account, all interest or other income earned from the investment of the Escrow Amount (the “Escrow Earnings”) shall be retained in the Escrow Account as additional Escrow Amount.

(b) Initial Release of Escrow Amount. Promptly following the Initial Escrow Expiration Date, the Escrow Agent shall distribute to the Principal Stockholders, in accordance with the percentage amounts of Subsequent Merger Consideration to which each Principal Stockholder is entitled under this Agreement and the Escrow Agreement as set forth on the Closing Escrow Exhibit (provided, however, that Kinderhook Partners, LP (“Kinderhook”) shall receive its entire entitlement of Subsequent Merger Consideration prior to, and in preference of, any payments to the other Principal Stockholders), the Escrow Amount then remaining in the Escrow Account minus an amount equal to (i) $448,000 plus (ii) the aggregate dollar amount of claims for Damages made by all Covered Parties pursuant to Section 9.2 hereof for Covered Matters (the “Initial Aggregate Outstanding Claims”) which are then outstanding and unresolved (such amount of the retained Escrow Amount, as it may be further reduced after the Initial Escrow Expiration Date and prior to the Second Escrow Expiration Date by distributions to Principal Stockholders as set forth below and recoveries by Covered Parties pursuant to Section 9.2(a) hereof and the Escrow Agreement, the “Initial Retained Escrow Amount”). For purposes of clarification, in the event that the sum of the amounts set forth in (i) and (ii) above exceeds the remaining Escrow Amount, all the remaining Escrow Amount shall be retained in the Escrow Account as the Initial Retained Escrow Amount. In the event and to the extent that after the Initial Escrow Expiration Date, and before the Second Escrow Expiration Date any outstanding claim made by any Covered Party pursuant to Section 9.2 hereof for a Covered Matter is resolved against such Covered Party, the Escrow Agent shall distribute to the Principal Stockholders, pro rata in accordance with the percentage amounts of Subsequent Merger Consideration to which each Principal Stockholder is entitled under this Agreement and the Escrow Agreement, as set forth on the Closing Escrow Exhibit, an aggregate amount of the Initial Retained Escrow Amount equal to the amount of the outstanding claim resolved against such Covered Party; provided, however, that such distribution shall only be made to the extent that the Initial Retained Escrow Amount remaining after such distribution is greater than the sum of $448,000 and an amount that is sufficient to cover the amount of the Initial Aggregate Outstanding Claims that are still unresolved at such time. In the event and to the extent that, after the Initial Escrow Expiration Date and before the Second Escrow Expiration Date, any outstanding claim made by any Covered Party pursuant to Section 9.2 hereof for a Covered Matter is resolved in favor of such Covered Party, such Covered Party shall be entitled to recover pursuant to Section 9.2(a) hereof an amount from the Initial Retained Escrow Amount equal to the amount of the outstanding claim resolved in favor of such Covered Party.

(c) Second Release of Escrow Amount. Promptly following the Second Escrow Expiration Date, the Escrow Agent shall distribute to the Principal Stockholders, in accordance with the percentage amounts of Subsequent Merger Consideration to which each Principal Stockholder is entitled under this Agreement and the Escrow Agreement as set forth on the Closing Escrow Exhibit, the Escrow Amount then remaining in the Escrow Account minus an amount equal to (i) $224,000 plus (ii) the aggregate dollar amount of claims for Damages made by all Covered Parties pursuant to Section 9.2 hereof for Covered Matters (the

“Subsequent Aggregate Outstanding Claims”) which are then outstanding and unresolved (such amount of the retained Escrow Amount, as it may be further reduced after the Second Escrow Expiration Date and prior to the Final Escrow Expiration Date by distributions to Principal Stockholders as set forth below and recoveries by Covered Parties pursuant to Section 9.2(a) hereof and the Escrow Agreement, the “Subsequent Retained Escrow Amount”). For purposes of clarification, in the event that the sum of the amounts set forth in (i) and (ii) above exceeds the remaining Escrow Amount, all the remaining Escrow Amount shall be retained in the Escrow Account as the Subsequent Retained Escrow Amount. In the event and to the extent that after the Second Escrow Expiration Date, and before the Final Escrow Expiration Date any outstanding claim made by any Covered Party pursuant to Section 9.2 hereof for a Covered Matter is resolved against such Covered Party, the Escrow Agent shall distribute to the Principal Stockholders, pro rata in accordance with the percentage amounts of Subsequent Merger Consideration to which each Principal Stockholder is entitled under this Agreement and the Escrow Agreement, as set forth on the Closing Escrow Exhibit, an aggregate amount of the Subsequent Retained Escrow Amount equal to the amount of the outstanding claim resolved against such Covered Party; provided, however, that such distribution shall only be made to the extent that the Subsequent Retained Escrow Amount remaining after such distribution is greater than the sum of $224,000 and an amount that is sufficient to cover the amount of the Subsequent Aggregate Outstanding Claims that are still unresolved at such time. In the event and to the extent that, after the Second Escrow Expiration Date and before the Final Escrow Expiration Date, any outstanding claim made by any Covered Party pursuant to Section 9.2 hereof for a Covered Matter is resolved in favor of such Covered Party, such Covered Party shall be entitled to recover pursuant to Section 9.2(a) hereof an amount from the Subsequent Retained Escrow Amount equal to the amount of the outstanding claim resolved in favor of such Covered Party.

(d) Final Release of Escrow Amount. Promptly following the Final Escrow Expiration Date, the Escrow Agent shall distribute to the Principal Stockholders, in accordance with the percentage amounts of Subsequent Merger Consideration to which each Principal Stockholder is entitled under this Agreement and the Escrow Agreement as set forth on the Closing Escrow Exhibit, the Escrow Amount then remaining in the Escrow Account minus an amount equal to the aggregate dollar amount of claims for Damages made by all Covered Parties pursuant to Section 9.2 hereof for Covered Matters (the “Final Aggregate Outstanding Claims”) which are then outstanding and unresolved (such amount of the retained Escrow Amount, as it may be further reduced after the Final Escrow Expiration Date by distributions to Principal Stockholders as set forth below and recoveries by Covered Parties pursuant to Section 9.2(a) hereof and the Escrow Agreement, the “Final Retained Escrow Amount”). For purposes of clarification, in the event that the amount of Final Aggregate Outstanding Claims exceeds the remaining Escrow Amount, all the remaining Escrow Amount shall be retained in the Escrow Account as the Final Retained Escrow Amount. In the event and to the extent that after the Final Escrow Expiration Date any outstanding claim made by any Covered Party pursuant to Section 9.2 hereof for a Covered Matter is resolved against such Covered Party, the Escrow Agent shall distribute to the Principal Stockholders, pro rata in accordance with the percentage amounts of Subsequent Merger Consideration to which each Principal Stockholder is entitled under this Agreement and the Escrow Agreement, as set forth on the Closing Escrow Exhibit, an aggregate amount of the Final Retained Escrow Amount equal to the amount of the outstanding claim resolved against such Covered Party; provided, however, that such distribution shall only be made to the extent that the Final Retained Escrow Amount remaining after such distribution would be sufficient to cover the amount of the Final Aggregate Outstanding Claims that are still unresolved at such time. In the event and to the extent that, after the Final Escrow Expiration Date any outstanding claim made by any Covered Party pursuant to Section 9.2 hereof for a Covered Matter is resolved in favor of such Covered Party, such Covered Party shall be entitled to recover pursuant to Section 9.2(a) hereof an amount from the Final Retained Escrow Amount equal to the amount of the outstanding claim resolved in favor of such Covered Party.

2.10. Distribution of the Closing Amount.

(a) At the Closing, Parent shall deliver to the Paying Agent the Closing Amount and the Paying Agent shall, at or as soon as reasonably practicable after the Effective Time and subject to the provisions of the Paying Agent Agreement and this Agreement, pay and distribute to each Participating Rights Holder the portion of the Closing Amount to which such holder is entitled pursuant to Section 2.8 (subject to Section 2.9 with respect to the Principal Stockholders).

(b) Each holder of shares of Common Stock that have been converted into a right to receive a portion of the Closing Amount, upon surrender to the Paying Agent of a certificate or certificates formerly representing such shares of Common Stock, together with a properly completed letter of transmittal covering such shares of Common Stock substantially in the form attached hereto as Exhibit E, will be entitled to receive from the Paying Agent payment of the portion of the Closing Amount to which such stockholder is entitled pursuant to and in accordance with the terms of the Paying Agent Agreement in respect of the number of shares of Common Stock represented by such certificate or certificates, as the case may be. Each certificate that is surrendered pursuant to this Section 2.10(b) shall forthwith be canceled. Until so surrendered and except as otherwise set forth in Section 2.11, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive the applicable portion of the Merger Consideration. No interest will be paid or will accrue on such portion of the Merger Consideration.

(c) After the Effective Time, there shall be no further registration of transfers of shares of Common Stock. If, after the Effective Time, certificates formerly representing shares of Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(d) In the event that any certificate evidencing shares of Common Stock shall have been lost, stolen or destroyed, Parent shall pay in exchange therefor, upon making of an affidavit of that fact by the holder thereof, a portion of the Closing Amount due in respect of such shares of Common Stock that is payable pursuant to this Agreement; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the delivery of a suitable bond or indemnity agreement by the owner of such lost, stolen or destroyed certificate.

(e) Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Common Stock for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property escheat or similar law. On the one-year anniversary of the Closing Date the Paying Agent shall return to Parent all unclaimed money then held by it pursuant to the Paying Agent Agreement.

(f) Two Business Days before the Closing Date the Company shall deliver to Parent a schedule setting forth the then outstanding number of shares of Common Stock, Vested In-The-Money Company Options and In-The-Money Warrants, and shall on the Closing Date provide an update of such schedule through the Effective Time.

2.11. Dissenting Shares. Any holder of shares of Common Stock issued and outstanding immediately prior to the Effective Time with respect to which appraisal and/or dissenter’s rights, if any, are available by reason of the Merger pursuant to Section 262 of the DGCL (“Company Dissenting Shares”) shall not be entitled to receive any portion of the Merger Consideration pursuant to Section 2.8, unless such holder fails to perfect, effectively withdraws or loses its appraisal rights and/or rights to dissent from the Merger under the DGCL. Such holder shall be entitled to receive only such rights as are granted under Section 262 of the DGCL. If any such holder fails to perfect, effectively withdraws or loses such appraisal and/or dissenter’s rights under the DGCL, such Company Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive that portion of the Merger Consideration due pursuant to the provisions of Section 2.8. Any payments made with respect to Company Dissenting Shares shall be made solely by the Surviving Corporation, and no funds or other property have been or shall be provided by Parent, Merger Sub or any of Parent’s Affiliates for such payment.

2.12. Withholding Rights.  Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of United States federal, state or local, or any foreign, tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by Parent, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable holders of shares of Common Stock, Warrants and Vested Company Options in respect of which Parent made such deduction and withholding.

2.13. Principal Stockholder Representative.

(a) Appointment of Principal Stockholder Representative. Each of the Principal Stockholders hereby constitutes and appoints Homayoon Farsi (who, by his signature on the signature pages to this Agreement, consents to and accepts this appointment) or his successors or replacements, as determined by the Principal Stockholders holding a majority of the shares of Common Stock held by all Principal Stockholders immediately prior to the Effective Time, as the agent and attorney-in-fact (the “Principal Stockholder Representative”) of the Principal Stockholders to act as their representative under this Agreement in accordance with the terms of this Section 2.13. In the event of the resignation, removal, death or incapacity of the Principal Stockholder Representative, a successor shall thereafter be appointed by an instrument in writing signed by such successor Principal Stockholder Representative and by the holders of a majority of the shares of Common Stock held by the Principal Stockholders immediately prior to the Effective Time, and such appointment shall become effective as to any such successor when a copy of such instrument shall have been delivered to Parent. The

Principal Stockholder Representative may be removed by action of the holders of a majority of the shares of Common Stock held by the Principal Stockholders immediately prior to the Effective Time, and such removal shall become effective as to any such successor when a copy of such instrument shall have been delivered to Parent.

(b) Reimbursement of Expenses. Parent and the Company shall have no obligation to reimburse the Principal Stockholder Representative for any expenses incurred in connection with the performance of his, her or its duties hereunder.

2.14. Transaction Fees. No later than five (5) Business Days prior to the Closing Date, the Company will provide to Parent an itemized and complete schedule of the Transaction Fees of the Company and, to the extent agreed or required to be paid by the Company, the Principal Stockholders, which schedule shall include and specifically identify such reserves as the Company determines in good faith to be appropriate for any Transaction Fees that are not then known or determinable (the “Transaction Fee Schedule”). The Merger Consideration shall be reduced in accordance with its definition in Section 1.1 by the amount of the Transaction Fees set forth on the Transaction Fee Schedule that are in excess of $150,000 to the extent such Transaction Fees remain accrued but unpaid as of the Closing Date. If total Transaction Fees are in excess of $150,000, then in the event that any Transaction Fees of the Company are determined to exist after the Closing Date which were not paid or accrued by the Company prior to the Closing Date, Parent may, at its election, seek recovery thereof from the Principal Stockholders through the Escrow Account. In no event will Parent, Merger Sub or the Surviving Corporation be responsible for payment of Transaction Fees of the Company in excess of the amounts paid or accrued by the Company and the Principal Stockholders as set forth in the Transaction Fee Schedule if total Transaction Fees are in excess of $150,000.

ARTICLE III.

CLOSING DELIVERIES

3.1. Deliveries by the Company and the Principal Stockholders at the Closing. At the Closing, the Company and the Principal Stockholders, as the case may be, shall deliver, or cause to be delivered:

(a) the written opinions of Snell & Wilmer, L.L.P. and Jeffrey Perry, counsel for the Company and General Counsel of the Company, respectively, dated as of the Closing Date, substantially in the forms attached hereto as Exhibits F and I, respectively;

(b) the written opinions of counsel for each of the Principal Stockholders, dated as of the Closing Date, substantially in the form attached hereto as Exhibit G;

(c) certified organizational documents and certificates of good standing (i) issued by the Secretary of State of the State of Delaware for the Company, (ii) issued by the states in which the Company is qualified to do business as a foreign corporation, and (iii) issued by the state of organization for each Subsidiary, dated not more than five Business Days prior to the Closing Date with a bring-down good standing certificate dated as of the Closing Date (or verbal confirmation);

(d) a certificate, dated as of the Closing Date and signed by the Company’s President or Vice President, as to the fulfillment of the conditions set forth in Section 7.3;

(e) a certificate executed by the Secretary of the Company, dated as of the Closing Date, certifying resolutions adopted by the Company’s board of directors and stockholders relating to the transactions contemplated by this Agreement and the Ancillary Agreements;

(f) copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions hereunder;

(g) Amendments, acceptable to Parent, to the Material Contracts set forth on Schedule 3.1(g);

(h) copies of the Company’s form “At Will Employment Agreement and Restrictive Covenant” executed by each current employee of the Company or its Subsidiaries who has not executed such agreement as of the date hereof;

(i) evidence reasonably satisfactory to Parent that each officer and director of the Company has resigned from such positions effective as of the Effective Time;

(j) to the extent not received on or prior to the date hereof, documentation evidencing the transfer and assignment to the Company of the ownership rights (including all intellectual property rights) in any Software (including enhancements made to the Company Software) or other works of authorship or Intellectual Property developed or modified by eTechLogix Systems India Pvt Limited that is being used or in the past has been used by the Company (including without limitation documentation evidencing that, prior to such transfer and assignment, eTechLogix Systems India Pvt Limited obtained all such assignments or other documents necessary to vest in eTechLogix Systems India Pvt Limited exclusive ownership of all Software, works of authorship, and Intellectual Property created or developed by its employees or contractors), in form and substance reasonably satisfactory to Parent;

(k) a copy of the Escrow Agreement, dated as of the Closing Date, executed by the Principal Stockholder Representative;

(l) evidence reasonably satisfactory to Parent that the Company’s indemnification arrangements with its executive officers in respect of their use of personal credit cards on behalf of the Company have been terminated as of the Closing Date and that all obligations to such executive officers arising thereunder have been paid or satisfied on or prior to the Closing Date;

(m) evidence reasonably satisfactory to Parent that the Company’s Board of Directors has taken necessary actions to authorize or ratify the current number of directors, the classification of the directors in accordance with the Company’s bylaws and issuances of securities, warrants and options of the Company; and

(n) such other documents and items as Parent may reasonably request.

3.2. Deliveries by Parent and Merger Sub at the Closing. At the Closing, Parent and Merger Sub shall deliver, or cause to be delivered:

(a) the Closing Amount to the Paying Agent to be distributed pursuant to Section 2.10;

(b) the Escrow Amount to the Escrow Agent pursuant to Section 2.9(a);

(c) a certificate, dated as of the Closing Date and signed by an officer of Parent, as to the fulfillment of the conditions set forth in Section 7.2;

(d) a copy of the Escrow Agreement, dated as of the Closing Date, executed by Parent and the Escrow Agent; and

(e) such other documents and items as the Company may reasonably request.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL STOCKHOLDERS

As a material inducement to Parent and Merger Sub to enter into this Agreement, except as disclosed in the disclosure Schedules delivered to Parent and Merger Sub by the Company concurrently herewith (each section of which qualifies only the representation in the correspondingly numbered Section of this Agreement) and except as provided herein, the Company and the Principal Stockholders (excluding Kinderhook), jointly and severally (except as to Sections 4.28, 4.29 and 4.30, which each Principal Stockholder (including Kinderhook) makes severally as to such Principal Stockholder), hereby represent and warrant to Parent and Merger Sub, which representations and warranties are true, correct and complete, that:

4.1. Organization of the Company. The Company is duly organized and validly existing under the laws of the state of Delaware with full corporate power and corporate authority to conduct the Business as it is presently being conducted, to own or lease, as applicable, its assets and properties, and to perform all its obligations under its Material Contracts (as defined below). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. Copies of the certificate of incorporation and bylaws of the Company, and all amendments thereto, have heretofore been delivered to Parent and are accurate and complete as of the date hereof.

4.2. Subsidiaries. Except as set forth on Schedule 4.2, the Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity. Each Subsidiary of the Company: (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) is duly qualified to do business and in good standing as a foreign corporation in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for any failure to be so qualified that would not reasonably be expected to be material; and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. Copies of the organizational documents of each Subsidiary of the Company, and all amendments thereto, have heretofore been delivered to Parent and are accurate and complete as of the date hereof.

4.3. Authorization. The Company has all requisite power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly approved by the board of directors of the Company. Other than the Company Stockholder Approval, no other proceeding on the part of the Company or the stockholders of the Company is necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and is, and, upon execution and delivery of the Ancillary Agreements, this Agreement and the Ancillary Agreements to which the Company is party will be, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

4.4. Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share. As of the date hereof, there are issued and outstanding 54,552,653 shares of Common Stock and no shares of preferred stock. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof. There are no accrued or unpaid dividends on any of the shares of Common Stock.

(b) Except as set forth on Schedule 4.4(b), there are no (i) options, warrants, agreements, convertible or exchangeable securities or other commitments pursuant to which the Company is or may become obligated to issue, sell, transfer, purchase, return or redeem shares of capital stock or other securities of the Company, (ii) securities of the Company reserved for issuance for any purpose, (iii) agreements pursuant to which registration rights in the shares of capital stock of the Company have been granted, (iv) stockholders agreements, whether written or verbal, among any current or former stockholders of the Company or (v) statutory or contractual preemptive rights or rights of first refusal with respect to the Common Stock.

(c) The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock or other securities. There are no agreements between any of the stockholders of the Company with respect to the voting or transfer of the capital stock of the Company or with respect to any other aspect of the Company’s affairs.

(d) Schedule 4.4(d) sets forth a true and complete list as of the date hereof of all holders of outstanding Company Options, the exercise price per share, the term of each such Company Option, whether such Company Option is a nonqualified stock option or incentive stock option, whether the optionee is an employee of the Company on the date of this Agreement and any restrictions on exercise or sale of such Company Option or underlying shares (other than any restrictions contained in the agreements listed on Schedule 4.4(b)).

(e) The outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof. Except as set forth on Schedule 4.4(e), the Company owns (or another Subsidiary of the Company owns) of record and beneficially all the issued and outstanding interests in each such Subsidiary, free and clear of any Encumbrances other than Permitted Encumbrances. Except as set forth on Schedule 4.4(e), there are no outstanding options (whether vested or unvested), warrants, rights or other securities exercisable or exchangeable for any capital stock of any Subsidiary, any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of any such Subsidiary’s capital stock, or any agreements of any kind which may obligate any such Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

4.5. Title to Properties and Assets.

(a) Except as set forth on Schedule 4.5(a), (i) the Company and each of its Subsidiaries has good and valid title to or, in the case of leased properties or properties held under license, a good and valid leasehold or license interest in, all of its properties and assets and (ii) the Company and each of its Subsidiaries holds title to each material property and asset which it purports to own, free and clear of any Encumbrances other than Permitted Encumbrances. The representations in this Section 4.5 do not apply to the Intellectual Property rights as to which only the representations in Section 4.20 shall apply.

(b) All of the tangible assets of the Company and each of its Subsidiaries are in all material respects in reasonably serviceable operating condition and repair and are adequate for the conduct of the Business in substantially the same manner as it has heretofore been conducted.

(c) Schedule 4.5(c) sets forth a true and complete list of all real property owned or leased by the Company and each of its Subsidiaries (collectively, the “Real Property”), including the location of, and a brief description of the nature of the activities conducted on, such Real Property. Except as set forth on Schedule 4.5(c), the Company or one of its Subsidiaries has good and marketable fee simple title to or a valid leasehold interest in the Real Property, free and clear of all Encumbrances, except Permitted Encumbrances.

4.6. Absence of Certain Activities. Except as set forth on Schedule 4.6, since December 31, 2004, there has not been:

(a) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results or prospects of the Company and its Subsidiaries, or the Business.

(b) any cancellation or waiver by the Company or any of its Subsidiaries of any valuable claim or right or of a material debt owed to it;

(c) any satisfaction or discharge of Encumbrance or payment of any obligation by the Company or any of its Subsidiaries, except such a satisfaction, discharge or payment made in the Ordinary Course of Business that is not material to the assets, properties, financial condition or operating results of the Company and its Subsidiaries, or the Business;

(d) any material change or amendment to a Material Contract (as defined below), except for changes or amendments which are expressly provided for or disclosed in this Agreement; or

(e) any creation or assumption by the Company or any of its Subsidiaries of any material Encumbrance on any of their assets, other than Permitted Encumbrances.

4.7. Certain Actions. Since December 31, 2004, there has not been any change, effect, event, occurrence, state of facts or development known to the Company that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, except as disclosed in Schedule 4.7:

(a) the Company and its Subsidiaries have conducted the Business in the Ordinary Course of Business and consistent with past practice;

(b) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any of the shares of the capital stock of Company or its Subsidiaries, or any repurchase, redemption or other acquisition by the Company or its Subsidiaries of any outstanding shares or other equity securities of, or other equity securities or ownership interests in, the Company or its Subsidiaries, as the case may be;

(c) there has not been any amendment of any provision of the Certificate of Incorporation, Bylaws or other organizational document of the Company or any of its Subsidiaries, or of any material term of any outstanding security issued by the Company or any of its Subsidiaries;

(d) there has not been any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money, other than borrowings under existing short-term credit facilities;

(e) there has not been any change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP and concurred with by independent public accountants of the Company and set forth on Schedule 4.7(e);

(f) neither the Company nor or any of its Subsidiaries has (i) granted any severance or termination pay to any director, officer or employee of the Company or any Subsidiary of the Company, (ii) entered into any employment, deferred compensation or other similar agreement with (or any amendment to any such existing agreement) any director, officer or employee of the Company or any Subsidiary of the Company, (iii) increased the benefits payable under any existing severance or termination pay policies or employment agreements, or (iv) increased the compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary of the Company, in each case other than in the Ordinary Course of Business;

(g) there has been no issuance of equity securities of the Company, other than pursuant to the exercise of Company Options outstanding as of December 31, 2004;

(h) there has not been any acquisition or disposition of assets material to the Company or any of its Subsidiaries or any acquisition or disposition of capital stock of any third party or any merger or consolidation with any third party, by the Company or any Subsidiary of the Company;

(i) neither the Company nor or any of its Subsidiaries has entered into any joint venture, partnership or similar agreement with any Person other than a wholly-owned Subsidiary of the Company;

(j) neither the Company nor or any of its Subsidiaries has made any loans or advances to any Person, other than ordinary advances to employees for travel expenses;

(k) neither the Company nor any of its Subsidiaries has redeemed, repurchased or otherwise acquired for any consideration any outstanding shares of capital stock, or other membership or ownership interests in, or other equity securities of the Company or any of its Subsidiaries, or any securities which are convertible into or exchangeable or exercisable therefor;

(l) neither the Company nor any of its Subsidiaries has made or changed any election in respect of material Taxes, entered into any closing agreement, settled any claim or assessment in respect of material Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes; and

(m) neither the Company nor or any of its Subsidiaries has authorized or committed or agreed to take any of the actions described in subsections (a) through (k) of this Section 4.7, except as otherwise permitted by this Agreement.

4.8. Material Contracts.

(a) All agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness (including, without limitation, all evidences of indebtedness owed to the Company by any officer, director or employee of the Company or any Subsidiary of the Company (collectively the “Employee Loans”)), Liabilities and other obligations to which the Company or any of its Subsidiaries is a party or by which any of them is bound that (i) are material to the conduct and operations of the Business and their respective properties, (ii) include as a party any Stockholder or any holder of any equity interest in any of the Company’s Subsidiaries or any of the officers, consultants, directors or employees of the Company or any of its Subsidiaries, (iii) require the Company or any of its Subsidiaries to provide in-kind consideration, (iv) are not in the Ordinary Course of Business, (v) involve real property, (vi) involve a joint venture, partnership, or limited liability company relationship, (vii) is listed on Schedule 4.21(a) or (b), (viii) restrict the ability of the Company, or any of its Subsidiaries or Affiliates, to engage in any business in any manner or in any geographic area, (ix)  obligate the Company or any of its Subsidiaries to develop any product or technology or (x) provide that the Company or any of its Subsidiaries shall indemnify or hold harmless any other Person (collectively, the “Material Contracts”) are listed in Schedule 4.8 and have been provided to Parent and its counsel. For purposes of this Section 4.8, “material” shall mean either (x) having an aggregate value, cost or amount in excess of $25,000 or (y) not terminable upon thirty days’ or fewer notice without penalty or additional Liabilities.

(b) Each Material Contract is in full force and effect, paid currently, and has not been materially impaired by any acts or omissions of the Company. Except for those Material Contracts denoted with two asterisks (**) as set forth on Schedule 4.8, no Material Contract requires the consent of any other contracting party to prevent a breach of, a Default under, or a termination, change in the terms or conditions or modification of, any Material Contract as a result of the consummation of the transactions contemplated hereunder. All of the Material Contracts are valid, binding and enforceable in accordance with their terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law. The Company and each of its Subsidiaries has fulfilled, or taken all action reasonably necessary to enable it to fulfill when due, all of its material obligations under each of such Material Contracts. The Company and its Subsidiaries are not in Default under any Material Contracts. To the actual knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), no other party is in material Default under such Material Contracts. To the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute a material Default under such Material Contracts and no written notice of any claim of Default has been given to the Company or its applicable Subsidiary. The Company is not aware of any intent by any party to any Material Contract to terminate or amend the terms thereof or to refuse to renew any such Material Contract upon expiration of its term. Neither the Company nor its applicable Subsidiary is currently paying liquidated damages in lieu of performance under any Material Contract.

4.9. Compliance with Other Instruments. Neither the Company nor any of its Subsidiaries is in any violation, breach or Default (a) of any term of its Certificate of Incorporation, Bylaws or similar organizational documents, (b) in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which the Company or such Subsidiary is a party or by which it may be bound or (c) of any provision of any foreign or domestic state or federal judgment, decree, order, statute, rule or regulation applicable to or binding upon such Company or such Subsidiary. The execution, delivery and performance of and compliance with this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not result in any such violation, breach or Default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a Default under the Certificate of Incorporation, Bylaws or similar organizational documents of the Company or any of its Subsidiaries, or any Default, termination or acceleration of any Material Contract, or a violation of any statutes, laws, Regulations or Orders, or an event which results in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets of the Company or any of its Subsidiaries.

4.10. SEC Reports and Financial Statements.

(a) Since its initial public offering, the Company and its Subsidiaries have filed with the Securities and Exchange Commission (the “SEC”) all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by them with the SEC (as amended since the time of their filing and prior to the date hereof, collectively, the “Company SEC Reports”) and have heretofore made available to Parent complete and correct copies of all Company SEC Reports. As of their respective dates, the Company SEC Reports complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, including the rules and regulations of the SEC promulgated thereunder (the “Exchange Act”), or the Securities Act of 1933, as amended, including the rules and regulations of the SEC promulgated thereunder (the “Securities Act”) applicable, as the case may be, to such Company SEC Reports, and none of the Company SEC Reports contained, at the time they were filed or became effective, as the case may be, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including any related notes) included in the Company SEC Reports (collectively, the “Financial Statements”) (i) are complete in all material respects, (ii) are in accordance with the books and records of the Company and its Subsidiaries, (iii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, (iv) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (v) fairly and accurately present the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of operations and changes in cash flows for the periods then ended (except that unaudited interim financial statements may not contain footnotes and may be subject to normal year-end adjustments).

(c) The unaudited balance sheet of the Company and its Subsidiaries as of May 31, 2005 (the “Most Recent Balance Sheet”), and the unaudited income statement of the Company and its Subsidiaries for the month ended May 31, 2005 have heretofore been provided to Parent and were prepared (a) in accordance with the books and records of the Company and its Subsidiaries in the Ordinary Course of Business and consistent with the Company’s past practices with respect to the preparation of its monthly financial statements and (b) in accordance with the Company’s standard internal accounting practices applicable to the preparation of its monthly financial statements.

(d) The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects with applicable legal and accounting requirements and reflect only actual transactions.

4.11. Liabilities. Except as disclosed in the Financial Statements as of and for the period ended March 31, 2005, neither the Company nor its Subsidiaries has incurred any Liabilities of any nature, except (i) Liabilities which (A) are accrued or reserved against in such Financial Statements or (B) were incurred after March 31, 2005 in the Ordinary Course of Business, or (ii) Liabilities that have been discharged or paid in full prior to the date hereof.

4.12. Taxes.

(a) Definitions. For purposes of this Agreement:

(i) the term “Tax” (including with correlative meaning, the terms “Taxes” and “Taxable”) means (A) all taxes, duties, charges, levies, imposts, withholdings or charges (including, without limitation, net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, duties, charges, levies, imposts withholdings or charges of any kind whatsoever) whenever and by whatever authority imposed, and whether of the United States or elsewhere, whether or not any such taxes, duties, charges, levies, imposts or withholdings are directly or primarily chargeable against or to the Company or any of its Subsidiaries, together with in any such case any interest, fines, penalties, surcharges and charges incidental or relating to the imposing of any of such Taxes and any additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and

(ii) the term “Tax Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

(b) The Company and its Subsidiaries have accurately prepared and timely filed all Tax Returns they are required to have filed. Such Tax Returns are accurate, complete and correct and do not contain a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law).

(c) The Company and its Subsidiaries have timely paid or will cause to be timely paid all Taxes that have become due or payable or that will become due payable prior to the Closing Date and have adequately reserved in the Most Recent Balance Sheet for all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable as of the balance sheet date.

(d) Except as set forth on Schedule 4.12(d):

(i) no claim has been made by any taxing authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to Tax by that jurisdiction;

(ii) no extensions or waivers of statutes of limitations with respect to the Tax Returns have been given by or requested from the Company or any of its Subsidiaries.

(iii) no power of attorney has been granted by the Company or any of its Subsidiaries with respect to any matter relating to Taxes; and

(iv) no written claim for assessment or collection of Taxes is presently being asserted against the Company or any of its Subsidiaries, and there is no presently pending audit examination, refund claim, litigation, proceeding, proposed adjustment or matter in controversy with respect to any Taxes of or with respect to the Company or any of its Subsidiaries, and neither the Company, any of its Subsidiaries nor any Principal Stockholder (excluding Kinderhook) has actual knowledge that any such action or proceeding is being contemplated.

(e) Schedule 4.12(e) sets forth:

(i) those taxable years for which examinations by taxing authorities are presently being conducted;

(ii) those years for which notice of pending or threatened examination or adjustment has been received; and

(iii) those years for which required income Tax Returns have not yet been filed.

(f) Except to the extent indicated in Schedule 4.12(f), all deficiencies asserted or assessments made against the Company and its Subsidiaries as a result of any examinations by any taxing authority have been fully paid.

(g) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any of its Subsidiaries.

(h) The Company and its Subsidiaries are not parties to or bound by any tax indemnity, tax sharing or tax allocation agreement.

(i) The Company and its Subsidiaries are not parties to or bound by any closing agreement, offer in compromise or any other agreement with any taxing authority.

(j) Except to the extent indicated in Schedule 4.12(j):

(i) the Company and its Subsidiaries have never been members of an affiliated group of corporations, within the meaning of Section 1504 of the Code (or any predecessor provision or comparable provision of state, local or foreign law), or members of combined, consolidated or unitary group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent;

(ii) the Company and its Subsidiaries have no liability for Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign income Tax law), as transferee or successor, by contract, or otherwise;

(iii) the Company and its Subsidiaries have not been personal holding companies under Section 542 of the Code;

(iv) neither the Company nor any of its Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code; and

(v) neither the Company nor any of its Subsidiaries has engaged in a transaction that constitutes a “reportable transaction”, as such term is defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction that constitutes a “listed transaction,” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2).

(k) The Company and its Subsidiaries have not agreed to make, nor are they required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state or foreign tax laws by reason of a change in accounting method or otherwise. The Company and its Subsidiaries have not taken action that is not in accordance with past practice that could defer a liability for Taxes of the Company and its Subsidiaries from any taxable period ending on or before the Closing Date to any taxable period ending after such date. Neither the Company nor any of its Subsidiaries has entered into a transaction which is being accounted for under the installment method of Section 453 of the Code.

(l) The Company and its Subsidiaries are not parties to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company and its Subsidiaries, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(m) Schedule 4.12(m) sets forth all foreign jurisdictions in which the Company and each of its Subsidiaries are subject to tax, are engaged in business or have a permanent establishment.

(n) The Company and its Subsidiaries are not parties to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

(o) The provisions for Taxes currently payable on the Most Recent Balance Sheet are at least equal, as of the date thereof, to all unpaid Taxes of the Company and its Subsidiaries whether or not disputed. The Company and its Subsidiaries have and will have no accrued liability for Taxes in respect of taxable periods or portions thereof following the date of the Most Recent Balance Sheet and ending on or before the Closing Date other than Taxes incurred in the Ordinary Course of Business.

(p) None of the Company’s Subsidiaries is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code, and neither the Company nor any Subsidiary is a shareholder, directly or indirectly, in a passive foreign investment company. No Subsidiary that is not a United States person (i) is, or at any time has been, engaged in the conduct of a trade or business within the United States or treated as or considered to be so engaged and (ii) has, or at any time has had, an investment in “United States property” within the meaning of Section 956(c) of the Code. Neither the Company nor any Subsidiary is, or at any time has been, subject to (i) the dual consolidated loss provisions of the Section 1503(d) of the Code, or (ii) the overall foreign loss provisions of Section 904(f) of the Code.

(q) Neither Company nor any of its Subsidiaries has issued options or stock purchase rights (or similar rights) that purported to be governed by Sections 421 or 423 of the Code that were not so governed when issued.

(r) Neither Company nor any of its Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(s) Neither Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(t) There is currently no limitation on the utilization of Tax attributes of the Company or any subsidiary under Sections 269, 382, 383, 384 or 1502 of the Code (and comparable provisions of state, local or foreign law). Neither the Company nor any of its Subsidiaries has undergone an ownership change within the meaning of Section 382(g) of the Code.

(u) The Company does not have any outstanding stock which is subject to a “substantial risk of forfeiture” within the meaning of Section 83(c)(1) of the Code and for which an election under Section 83(b) of the Code has not been made.

4.13. Environmental Matters. During the period that the Company and its Subsidiaries have owned or leased their properties and facilities, (a) there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities and (b) neither the Company nor any of its Subsidiaries nor, to the actual knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials. Neither the Company nor any of the Principal Stockholders (excluding Kinderhook) has any Knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to the Company or one of its Subsidiaries having taken possession of any of such properties or facilities. For purposes of this Agreement, the terms “disposal,”“release” and “threatened release” shall have the definitions assigned thereto by the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”). For the purposes of this Section 4.13, “Hazardous Materials” shall mean any hazardous or toxic substance, material or waste which is regulated under, or defined as a “hazardous substance,”“pollutant,”“contaminant,”“toxic chemical,”“hazardous material,”“toxic substance” or “hazardous chemical” under (i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (iii) the U.S. Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (iv) the U.S. Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (v) the U.S. Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (vi) regulations promulgated under any of the above statutes or (vii) any applicable state or local statute, ordinance, rule, or Regulation that has a scope or purpose similar to those statutes identified above.

4.14. Employee Benefits.

(a) Schedule 4.14(a) lists as of the date hereof all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all bonus, stock option, stock purchase, restricted stock, incentive compensation, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care, severance and other similar fringe or employee benefit plans, programs or arrangements and any current or former employment or executive compensation or severance agreements written or otherwise maintained or contributed to for the benefit of or relating to any employee or former employee of the Company, any trade or business (whether or not incorporated) that is a member of a controlled group including the Company or that is under common control with the Company within the meaning of Section 414 of the Code (an “ERISA Affiliate”), as well as each plan with respect to which the Company or an ERISA Affiliate has or could incur any liability (contingent or otherwise) (each a “Benefit Plan,” collectively, the “Benefit Plans”). Benefit Plans shall include each Benefit Plan maintained in the U.S. or any foreign jurisdiction. True and complete copies of (i)  the three (3) most recent annual reports on Form 5500 (with schedules and attachments), (ii) the actuarial reports and results of all nondiscrimination tests for the last three (3) plan years and (iii) any plan document, summary plan description, trust agreement, employment agreement and other governing instrument, document or material employee communication, have been delivered to Parent.

(b) Neither the Company nor any of its ERISA Affiliates sponsors maintains, or contributes to, or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute or incurred any liability (contingent or otherwise) with respect to any (i) pension plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (ii) any Multiemployer Plan or (iii) any Multiple Employer Plan. For these purposes, “Multiemployer Plan” means a multiemployer plan, as defined in Sections 3(37) and 4001(a)(3) of ERISA, and “Multiple Employer Plan” means any Employee Benefit Plan sponsored by more than one employer, within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code.

(c) Each Benefit Plan has been maintained and operated in all respects in accordance with its terms and the requirements of Applicable Law (including, without limitation, with the requirements of ERISA and the Code).

(d) Each Benefit Plan intended to qualify under Section 401(a) of the Code is so qualified and has obtained a determination letter from the Internal Revenue Service (“IRS”) which gives reliance to such Benefit Plan that it complies with the requirements of the Code, and that the trust created thereunder satisfies the provisions of Section 501(a) of the Code. The Company has provided to Parent true and compete copies of all determination letters with respect to each such Benefit Plan and nothing has since occurred that might cause the loss of such qualification or exemption and no such Benefit Plan has been operated in a manner which would cause it to be disqualified. The trust associated with any Benefit Plan intended to be funded or that is funded by a trust that is intended to be exempt from tax under the provisions of Section 501(c)(9) of the Code has been determined by the IRS to be so exempt.

(e) No Benefit Plan has participated in, engaged in or been a party to any transaction that is prohibited under Section 4975 of the Code or Sections 406 or 407 of ERISA that is not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively. With respect to any Benefit Plan, (i) neither the Company, nor any of its ERISA Affiliates has had asserted against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Section 5000 of the Code, or for penalties under ERISA Sections 502(c), 502(i) or 502(l), nor, to the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), is there a basis for any such claim, and (ii) no officer, director or employee of the Company has committed a breach of any fiduciary responsibility or obligation imposed by Title I of ERISA. Other than routine claims for benefits, there is no claim or proceeding (including any audit or investigation) pending or, to the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), threatened, involving any Benefit Plan by any Person or any Governmental Authority.

(f) Schedule 4.14(f) sets forth a list as of the date hereof of all (i) employment agreements with officers of the Company, (ii) agreements with consultants who are individuals obligating the Company to make annual cash payments in an amount of Fifty Thousand Dollars ($50,000) or more, (iii) severance agreements, programs and policies of the Company with or relating to its employees, except such programs and policies required to be maintained by law, and (iv) plans, programs, agreements and other arrangements of the Company with or relating to its employees that contain change in control provisions whether or not listed in other parts of the Disclosure Schedule. The Company has delivered to Parent true and complete copies of all such agreements, plans, programs and other arrangements.

(g) There will be no payment, accrual of additional benefits, acceleration of payments or vesting of any benefit under any Benefit Plan or any other agreement or arrangement to which the Company is a party, and no employee, officer or director of the Company will become entitled to severance, termination allowance or similar payments, solely by reason of entering into or in connection with the transactions contemplated by this Agreement (either alone or in combination with any other event(s)).

(h) No Benefit Plan that is a welfare benefit plan within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates other than pursuant to Section 4980B of the Code or similar state laws. The Company and its ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA, Sections 4980B, 9801, 9802, 9811 and 9812 of the Code, and the Health Insurance Portability and Accountability Act (including regulations thereunder).

(i) The Company and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed or paid as expenses, or accrued such payments in accordance with normal procedures under the terms of each Benefit Plan and applicable law, and the Company and its ERISA Affiliates shall continue to do so through the Closing.

(j) The Company and its ERISA Affiliates have complied in all material respects with the laws of any foreign jurisdiction with respect to any Benefit Plan or benefit arrangement maintained in such jurisdiction in which any employee or former employee of the Company or an ERISA Affiliate participates.

(k) No Benefit Plan that is subject to Section 409A of the Code has been materially modified (as defined under Section 409A of the Code) since October 3, 2004 and all such Benefit Plans have been operated and administered in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 from the period beginning January 1, 2005 through the date hereof.

4.15. Compliance with Law. The Company, each of its Subsidiaries and the conduct of the Business have not violated and are in compliance in all material respects with all Regulations and all Orders relating to the Business or operations of the Company and its Subsidiaries. Compensation paid to or by the Company and its Subsidiaries complied in all material respects at all times with the policy statement regarding computerized loan origination systems issued by the United States Department of Housing and Urban Development. Neither the Company nor any of its Subsidiaries has received any notice to the effect that, or otherwise been advised that, it is not in compliance with any Regulations or Orders, and none of the Company nor any of its Subsidiaries knows of any existing circumstances that are likely to result in violations of any of the foregoing.

4.16. Permits. Schedule 4.16 sets forth a complete list of all material Permits used in the operation of the Business or otherwise held by the Company and its Subsidiaries in connection with the Business, all of which are in full force and effect as of the date hereof. The Company and its Subsidiaries have, and at all times have had, and are and have been in material compliance with (including, without limitation, all related filing requirements), all material Permits required under any Regulation in any jurisdiction in the operation of the Business and to permit the Company and its Subsidiaries to own and use its properties and assets in the manner in which it currently owns and uses such assets.  The Company and its Subsidiaries own or possess such Permits free and clear of all Encumbrances except Permitted Encumbrances. Neither the Company nor any of its Subsidiaries is in Default or has received any notice of any claim of Default, with respect to any such Permit. Other than change-of-control requirements, such Permits will not be adversely affected by the completion of the transactions contemplated by this Agreement. Such Permits and the rights thereunder will not be adversely affected by the completion of the transactions contemplated by this Agreement.

4.17. Consents and Approvals. Except as set forth on Schedule 4.17 and except for (i) the filing of the Merger Certificate and other appropriate merger documents as required by the DGCL, (ii) the filing with the SEC of the proxy statement (the “Proxy Statement”) relating the Company Stockholder Meeting and (iii) the Company Stockholder Approval, no consent, approval or authorization of, declaration to, or filing or registration with, any Governmental

Authority, or any other Person, is required to be made or obtained by the Company or any of its Affiliates in connection with the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby.

4.18. Litigation. Except as set forth on Schedule 4.18 or as disclosed in the Company SEC Reports filed prior to the date hereof, as of the date hereof there is no action, suit, proceeding, claim, arbitration or investigation (“Proceeding”) pending or, to the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), currently threatened, against the Company, any of its Subsidiaries, their respective activities, properties or assets or, to the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), against any officer, director or employee of the Company or any of its Subsidiaries in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, the Company or such Subsidiaries. To the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), there is no factual or legal basis for any such Proceeding that reasonably could be anticipated to result, individually or in the aggregate, in any Material Adverse Effect on the Company. Neither the Company nor or any of its Subsidiaries is a party to or subject to the provisions of any Order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no material Proceeding by the Company or any of its Subsidiaries currently pending or which the Company or any of its Subsidiaries intends to initiate.

4.19. Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), has sought to represent any of the employees, representatives or agents of the Company or any of its Subsidiaries, and no labor union or employee or group of employees have or are engaged in any union organizing activities with respect to any employees of the Company or any of its Subsidiaries.

(b) There is no strike or other labor dispute involving the Company or any of its Subsidiaries pending, or to the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), threatened, nor have there been any such strikes or disputes during the three years prior to the date of this Agreement. Neither the Company nor any of its Subsidiaries has, during the three year period prior to the date of this Agreement, received any demand letters, civil rights charges, suits, drafts of suits, administrative or other claims of or from any of its employees, former employees or applicants.

(c) All individuals who are performing consulting or other services for the Company or any of its Subsidiaries are or were correctly classified by the Company or such Subsidiary as either “independent contractors” or “employees” as the case may be and, at the Closing Date, will qualify for such classification with immaterial exceptions.

(d) Schedule 4.19(d) sets forth the names of each of the key, exempt employees (i.e., those employees whose annual cash compensation exceeds the minimum amount under Applicable Law for an employee to be "exempt" from the payment of overtime and who are considered “exempt” from the payment of overtime) of the Company and its Subsidiaries, and also sets forth the base payment made to such key employee each pay period up to and including the date hereof and projections for the current calendar year of other incentive compensation (including bonuses) for each person named therein. Schedule 4.19(d) also lists as of the date hereof the names of all other employees and independent contractors of the Company and its Subsidiaries, the hourly pay rates of compensation and the job titles for all such employees. Neither the Company nor any of its Subsidiaries is aware that any officer or key employee, or that any group of key employees, intends to terminate his or her employment, nor does the Company or such Subsidiary have a present intention to terminate the employment of any of the foregoing. Schedule 4.19(d) also sets forth all agreements, written or oral, between the Company or any of its Subsidiaries and any employee of the Company or such Subsidiary and identifies each such employee whose employment may be terminated on not less than three months notice without compensation.

(e) To the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), no employee or director of the Company or any of its Subsidiaries is a party to, or is otherwise bound by, any nondisclosure, confidentiality, noncompetition, proprietary rights, employment, consulting or similar agreement, between such employee or director and any other Person that materially adversely affects or will affect the performance of his or her duties as an employee or director of the Company or such Subsidiary.

(f) The Company and each of its Subsidiaries is in compliance with all Applicable Laws respecting employment, termination of employment, employment practices, workers compensation, terms and conditions of employment and wages and hours.

(g) The Company and each of its Subsidiaries has withheld and reported all amounts required by Applicable Law or agreement to be withheld and reported with respect to wages, salaries and other payments to employees.

(h) There are no pending, or to the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), threatened, claims or actions against the Company or any of its Subsidiaries under any workers’ compensation policy or long-term disability policy.

4.20. Intellectual Property; Software.

(a) Certain Definitions. As used herein, the term “Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications, including continuation, divisional, continuation-in-part, reexamination and reissue patent applications and any patents issuing therefrom, and rights in respect of utility models or industrial designs (collectively, “Patents”); (iii) copyrights and registrations and applications therefor (collectively, “Copyrights”); (iv) know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, specifications, research and development information, technology and product roadmaps, data bases and other proprietary or confidential information, including customer lists, in each case that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights and any other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

(b) Trademarks. Schedule 4.20(b) sets forth an accurate and complete list of all registered and material unregistered Marks owned (in whole or in part) or exclusively licensed by the Company and its Subsidiaries (collectively “Company Marks”), and specifically lists all registrations and applications for registration with all Governmental Authorities that have been obtained or filed with regard to such Marks, identifying for each (i) its registration (as applicable) and application numbers, (ii) its owner of record and, if different, its beneficial owner (in the case of registered Company Marks) and whether it is owned by or exclusively licensed to the Company or one of its Subsidiaries, (iii) its current status and (iv) the class(es) of goods or services to which it relates. All Company Marks registered in the United States, and for which applications to register have been filed in the United States have been continuously used in the form appearing in, and in connection with, the goods and services listed in their respective registration certificates and applications therefor, respectively. There has been no prior use of any material Company Mark by any third party that, to the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), would confer upon such third party superior rights in such Company Mark. No Company Mark has been or is now involved in any opposition or cancellation proceeding and, to the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), no such action is or has been threatened with respect to any of the Company Marks.

(c) Patents. Schedule 4.20(c) sets forth an accurate and complete list of all Patents in which the Company or one of its Subsidiaries has an ownership interest or which have been exclusively licensed to the Company or one of its Subsidiaries (collectively the “Company Patents”), identifying for each of the Patents (i) the patent number and issue date (if issued) or application number and filing date (if not issued), (ii) its title, (iii) the named inventors and (iv) its owner of record and, if different, its beneficial owner and whether it is owned by or exclusively licensed to the Company or one of its Subsidiaries. Except as may be set forth in Schedule 4.20(c), no Company Patent has been or is now involved in any interference, reissue or reexamination proceeding and, to the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), no such action is or has been threatened with respect to the Company Patents and there is no patent of a third party interfering with any Company Patent.

(d) Copyrights. Schedule 4.20(d) sets forth an accurate and complete list of all registered Copyrights owned (in whole or in part) by or exclusively licensed to the Company or one of its Subsidiaries, and all pending applications for registration of Copyrights filed anywhere in the world that are owned (in whole or in part) by or exclusively licensed to the Company or one of its Subsidiaries (collectively the “Company Registered Copyrights”), identifying for each of the Company Registered Copyrights (i) the registration number and registration date (if registered) or application number and filing date (if not registered), (ii) the name of the work of authorship and (iii) its owner of record and, if different, its beneficial owner and (iv) whether it is owned by or exclusively licensed to the Company or one of its Subsidiaries.

(e) Actions to Protect Intellectual Property. The Company and its Subsidiaries have taken reasonable steps in accordance with standard industry practices to protect their respective rights in the Intellectual Property owned or purported to be owned by the Company or its Subsidiaries and maintain the confidentiality of all of the Trade Secrets of the Company. Without limiting the foregoing, the Company and its Subsidiaries have and enforce a policy requiring each of the employees, consultants and contractors who have participated in the creation of any Intellectual Property that is used by the Company or any of its Subsidiaries in connection with the Business to enter into proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms (which have previously been provided to Parent) and all current and former employees, consultants and contractors of the Company have executed such an agreement. Except as may be set forth in Schedule 4.20(e), neither the Company nor any of its Subsidiaries has disclosed, nor is any of them under any contractual or other obligation to disclose, to another person any of its Trade Secrets, except pursuant to an enforceable confidentiality agreement or undertaking, and, to the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), no person has materially breached any such agreement or undertaking.

(f) Ownership of Intellectual Property. Except as may be set forth in Schedule 4.20(f), the Company and its Subsidiaries own exclusively all right, title and interest in and to all Company Marks, Company Patents, Company Registered Copyrights and all other Intellectual Property that is used by the Company or any of its Subsidiaries and not licensed from a third party, free and clear of any and all liens, encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and neither the Company nor any of its Subsidiaries has received any written (including without limitation by email) notice or claim or, within the prior twelve months, any oral notice (other than an oral notice as to a claim that could not reasonably be expected to materially affect any interest or rights of the Company or any of its Subsidiaries with respect to the Intellectual Property to which such claim relates) (i) challenging the Company’s or such Subsidiary’s ownership of or exclusive rights in any of the Intellectual Property owned (in whole or in part) by or exclusively licensed to the Company or any such Subsidiary or, in the case of owned Intellectual Property, or (ii) suggesting that any other person has any claim of legal or beneficial ownership with respect thereto. No current or former officer, director or employee of the Company or any of its Subsidiaries has any right, license, claim or interest whatsoever in or with respect to any Intellectual Property owned by the Company or used by the Company in its Business.

(g) Validity and Enforceability. The registered Company Marks, Company Patents and Company Registered Copyrights (collectively, the “Company Registered IP”) are valid and subsisting and, to the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), enforceable, without any qualification, limitation or restriction thereon or on the use thereof (provided, however, that no representation or warranty is made regarding the validity or enforceability of any patent application), and neither the Company nor any of its Subsidiaries has received any written (including without limitation by email) notice or claim or, within the twelve month period prior to the date hereof, any oral notice (other than an oral notice as to a claim that could not reasonably be expected to materially affect the validity or enforceability of the Company Registered IP to which such claim relates) challenging or questioning the validity or enforceability of any of the Company Registered IP or indicating an intention on the part of any person to bring a claim that any of the Company Registered IP is invalid or unenforceable or has been misused, and, with respect to any issued patents included in the Company Patents, there is no relevant prior art pertaining thereto of which the Company has become aware that was not disclosed during the prosecution of the patent application(s) therefor, but which, if disclosed during such prosecution, reasonably would be expected to have affected such prosecution or the scope of the patent claims ultimately granted in respect thereof.

(h) Status and Maintenance of Company Registered IP. Except as may be set forth in Schedule 4.20(h), (i) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action (including the manner in which it has conducted the Business, or used or enforced, or failed to use or enforce, any of the Company Registered IP) that reasonably could be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including, with respect to the Company Patents, failing to disclose any known material prior art in connection with the prosecution of patent applications), except where such action or failure to take action was intentional based on a reasonable management determination that such Intellectual Property was not material to the Business or otherwise of insufficient value or benefit to warrant the Company incurring the costs and taking the actions required to maintain such Intellectual Property in effect, and (ii) all Company Registered IP has been registered or obtained in accordance with all applicable legal requirements and are currently in effect and in compliance with all applicable legal requirements (including, in the case of registered Company Marks, the timely post-registration filing of affidavits of use and incontestability and renewal applications). The Company and its Subsidiaries have timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP.

(i) License Agreements. Schedule 4.20(i) sets forth a complete and accurate list of all agreements granting to the Company and/or any of its Subsidiaries any material right or license under or with respect to any Intellectual Property other than any end user non-exclusive license of standard desktop software applications used generally in the Company’s or such Subsidiary’s operations and that are licensed for a license fee of no more than $25,000 pursuant to “shrink wrap” or “click through” licenses (collectively, the “Inbound License Agreements”), indicating for each the title and the parties thereto. Schedule 4.20(i)(1) sets forth a complete and accurate list the amount of any future royalty, license fee or other payments that may become payable by the Company or such Subsidiary under each such Inbound License Agreements by reason of the use or exploitation of the Intellectual Property licensed thereunder. The rights licensed under each Inbound License Agreement shall be exercisable by the Surviving Corporation on and after the Closing to the same extent as by the Company or such Subsidiary prior to the Closing. No loss or expiration of any material Intellectual Property licensed to the Company or any of its Subsidiaries under any Inbound License Agreement is pending or reasonably foreseeable or, to the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), threatened. Except as set forth in Schedule 4.20(i)(2), no licensor under any Inbound License Agreement has any ownership or exclusive license rights in or with respect to any improvements made by the Company or any of its Subsidiaries to the

Intellectual Property licensed thereunder. Schedule 4.20(i)(3) sets forth a complete and accurate list of all license agreements under which the Company or any of its Subsidiaries grants any rights under any Intellectual Property, excluding the terms of use applicable to users of any of the websites of the Company or any of its Subsidiaries.

(j) Sufficiency of IP Assets. The Intellectual Property owned by or licensed under the Inbound License Agreements to the Company and its Subsidiaries constitutes all the material Intellectual Property rights necessary for the conduct of the Business as it is currently conducted, excluding end user non-exclusive licenses of standard desktop software applications used generally in the Company’s or such Subsidiary’s operations and that are licensed for an aggregate license fee of no more than $25,000 (including, but not limited to “shrink wrap” or “click through” licenses).

(k) No Infringement by the Company and its Subsidiaries or Third Parties; No Violations. None of the products, services (including services offered to any users of the websites of the Company or any of its Subsidiaries), methods, processes, or other technology, materials, or other Intellectual Property developed, used, licensed, displayed, published, sold, imported, or otherwise distributed, disposed of, or otherwise commercially exploited by or for the Company and its Subsidiaries, nor any other activities or operations of the Company and its Subsidiaries, in any material respect, infringes upon, misappropriates, violates or constitutes the unauthorized use of, any Intellectual Property or personal information of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received any written (including without limitation by email) notice or claim or, within the prior twelve months, any oral notice or claim (other than an oral notice or claim that could not reasonably be expected to result in any material claim) asserting or suggesting that any such infringement, misappropriation, violation or unauthorized use, unfair competition or trade practices is or may be occurring or has or may have occurred, nor, to the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), is there any reasonable basis therefor. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has used or accessed (including by hyperlinks or framing) the content or materials of any third party, including a third party’s Internet site, in a manner that violates any laws or regulations or misappropriates or infringes the Intellectual Property of such third party or constitutes a “trespass” or other encroachment of such third party’s rights. No Intellectual Property owned by or licensed to the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree, or stipulation restricting the use thereof by the Company or such Subsidiary or, in the case of any Intellectual Property licensed to others, restricting the sale, transfer, assignment or licensing thereof by the Company or any of its Subsidiaries to any person. To the actual knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), no third party is, in any material respect, misappropriating, infringing or violating any material Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries. To the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), no (i) product, technology, service or publication of the Company or any of its Subsidiaries, (ii) material published or distributed by the Company or any of its Subsidiaries or (iii) conduct or statement of the Company or any of its Subsidiaries, constitutes obscenity, defames any person, constitutes false advertising or otherwise violates any law or regulation. Each of the Company and its Subsidiaries has complied with all material terms of the license agreements applicable to any “open source software,”“freeware” or “shareware” that the Company and its Subsidiaries have used in the Business.

(l) Software. Schedule 4.20(l) sets forth a complete and accurate list of all of the Software that is owned (in whole or in part) by the Company and its Subsidiaries and that is used or proposed to be used in the Business (collectively, “Company Software”). The Company Software was either (A) developed by employees of the Company or one of its Subsidiaries within the scope of their employment, (B) developed by independent contractors who have expressly assigned their Intellectual Property rights to the Company pursuant to written agreements or (C) otherwise acquired by the Company or any of its Subsidiaries from a third party pursuant to a written agreement in which the ownership rights therein were expressly assigned to the Company or such Subsidiary. The Company Software does not contain any programming code, documentation or other materials that embody or utilize Intellectual Property rights of any person other than the Company or any of its Subsidiaries, except for such materials obtained by the Company or any of its Subsidiaries from other persons who make such materials generally available to all interested purchasers or end-users on standard commercial terms. No source code of any Company Software has been licensed or otherwise provided to another person other than an escrow agent pursuant to the terms of a source code escrow agreement in customary form and all such source code has been safeguarded and protected as Trade Secrets of the Company or any of its Subsidiaries. For purposes hereof, “Software” means any and all (1) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (2) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (3) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (4) all documentation, including user manuals and training materials, relating to any of the foregoing.

(m) Performance and Documentation of Services and Software. All Software developed by the Company and all services provided by the Company or its Subsidiaries to customers in connection with the Business conform in all material respects to the applicable contractual commitments, documentation and/or user terms (including without limitation any express warranties given by the Company or its Subsidiaries). The Company and its Subsidiaries have taken actions customary in the software industry to document the Software and its operation in a clear and professional manner.

(n) Disabling Code and Contaminants; Disaster Recovery Plans. The Company and its Subsidiaries have taken commercially reasonable steps designed to ensure that Company Software is free of any disabling codes or instructions, and any virus or other intentionally created, undocumented contaminant, that may, or may be used to, access, modify, delete, damage or disable any of internal computer systems (including hardware, software, databases and embedded control systems) of the Company and its Subsidiaries. The Company and its Subsidiaries have taken reasonable steps to safeguard such systems and restrict unauthorized access thereto. The Company and its Subsidiaries have in place commercially reasonable disaster recovery plans, procedures and facilities. The Company’s and its Subsidiaries’ technology systems, including application software, middleware, servers, workstations, routers and all other information technology equipment used to conduct the

Business are adequate to support the Business as currently conducted and to provide access to the Company’s and its Subsidiaries’ websites on a basis consistent with industry standards.

(o) Employee Confidentiality Agreements. To the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), no employee or independent contractor of the Company or any of its Subsidiaries is obligated under any agreement or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would or may materially interfere with such employee or contractor carrying out his or her duties for the Company or such Subsidiary or that would materially conflict with the Business as presently conducted and proposed to be conducted. To the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), at no time during the conception of or reduction to practice of any Intellectual Property owned by the Company or any of its Subsidiaries was any developer, inventor or other contributor to such Intellectual Property operating under any grant from any Governmental Authority or private source, performing research sponsored by any Governmental Authority or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that reasonably would be expected to adversely affect the Company’s or such Subsidiary’s rights in such Intellectual Property.

(p) Use of User Data.

(i) The Company’s and its Subsidiaries’ use, license, sublicense and sale of any User Data (as defined below) collected from users of any website of the Company or any of its Subsidiaries have complied in all material respects with the Company’s and its Subsidiaries’ published privacy policy in effect at the time such User Data was collected (collectively, the “Privacy Policies”). True, correct and complete copies of such Privacy Policies have been provided to Parent.

(ii) The Company and each of its Subsidiaries has complied in all material respects, and is now and at all times will be in compliance in all material respects with all Applicable Laws that relate to or govern the compilation, use and transfer of User Data.

(iii) None of the Privacy Policies prohibits the transfer of User Data to Parent and its Affiliates pursuant to Parent’s acquisition of the Company and its Subsidiaries pursuant to this Agreement.

(iv) Except for restrictions disclosed on the respective websites of the Company and its Subsidiaries as of the date of this Agreement, there shall be no restriction (whether pursuant to the Privacy Policies, Applicable Law or otherwise) on the use by Parent or any of its Affiliates of User Data collected by the Company and its Subsidiaries prior to the Closing Date.

(v) For purposes hereof, (1) “User Data” means: (w) all data related to impression and click-through activity of users, including user identification and associated activities at a web site as well as pings and activity related to closed loop reporting and all other data associated with a user’s behavior on the Internet, (x) all data that contains a Personal Element, (y) known, assumed or inferred information or attributes about a user or identifier, and

(z) all derivatives and aggregations of (w), (x) and (y), including user profiles; (2) “Personal Element” means a natural person’s full name (or last name if associated with an address), telephone number, email address, Unique Identifying Number, photograph, or any other information, alone or in combination, that allows the identification of a natural person; and (3) “Unique Identifying Number” means an identifier uniquely associated with a person such as a social security number, driver’s license number, passport number or customer number, but excluding an identifier which is randomly or otherwise assigned so that it cannot reasonably be used to identify the person.

(q) Neither this Agreement nor the transactions contemplated by this Agreement will result in the Parent or any Affiliate thereof being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses.

4.21. Transactions with Certain Persons.

(a) Except as set forth in Schedule 4.21(a), to the Knowledge of the Company or any of the Principal Stockholders (excluding Kinderhook), no officer or director of the Company or any of its Subsidiaries or any Affiliate of any such person has had, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to the Company or any of its Subsidiaries any goods, property, technology, intellectual or other property rights or (b) any contract or agreement to which the Company or any of its Subsidiaries is a party or by which it may be bound or affected.

(b) Except as set forth in Schedule 4.21(b), no Principal Stockholder or any of his, her or its Subsidiaries or Affiliates has had, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to the Company or any of its Subsidiaries any goods, property, technology, intellectual or other property rights or (b) any contract or agreement to which the Company or any of its Subsidiaries is a party or by which it may be bound or affected.

4.22. Insurance. Schedule 4.22 sets forth a complete and correct list of all insurance policies of the Company and its Subsidiaries of any kind currently in force and also sets forth for each insurance policy the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the deductibles and loss retention amounts and the amounts of coverage. True, correct and complete copies of such insurance policies have been made available to Parent. All insurance coverage applicable to the Company, its Subsidiaries and the Business is in full force and effect and insures the Company and its Subsidiaries in reasonably sufficient amounts against all risks usually insured against by persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located. Except as set forth on Schedule 4.22, neither the Company nor any of its Subsidiaries has any self-insurance or co-insurance programs, and the reserves set forth on the March 2005 Balance Sheet are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.

4.23. Accounts Receivable. The accounts receivable set forth on the March 2005 Balance Sheet represent bona fide claims of the Company against the other parties for products sold or services performed or other charges arising on or before the date hereof and have been prepared in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes. Except as set forth on Schedule 4.23, neither the Company nor any of its Subsidiaries has received written notice of any claim or right of setoff with respect to such accounts receivable.

4.24. Certain Business Practices. To the Knowledge of the Company and each of the Principal Stockholders (excluding Kinderhook) none of the directors, officers, agents or employees of the Company or any of its Subsidiaries or any of their affiliates has, in each case in connection with the Business, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses, including without limitation, expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, made any bribes or kickback payments or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

4.25. No Brokers. Except as set forth on Schedule 4.25, none of the Company or any of its Subsidiaries, any of their respective officers, directors or employees, or any of the Principal Stockholders has entered into nor will enter into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in the obligation of Parent, the Company, any of its Subsidiaries, the Principal Stockholders or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

4.26. Books and Records. The Company and its Subsidiaries have made and kept (and given Parent access to) true, correct and complete books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company and its Subsidiaries. The minute books of the Company and its Subsidiaries previously made available to Parent accurately and adequately reflect in all material respects all action previously taken by the Stockholders, board of directors and committees of the board of directors of the Company and its Subsidiaries. The copies of the stock book records of the Company and its Subsidiaries previously made available to Parent are true, correct and complete, and accurately reflect all transactions effected in the stock of the Company and its Subsidiaries through and including the date hereof.

4.27. Bank Accounts. Schedule 4.27 contains a true, correct and complete list of all bank accounts maintained by the Company and its Subsidiaries, including each account number and the name and address of each bank and the name of each person who has signature power with respect to each such account.

4.28. Authorization by Principal Stockholders. Each Principal Stockholder has all requisite power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements to which he, she or it is a party, to consummate the transactions contemplated hereby and thereby and to perform his, her or its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by such Principal Stockholder and is, and, upon execution and delivery of the Ancillary Agreements to which such Principal Stockholder is a party, this Agreement, and the Ancillary Agreements to which such Principal Stockholder is a party, will be, the legal, valid and binding obligations of such Principal Stockholder, enforceable against him, her or it in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

4.29. Title to Shares. Each Principal Stockholder is the record and beneficial owner of, and has legal and valid title to, the shares of Common Stock held by such Principal Stockholder, free and clear of any and all Encumbrances of any kind or nature whatsoever.

4.30. Proceedings Regarding Principal Stockholders. There is no Proceeding pending against, or to each Principal Stockholder’s knowledge, threatened or anticipated against or affecting, any Principal Stockholder which has or might be reasonably expected to have a Material Adverse Effect on the ability of such Stockholder to perform any of its obligations hereunder or under the Ancillary Agreements to which he, she or it is a party or on the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements to which he, she or it is a party.

4.31. Company Information. The information supplied by the Company in the Proxy Statement will not, on the date the Proxy Statement is first sent or given to Stockholders, or on the date of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, provided, that the representations and warranties set forth in this sentence shall not be deemed to be breached as a result of any information in the Proxy Statement furnished to the Company in writing by Parent or any of its Affiliates for use in the Proxy Statement. The Proxy Statement will, on the date the Proxy Statement is first sent or given to security holders and on the date of the Company Stockholder Meeting, comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, provided, that the representations and warranties set forth in this sentence shall not be deemed to be breached as a result of any information in the Proxy Statement furnished to the Company in writing by Parent or any of its Affiliates for use in the Proxy Statement. The Company agrees promptly to correct the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect.

4.32. No Existing Discussions. As of the date of this Agreement, none of the Company or any of its representatives is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Takeover Proposal.

4.33. Fairness Opinion. The Company has received an opinion from Janney, Montgomery Scott LLC to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the Stockholders from a financial point of view. Janney, Montgomery Scott LLC has consented to the inclusion of such opinion in the Proxy Statement.

4.34. State Takeover Laws. No state takeover statute or similar regulation (including, without limitation, Section 203 of the DGCL) applies to the Merger, this Agreement or any of the transactions contemplated hereby.

4.35. eTechLogix. Parent and the Surviving Corporation shall have no liability for, and shall suffer no loss from, (i) any Liabilities of eTechLogix, (ii) any actions or omissions taken by or on behalf of eTechLogix, (iii) any actions or suits brought against the principals, stockholders, officers or directors of eTechLogix or (iv) any actions or suits arising from or related to the eTechLogix Transaction.

4.36. Certain Payments. Except as set forth on Schedule 4.36, since March 31, 2005, the Company has not made any payments, or incurred an obligation to make any payments, in respect of, or to pursue, settle or resolve, any pending or threatened litigation matters or consumer complaints (“Unaccrued Litigation and Consumer Complaints”) not accrued for on the unaudited balance sheet of the Company and its Subsidiaries as of March 31, 2005, as such balance sheet is reflected in the Company’s Quarterly Report on Form 10-QSB for the Quarterly Period Ended March 31, 2005, as filed with the SEC on May 20, 2005 (excluding, for purposes hereof, any amendments to such report), and as such accruals are set forth on Exhibit J hereto.

4.37. eTechLogix Software. ETechLogix then owned all of the software transferred or purported to be transferred to 20-20 Technologies International, Inc. pursuant to the April 8, 2005 Asset Purchase Agreement among such parties (the “20-20 Purchase Agreement”), and such transferred software did not incorporate any of the software assigned under eTechLogix’s Assignment and Delegation of Customized System Development Agreement dated October 19, 2001.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company and the Principal Stockholders as follows, which representations and warranties are true and correct, as of the date hereof, that:

5.1. Organization of Parent and Merger Sub. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to conduct its business as it is presently being conducted, and to own or lease, as applicable, its assets. Each of Parent and Merger Sub is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Parent or Merger Sub, as the case may be.

5.2. Authorization. Each of Parent and Merger Sub has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby and thereby have been duly approved by the board of directors and stockholder of Merger Sub. No other proceeding on the part of either of Parent or Merger Sub is necessary to authorize this Agreement and the Ancillary Agreements to which they are parties and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is, and upon execution and delivery the Ancillary Agreements to which each is a party will be, a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their respective terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law

5.3. Compliance with Other Instruments. The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby will not result in a violation or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, under Parent’s or Merger Sub’s Certificate of Incorporation or Bylaws, or, assuming that the consents and approvals referred to in Section 5.4 are duly obtained, under any statutes, laws, Regulations or Orders applicable to Parent or Merger Sub, except for any such violation, default or conflict which would not have a Material Adverse Effect on Parent or Merger Sub.

5.4. Consents and Approvals. Except for the filing of the Merger Certificate and other appropriate merger documents as required by the DGCL, no consent, approval or authorization of, declaration to, or filing or registration with, any Governmental Authority, or any other Person, is required to be made or obtained by each of Parent or Merger Sub in connection with the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby other than those the failure of which to obtain or make would not have a Material Adverse Effect on Parent or Merger Sub.

ARTICLE VI.

COVENANTS OF ALL PARTIES

Each of the Company, the Principal Stockholders (excluding Kinderhook), Parent and Merger Sub covenants and agrees as follows:

6.1. Conduct of Business. From the date hereof through the Closing, the Company shall carry on the operation of the Business in the Ordinary Course and will use commercially reasonable efforts not to take any action inconsistent with this Agreement. Except as contemplated hereby or as may be incidental to or in furtherance of the transactions contemplated hereby or as may have been set forth herein or in the disclosure Schedules hereto, the Company shall use commercially reasonable efforts to maintain the present character and quality of the Business, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, partners (including, without limitation, joint venture partners, syndication partners and strategic partners) and employees. Without limiting the generality of the foregoing, unless consented to by Parent in writing, the Company, except as specifically contemplated by this Agreement, shall not:

(a) incur any indebtedness for borrowed or purchase money or letters of credit, or assume, guarantee, endorse (other than endorsements for deposit or collection in the Ordinary Course of Business), or otherwise become responsible for obligations of any other Person except in the Ordinary Course of Business;

(b) issue or redeem any securities other than pursuant to the exercise of Company Options or Warrants outstanding as of the date hereof;

(c) make or incur any obligation to make any distribution to its Stockholders;

(d) make any change to its Certificate of Incorporation or Bylaws other than pursuant to Section 2.5;

(e) mortgage, pledge or otherwise encumber any of its assets or sell, transfer or otherwise dispose of any of its assets except in the Ordinary Course of Business;

(f) make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other Person, except in the Ordinary Course of Business;

(g) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger) or otherwise permit its corporate existence to be suspended, lapsed or revoked;

(h) sell, lease, license, transfer or otherwise dispose of assets of the Company in excess of $25,000 in any single transaction or series of transactions;

(i) terminate any Material Contract or make any change in any Material Contract which will result in an aggregate value, cost or amount in excess of $25,000;

(j) make any change in any method of accounting or accounting practice except as required by GAAP or Applicable Law;

(k) enter into, modify or amend any employment agreement or arrangement with, or grant any bonuses, salary increase, or retention pay to, any officer, director, consultant or key employee, other than (x) in connection with promotions or other changes in positions or responsibilities of employees that do not involve an increase in compensation, severance or benefits; or (y)  as may be required by Applicable Law or any Benefit Plan as in effect on the date hereof;

(l) modify, amend or terminate any Benefit Plan or increase the benefits provided under any Benefit Plan except as required by Applicable Law;

(m) enter into, renew on materially different terms or agree to enter into, or renew on materially different terms, any employee welfare, pension, retirement, profit-sharing or similar plan, program, agreement, policy or arrangement except as required by Applicable Law;

(n) enter into any new or renew any other Material Contract with respect to the Business which has an aggregate value, cost or amount in excess of $50,000;

(o) file any amended returns with respect to Taxes, make or change any election in respect of material Taxes, enter into any closing agreement, settle any claim or assessment in respect of material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

(p) make any prepayments with respect to, or advance any funds under, any agreement or arrangement to which the Company is a party other than in the Ordinary Course of Business;

(q) make any individual cash payment in excess of $10,000, other than payments made in the Ordinary Course of Business (including, without limitation, payments for Taxes due and payments to the Company’s suppliers); or

(r) make any payments, or incur an obligation to make any payments, in respect of, or to pursue, settle or resolve, any Unaccrued Litigation and Consumer Complaints, in excess of an aggregate of $45,000.

6.2. Investigation by Parent.

(a) The Company shall (i) allow Parent during regular business hours to make such investigation of the business, properties, books and records of the Company, and to conduct such examination of the condition of the assets of the Company and the Business as Parent reasonably deems necessary or advisable to familiarize itself with the assets, properties, books, records and other matters and to verify the representations and warranties of the Company hereunder, including, without limitation, discussions with the Company’s officers, employees, independent accountants, actuaries, customers, distributors and suppliers and other agents; provided that Parent and its representatives shall conduct such investigation in a manner so as to minimize the disruption of the Company’s business and operations and (ii) furnish promptly to Parent (A) a copy of each report, schedule, registration statement and other document filed by the Company during such period pursuant to the requirements of federal or state securities laws and (B) such financial and operating data and other information with respect to the Company and the Company’s Subsidiaries as Parent may from time to time reasonably request. Notwithstanding any other provision of this Agreement, Parent shall have the right to disclose any information it receives pursuant to this Section 6.2(a) to its advisors.

(b) The Company shall keep Parent apprised of all material developments in connection with the sale of the assets of eTechLogix, Inc. as reported in the Company’s Current Report on Form 8-K dated April 14, 2005.

(c) As applicable between the date hereof and the Effective Time, the Company shall furnish to Parent (i) within two (2) Business Days following preparation thereof (and in any event within ten calendar days after the end of each month) an unaudited balance sheet as of the end of such month and the related statements of earnings, stockholders’ equity (deficit) and cash flows, (ii) within two (2) Business Days following preparation thereof (and in any event within twenty calendar days after the end of each fiscal quarter) an unaudited balance sheet as of the end of such quarter and the related statements of earnings, stockholders’ equity (deficit) and cash flows for the quarter then ended, with condensed notes to such financial statements, and (iii) within two (2) Business Days following preparation thereof (and in any event within one hundred and twenty (120) calendar days after the end of each fiscal year) an audited balance sheet as of the end of such year and the related statements of earnings, stockholders’ equity (deficit) and cash flows, all of such financial statements referred to in clauses (i), (ii) and (iii) to be prepared in accordance with GAAP in conformity with the practices consistently applied by the Company with respect to such financial statements. All the foregoing shall be in accordance with the books and records of the Company and shall fairly present the Company’s financial position (taking into account the differences between the monthly, quarterly and annual financial statements prepared by the Company in conformity with its past practices) as of the last day of the period then ended.

(d) Between the date hereof and the Effective Time, the Company shall promptly inform Parent of the initiation of any Proceeding and of any significant developments with respect to any such Proceeding or any Proceeding in existence on the date hereof.

(e) Between the date hereof and the Effective Time, the Company shall advise Parent of any accounting determinations made other than in the Ordinary Course of Business and consult with Parent prior to implementing any such accounting determination.

(f) Between the date hereof and the Effective Time, the Company shall, on every Wednesday, furnish to Parent an updated check register for the Company.

6.3. Regulatory Matters.

(a) Subject to the terms and conditions herein and subject to all Applicable Laws, each of the parties hereto agrees to use all commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under all Applicable Laws, or as may otherwise be reasonably requested by any other party hereto, to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using all reasonable efforts to do the following: (i) cooperate in the preparation and filing of any filings that may be required under merger notification laws or regulations of foreign Governmental Authorities as soon as practicable after the date of this Agreement and in any event within ten (10) Business Days after the date of this Agreement; (ii) obtain consents of all third parties and Governmental Authorities necessary, proper, advisable or reasonably requested by Parent or the Company for the consummation of the transactions contemplated by this Agreement prior to the Outside Date (but subject to the last sentence of Section 6.3(b) below); (iii) contest any legal proceeding relating to the Merger so as to permit consummation of the Merger prior to the Outside Date; and (iv) execute any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and Merger Sub agree to use commercially reasonable efforts to cause the Effective Time to occur as soon as practicable.

(b) The Company and Parent shall, to the extent permitted by Applicable Law, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any Governmental Authority in connection with the transactions contemplated by this Agreement.

(c) The Company and Parent shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any approval of such Governmental Authority will not be obtained or that the receipt of any such approval will be materially delayed.

6.4. Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent of (i) the occurrence, or failure to occur, of any event before the Closing which occurrence or failure causes any representation or warranty of the Company contained in this Agreement or any exhibit or schedule hereto to be untrue or inaccurate in any material respect and (ii) any material failure of the Company or any of its Affiliates to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. The Company shall promptly notify Parent of any event or state of facts before the Closing that constitutes a Material Adverse Effect on the Company or any of its Subsidiaries. Any such notification by the Company shall not be deemed to amend the schedules hereto for purposes of determining whether the conditions set forth in Article VII hereof have been satisfied and shall not be deemed to cure any breach of any representation or warranty or to limit the rights and remedies of the parties under this Agreement for any breach by the other parties of such representations and warranties.

(b) Parent shall give prompt notice to the Company of (i) the occurrence, or failure to occur, of any event before the Closing which occurrence or failure causes any representation or warranty of Parent or Merger Sub contained in this Agreement, or any exhibit or schedule hereto to be untrue or inaccurate in any material respect and (ii) any material failure of Parent or Merger Sub or any of their respective Affiliates or Representatives, as applicable, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.

(c) Not earlier than ten and not less than five days before the date scheduled for Closing, the Company shall correct and supplement in writing any information furnished by the Company or any of the Principal Stockholders on the disclosure Schedules hereto that are materially incorrect or incomplete, and shall promptly furnish such corrected and supplemented information to Parent, so that such information shall be correct and complete at the time such updated information is so provided. Thereafter, prior to the Closing, the Company shall correct and supplement in writing any information furnished by the Company or any of the Principal Stockholders on the disclosure Schedules hereto that is materially incorrect or incomplete. It is agreed that the furnishing of such corrected and supplemental information, in and of itself, shall not create any presumption that such information constitutes or evidences the existence of a material change or any breach or violation by the Company of any provision of this Agreement. Any corrected and supplemental information shall not be deemed to amend the disclosure Schedules hereto for purposes of determining whether the conditions set forth in Article VII hereof have been satisfied and shall not be deemed to cure any breach of any representation or warranty or to limit the rights and remedies of Parent and Merger Sub under this Agreement for any breach by the Company of such representations and warranties.

6.5. Public Announcements. The initial press release relating to this Agreement or the transactions contemplated hereby shall be a joint press release, to be agreed upon by Parent and the Company. Thereafter and through the Effective Time, the Company shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and the Company shall not issue any press release or make any public statement prior to obtaining Parent’s written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure is required by Applicable Laws or court process, in which case Parent shall be given a reasonable opportunity to comment on the proposed disclosure prior to any such press release or public statement being made.

6.6. No Solicitation.

(a) Subject to Section 6.6(c), neither the Company nor any of the Principal Stockholders shall, nor shall any of them authorize or permit any officer, director or employee, financial advisor, attorney or other advisor or representative of, the Company or any Principal Stockholder to: (i) solicit, initiate or encourage the submission of, any Takeover Proposal; (ii) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to, or approve or recommend, any Takeover Proposal; or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to the Company in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of this Section 6.6(a) by any officer or director of the Company or any Principal Stockholder or any financial advisor, attorney or other advisor or representative of the Company or any Principal Stockholder, whether or not such person is purporting to act on behalf of the Company, any Principal Stockholder or otherwise, shall be deemed to be a breach of this Section 6.6(a) by the Company and the Principal Stockholders.

(b) The Company or the Principal Stockholders, as the case may be, shall advise Parent orally and in writing within 24 hours of (i) any Takeover Proposal or any inquiry with respect to or which would reasonably be expected to lead to a potential Takeover Proposal that is received by or communicated to any officer or director of the Company or any of the Principal Stockholders or, to the Knowledge of the Company or any of the Principal Stockholders, any financial advisor, attorney or other advisor or representative of the Company or any Principal Stockholder, (ii) the material terms of such Takeover Proposal or inquiry (including a copy of any written proposal) and (iii) the identity of the Person making any such Takeover Proposal or inquiry. The Company and the Principal Stockholders will keep Parent informed of the status of such Takeover Proposal or inquiry (including, without limitation, notifying Parent orally and in writing of any material change to the terms of such Takeover Proposal or inquiry and providing copies of any revised written proposal within 24 hours of the receipt thereof by the Company or any Principal Stockholder).

(c) Notwithstanding Section 6.6(a), in the event that the Company or any Principal Stockholder receives from any Person an unsolicited Takeover Proposal after the date of this Agreement and prior to receipt of the Company Stockholder Approval that did not otherwise result from a breach of this Section 6.6 and the Company’s Board of Directors determines in good faith (after consultation with and taking into account the advice of its outside legal counsel and outside financial advisors of nationally recognized reputation) is a Superior Proposal, (x) the Company or its representatives may make such inquiries or conduct such discussions and negotiations with respect to the Takeover Proposal that the Company’s Board of Directors, after consultation with outside legal counsel, reasonably determines in good faith would constitute a breach of the fiduciary duties of the Company’s Board of Directors to its stockholders under the DGCL if such actions are not taken and (y) after giving Parent written notice of its intention to do so, the Company may provide confidential information concerning the Company to such Person, but only if, prior to such inquiries, discussions, negotiations and/or provision of information, the Person making such Takeover Proposal shall have entered into a confidentiality agreement no less restrictive than the Mutual Non-Disclosure Agreement, effective as of April 15, 2005, between Parent and the Company, provided that such confidentiality agreement shall provide that the disclosure to Parent of the terms and conditions of such Takeover Proposal, including the identity of the Person making such Takeover Proposal and any material changes thereto, shall not be prohibited by such agreement. In such event, the Company shall (A) orally and in writing within 24 hours of receipt thereof, inform Parent of the material terms and conditions of such Takeover Proposal, including the identity of the Person making such Takeover Proposal, (B) keep Parent informed of the status of such Takeover Proposal (including notifying Parent orally and in writing of any material change to the terms of any such Takeover Proposal and providing copies of any revised written proposals within 24 hours of the Company’s receipt thereof), and (C) simultaneously with delivery to such third party in connection with such Takeover Proposal, deliver to Parent copies of all confidential information regarding the Company delivered by the Company to any third party in connection with such Takeover Proposal (unless copies of such information have already been provided to Parent).

(d) Notwithstanding anything to the contrary in this Agreement, the Board of Directors of the Company may withdraw its recommendation of this Agreement and the Merger if the Board of Directors of the Company reasonably determines in good faith, after consultation with and taking into account the advice of its outside legal counsel, that such action is necessary in order for the Company’s Board of Directors to comply with its fiduciary duties to the Company’s stockholders under the DGCL; provided that the Board of Directors may not withdraw its recommendation at any time after the Company’s Board of Directors has made the determination under Section 6.6(c) unless the Company (i) has given written notice to Parent of the Board of Directors’ intention to withdraw its recommendation, (ii) has provided Parent with all of the information regarding the Takeover Proposal contemplated by Sections 6.6(c) and 8.1(e)(i) and otherwise satisfied all of its obligations under those Sections, and (iii) has not received an offer from Parent within three Business Days of Parent’s receipt of notice of the type described in Section 8.1(e)(i).

(e) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company’s Board of Directors (after consultation with its outside counsel), such disclosure is necessary for the Company’s Board of Directors to comply with its fiduciary duties under Applicable Law.

6.7. Merger Consideration Adjustment. Any payments made pursuant to Section 9.2(a) of this Agreement shall constitute an adjustment to the Merger Consideration for Tax purposes and shall be treated as such by Parent, the Company and the Stockholders on their Tax Returns.

6.8. Confidentiality. This Agreement and all information provided pursuant to and in connection herewith are subject to the terms of that certain Mutual Non-Disclosure Agreement, effective as of April 15, 2005, between Parent and the Company; provided that (i) Parent may contact customers of the Company with respect to the transactions contemplated by this Agreement (subject to the limitations of Section 6.13 of this Agreement) and (ii) Parent or the Company may make public statements in accordance with Section 6.5 hereof.

6.9. Preparation of the Proxy Statement; Stockholder Approval.

(a) As soon as practicable and in no event later than the 10th Business Day following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement in preliminary form. The Company shall ensure that the Proxy Statement complies in all material respects with all applicable requirements of the Securities Act and Exchange Act. The Company shall provide Parent with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement to the Proxy Statement prior to filing the same with the SEC, and the Company shall promptly provide Parent with a copy of all such filings made with the SEC. The Company shall, as promptly as practicable after receipt thereof, provide Parent copies of any written comments, and advise Parent of any oral comments or communications regarding the Proxy Statement received from the SEC and shall, after consultation with Parent, provide a written response to the SEC as promptly as practicable after the Company’s receipt of such comments from the SEC.

(b) If, at any time prior to the receipt of the Company Stockholder Approval, any event occurs with respect to the Company or any of its Subsidiaries, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate and within 3 Business Days after the occurrence of the event giving rise to such amendment or supplement file with the SEC any necessary amendment or supplement to the Proxy Statement and, as required by Applicable Laws, disseminate the information contained in such amendment or supplement to the Stockholders.

(c) If, at any time prior to the receipt of the Company Stockholder Approval, any event occurs with respect to Parent or Merger Sub, or change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Applicable Laws, in disseminating the information contained in such amendment or supplement to the Stockholders, all at Parent’s sole expense.

(d) The Company shall, as soon as practicable following the date of this Agreement, duly call and give notice of, and, on the first Business Day on which it is permitted to do so under the DGCL and its bylaws, convene and hold, a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of seeking the Company Stockholder Approval. The Company shall (i) cause the final Proxy Statement to be mailed to the Stockholders within 3 Business Days after the first day on which it is permitted to do so pursuant to the rules and regulations of the SEC and (ii) use its best efforts to solicit from its stockholders proxies in favor of the approval of the Merger and this Agreement. The Company shall, through its Board of Directors, recommend to its Stockholders that they give the Company Stockholder Approval, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 6.6(d). Notwithstanding the foregoing, the Company, after consultation with Parent, may adjourn or postpone the Company Stockholder Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company’s Stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting.

6.10. Company SEC Documents. The Company shall, before the Closing Date, file all reports, schedules, forms, statement and other documents required to be filed by the Company with the SEC on or before the Closing Date pursuant to Section 13(a) and 15(d) of the Exchange Act or pursuant to the Securities Act, including, without limitation, the filing of an amendment to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 to comply with the SEC’s rules and regulations.

6.11. Matters Pertaining to Company Options and Warrants. The Company shall, prior to the Closing Date, take all actions and provide all notices and other communications necessary to accomplish the treatment of Company Options and Warrants set forth in Sections 2.8(d), (e) and (f) hereof, including, without limitation, obtaining the consent of each holder of Vested In-The-Money Company Options and In-The-Money Warrants to such treatment.

6.12. Indemnification of Officers and Directors.

(a) Within 15 days after the execution of this Agreement, each of Parent and the Principal Stockholder Representative shall solicit and receive proposals for “tail” insurance coverage (the “D&O Policy”) covering a period of four years after the Closing, that provides the Company’s current and former directors and officers who are currently covered by the Company’s existing insurance and indemnification policy coverage for events occurring at or prior to the Effective Time that (i) is at least as favorable as the existing policy, (ii) has deductible amounts not greater than the current policy and (iii) has a total cost not in excess of the amount set forth on Schedule 6.12. At or prior to the Effective Time, Parent shall purchase the D&O Policy with the lowest total cost, provided, however, that if the D&O Policy with the lowest total cost is the one presented by the Principal Stockholder Representative, then Parent shall not be obligated to purchase such D&O Policy if Parent does not approve of such policy in Parent’s reasonable discretion, acting in good faith, and shall instead purchase the D&O Policy presented by Parent. The portion of the cost of the purchased D&O Policy (the “Excess D&O Policy Amount”) equal to (A) the total cost of the purchased D&O Policy minus (B) the lesser of (1) the annual premium of the purchased D&O Policy for the first year of coverage and (2) the annual premium currently in place for the Company’s existing directors’ and officers’ insurance policy, shall be deducted from the Merger Consideration in accordance with its definition in Section 1.1.

(b) The provisions of this Section 6.12 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute or bylaw, and shall operate for the benefit of, and shall be enforceable by, each of such officers and directors, their heirs and their representatives.

6.13. Transition of the Company’s Business Pending Closing. Following the execution of this Agreement and in any event no later than three (3) Business Days following the public announcement of the Merger, the Company shall cooperate in good faith with Parent to facilitate the transition of the Company’s Business consistent with the plan of transition agreed to by the parties prior to signing this Agreement, which transition shall not become effective until Closing, by providing all contact and profile information for all of the contractors in the Company’s network in a format determined by Parent. In addition, the Company shall use its commercially reasonable best efforts to (i) assist Parent in converting the Company’s contractor profiles for all such contractors into profiles on the Parent’s contractor network, (ii) cooperate with Parent in the communication of the Merger to the Company’s network of contractors, and the transition contemplated thereby, with such communication being mutually agreed to by the parties acting in good faith, (iii) cooperate with Parent in transitioning distribution of consumer leads, via the Company’s consumer marketing affiliates, as requested by Parent, and (iv) facilitate a smooth transition and integration of all other aspects of the Company’s business to Parent, as requested by Parent, in each case, with the understanding that none of such transition activities may become effective in the operation of the Company's Business until Closing; provided, however, that, until the Closing, Parent may not (x) use any information obtained pursuant to, or any action permitted by, this Section 6.13 in the operation of its business; (y) establish any full time staff at the Company’s offices; or (z) require that any employee of the Company take or refrain from any action inconsistent with direction from the Company’s management. Parent also agrees to use its commercially reasonable best efforts, in connection with the activities contemplated by this Section 6.13, to avoid any disruption of the Company’s ongoing business operations during the period prior to Closing. If this Agreement is terminated pursuant to Article VIII of this Agreement, Parent agrees to destroy or return to the Company all information obtained pursuant to this Section 6.13 and to refrain from utilizing such information in the operation of Parent’s business following such termination; provided, that nothing in this Section 6.13 shall prevent Parent from using any information with respect to any contractor already in its possession prior to the date of this Agreement or obtained from a source other than the Company.

6.14. Certain eTechLogix Obligations. The Company agrees to use commercially reasonable best efforts to cause the obligations of eTechLogix pursuant to Section 2.1.5 of the 20-20 Purchase Agreement to be fulfilled prior to Closing. To the extent such obligations are not fulfilled prior to Closing, then after Closing Parent agrees to use its commercially reasonable best efforts to cause Zeeshan Ghalib, for so long as he is an employee of Parent or the Surviving Corporation, to be available to eTechLogix as an independent contractor for purposes of fulfilling the obligations of eTechLogix pursuant to Section 2.1.5 of the 20-20 Purchase Agreement, it being understood that Mr. Ghalib’s services shall be provided to eTechLogix at no charge in order for eTechLogix to fulfill any remaining portion of its 20-day service commitment pursuant to Section 2.1.5 of the 20-20 Purchase Agreement. Further, insofar as Mr. Ghalib is an employee of the Surviving Corporation, the Surviving Corporation shall allow for the independent contracting of Mr. Ghalib in accordance with the foregoing with such additional days during the 1-year period being charged at a pass-through rate in accordance with the hourly rate agreed to with 20-20 Technologies International, Inc., provided such hourly rate shall not be less than the effective hourly rate paid to Mr. Ghalib by the Surviving Corporation.

ARTICLE VII.

CONDITIONS TO OBLIGATIONS

7.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

(a) All approvals under antitrust regulatory filings in any jurisdiction that shall be necessary or determined by Parent and the Company to be reasonably desirable shall have been obtained, and there shall be no commitment by Parent, the Company or any of their respective Subsidiaries to any Governmental Authority not to close the transactions contemplated hereby before a date certain.

(b) No Proceeding by any Governmental Authority shall have been instituted which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to adversely affect the assets of the Company or the Business materially if the transactions contemplated hereby are consummated. There shall not be any Regulation or Order that enjoins or makes the transactions contemplated hereby illegal or otherwise prohibited.

(c) Any governmental or regulatory notices or approvals required under any Regulations to carry out the transactions contemplated by this Agreement shall have been obtained and the parties shall have complied with all Regulations applicable to the transactions contemplated by this Agreement.

(d) The Company Stockholder Approval shall have been obtained.

7.2. Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Company:

(a) Each of (i) the representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified by a Material Adverse Effect shall be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (ii) the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified (including, without limitation, those which are qualified by the phrase “material”) shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except to the extent that the failure of any such representation or warranty specified in this Section 7.2(a)(ii) to be true and correct has not had and could not reasonably be expected to have a Material Adverse Effect on Parent.

(b) Each of Parent and Merger Sub shall have tendered for delivery the documents and other items to be delivered by such parties pursuant to Article III of this Agreement.

(c) Parent and Merger Sub shall have complied with or satisfied in all material respects any covenant, condition or agreement to be complied with or satisfied by such parties under this Agreement, or any exhibit or schedule hereto.

7.3. Conditions to the Obligations of Parent and Merger Sub to Effect the Merger. The respective obligations of Parent and Merger Sub to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Parent or Merger Sub:

(a) Each of (i) the representations and warranties of the Company and/or the Principal Stockholders contained in this Agreement that are qualified by a Material Adverse Effect shall be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (ii) the representations and warranties of the Company and/or the Principal Stockholders contained in this Agreement that are not so qualified (including, without limitation, those which are qualified by the phrase “material”) shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except to the extent that the failure of any such representation or warranty specified in this Section 7.3(a)(ii) to be true and correct has not had and could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries.

(b) The Company and the Principal Stockholders shall have tendered for delivery the documents and other items to be delivered by such parties pursuant to Article III of this Agreement.

(c) The Company shall have received all Permits and Consents by Governmental Authorities that are required for the consummation of the transactions contemplated hereby and the Consents by third parties set forth on Schedule 7.3(c) hereto.

(d) This Agreement and the transactions contemplated hereby shall have been adopted and approved by the requisite vote or consent of the Stockholders.

(e) The Consulting Agreements and the Non-Competition Agreements shall remain in full force and effect.

(f) Since the date of this Agreement there shall not have been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(g) The holders of less than 15% of the outstanding shares of Common Stock shall have validly delivered a written demand for appraisal rights with respect thereto, and shall not have voted in favor of the Merger or otherwise failed to perfect or effectively withdraw or lose such rights, all in accordance with Section 262 of the DGCL.

(h) No Person that is not a Governmental Authority shall have instituted a Proceeding which questions the validity or legality of the transactions contemplated hereby or which seeks to enjoin or make the transactions contemplated hereby illegal or otherwise prohibited.

(i) The eTechLogix Transaction shall have been consummated upon terms and conditions satisfactory to Parent in Parent’s sole discretion.

(j) The Company and the Principal Stockholders shall have complied with or satisfied in all material respects any covenant, condition or agreement to be complied with or satisfied by such parties under this Agreement, or any exhibit or schedule hereto.

ARTICLE VIII.

TERMINATION

8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of Parent, Merger Sub and the Company; or

(b) by Parent and Merger Sub or the Company if (i) any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable, (ii) subject to the following, the Merger has not been consummated by October 31, 2005 (the “Outside Date”), provided that no party may terminate this Agreement pursuant to this clause (ii) if such party’s willful failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date, or (iii) upon a vote at a duly held meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained; or

(c) by Parent and Merger Sub if there shall have been (i)(A) a material breach of any representation or warranty of the Company or the Principal Stockholders set forth in this Agreement that is not qualified as to materiality or a Material Adverse Effect, or if any such representation or warranty shall be untrue in any material respect; or (B) a breach of any representation or warranty of the Company or the Principal Stockholders set forth in this Agreement that is qualified as to materiality or a Material Adverse Effect, or if any such representation or warranty of the Company or the Principal Stockholders shall be untrue, or (ii) a material breach by the Company or the Principal Stockholders of any of their respective covenants or agreements set forth in this Agreement, and, in the case of either (i) or (ii) above, as the case may be, the Company or the Principal Stockholders, as applicable, have not cured such breach or event (to the extent it is curable) within twenty (20) Business Days after notice by Parent or Merger Sub thereof; or

(d) by Parent, (i) if the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so or (ii) if a tender offer or exchange offer for 25% or more of the outstanding shares of the Common Stock is announced or commenced and either (A) the Board of Directors of the Company recommends acceptance of such tender offer or exchange offer by its Stockholders or (B) within ten business days of such commencement, the Board of Directors of the Company shall have failed to recommend against acceptance of such tender offer or exchange offer by its Stockholders; or

(e) by the Board of Directors of the Company:

(i) to accept a Superior Proposal, but only if (A) the Company promptly notifies Parent in writing of its intention to do so (which notice shall contain all material terms and conditions of such Superior Proposal) and causes its legal counsel and its financial advisor to afford Parent the opportunity to match the terms of the Superior Proposal and to negotiate with Parent to make other adjustments in the terms and conditions of this Agreement that would permit the Company’s Board of Directors to recommend this Agreement, as revised, (B) the Company has not received from Parent, within three business days of Parent’s receipt of the notice referred to in clause (i)(A) of this Section 8.1(e), an offer that the Company’s Board of Directors determines, in good faith, after consultation with and taking into account the advice of its outside legal counsel and outside financial advisors of nationally recognized reputation, matches or exceeds such Superior Proposal or is otherwise sufficient to permit the Board of Directors to continue to recommend this Agreement, as amended by such offer from Parent, and the Merger, rather than the Superior Proposal (for purposes of such determination, if the consideration offered in a Superior Proposal is other than cash, Parent shall be deemed to have “matched” such Superior Proposal if the aggregate consideration offered by Parent has a value that is not less than the value of the consideration offered in the Superior Proposal, as determined in good faith by the Company’s Board of Directors, after consultation with and taking into account the advice of its outside legal counsel and outside financial advisor of nationally recognized reputation), which right to match any Superior Proposal shall apply equally with respect to any subsequent increase or other revision of the terms of any Superior Proposal, and (C) the Company pays to Parent the Termination Fee concurrent with the termination of this Agreement; or

(ii) if there shall have been (A) a material breach of any representation or warranty of Parent or Merger Sub set forth in this Agreement that is not qualified as to materiality or a Material Adverse Effect, or if any such representation or warranty shall be untrue in any material respect, (B) a breach of any representation or warranty of Parent or Merger set forth in this Agreement that is qualified as to materiality or a Material Adverse Effect, or if any such representation or warranty of Parent or Merger Sub shall be untrue, or (C) a material breach by Parent or Merger Sub of any of their respective covenants or agreements set forth in this Agreement, and, in the case of (ii)(A), (ii)(B) or (ii)(C) above, as the case may be, neither Parent nor Merger Sub, as applicable, has cured such breach or event (to the extent it is curable) within twenty (20) Business Days after notice by the Company or the Principal Stockholders thereof.

8.2. Effect of Termination.

(a) In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect and there shall be no liability on the part of any party hereto or its Affiliates, directors, officers or stockholders other than the provisions of this Section 8.2 and Article X hereof. Nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in the event of the termination and abandonment of this Agreement pursuant to Section 8.1, no party to this Agreement shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement and no party to this Agreement shall be deemed to have waived any rights, claims, causes of action or remedies arising from fraud, knowing misrepresentation or active concealment.

(b) In the event that this Agreement is terminated pursuant to (i) Section 8.1(c)(ii) (as a result of the Company’s breach of Section 6.6 of this Agreement) or Sections 8.1(d) or 8.1(e)(i), or (ii) (A) Sections 8.1(b)(ii) (but only if the failure to consummate the Merger by the Outside Date is the result of the failure to fulfill by the Company or any Principal Stockholder any of his, her or its obligations under this Agreement), 8.1(b)(iii) or 8.1(c) (under circumstances not described in clause (i) above) and a Takeover Proposal is outstanding at the time of the event giving rise to such termination and (B) within 12 months of such termination, the Company enters into an agreement for or consummates a Takeover Proposal, then the Company shall pay to Parent an amount equal to $300,000 plus the Parent Transaction Expenses (such total amount, the “Termination Fee”). The Termination Fee shall be paid to Parent by wire transfer of immediately available funds to an account designated by Parent and shall be paid (x) prior (and as a condition precedent) to the termination of this Agreement, in the case of a termination pursuant to Section 8.1(e), (y) within two days of the termination of this Agreement, in the case of a termination pursuant to Section 8.1(d) or (z) immediately prior to the earlier of the Company’s entering into an agreement for, or consummating, a Takeover Proposal, in the case of a termination in accordance with clause (ii) above. Each of the Company and Parent agrees that the Termination Fee shall be the sole and exclusive remedy of the parties upon the termination of this Agreement pursuant to Section 8.1(d) or 8.1(e)(i) or under the circumstances described in clause (ii) above; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement or for any actual fraud, knowing misrepresentation or active concealment.

(c) In the event that Parent terminates this Agreement pursuant to Section 8.1(c) under circumstances in which clause (ii) of Section 8.2(b) is not applicable, then the Company shall within two days of such termination pay to Parent all Parent Transaction Expenses.

ARTICLE IX.

INDEMNIFICATION

9.1. Survival of Representations. The representations and warranties of the Company and the Principal Stockholders contained herein shall survive the Effective Time until twenty-one (21) months thereafter; provided, however, that in the case of actual fraud, knowing misrepresentation or active concealment, the representations and warranties of the Company and the Principal Stockholders shall survive until sixty days following the expiration of the applicable statute of limitations (including any extensions thereof). Any claims under this Agreement with respect to a breach of a representation and warranty must be asserted by written notice within the applicable survival period contemplated by this Section 9.1, and if such a notice is given, the survival period for such representation and warranty shall continue until the claim is fully resolved. The right to indemnification or other remedy based on the representations, warranties, covenants and agreements herein will not be affected by any investigation conducted with respect to, or any knowledge acquired by Parent or Merger Sub (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

9.2. Indemnification.

(a) Subsequent to the Closing, subject to the limitations described below in Section 9.5, the Principal Stockholders shall, jointly and severally, indemnify Parent and its Affiliates (including, after the Closing, the Company), and its and their respective officers, directors, employees, stockholders, partners and agents (the “Covered Parties”) against, and hold each of the Covered Parties harmless from, any damage, claim, loss, cost, liability or expense asserted against, imposed upon, incurred by or caused to, directly or indirectly, any Covered Party, including without limitation, interest, penalties, reasonable attorneys’ fees and expenses of investigation, response action, removal action or remedial action (collectively “Damages”) incurred by such Covered Party that arise out of or relate to, whether directly or indirectly: (i) any misrepresentation or breach of any warranty on the part of the Company or any Principal Stockholder contained in this Agreement or in any agreement, certificate or other instrument delivered by the Company or any Principal Stockholder pursuant to this Agreement, (ii) any breach or non-performance by the Company or any Principal Stockholder of any of their respective covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by the Company or such Principal Stockholder pursuant to this Agreement, (iii) any Transaction Fees of the Company and, to the extent agreed or required to be paid by the Company, the Stockholders, if the aggregate of all Transaction Fees is in excess of $150,000, (iv) notwithstanding the disclosure of any such matter on the Disclosure Schedules to this Agreement, any Unaccrued Litigation and Consumer Complaints (it being understood for purposes of this clause (iv) that any payments made by the Company or its Subsidiary on or after April 1, 2005 in respect of any Unaccrued Litigation and Consumer Complaints shall be deemed to be “Damages” suffered by Parent for purposes of the indemnification provided in this Article IX), (v) notwithstanding the disclosure of any such matter on the Disclosure Schedules to this Agreement, the noncompliance of any Benefit Plan with Applicable Laws and any corrective actions necessary to bring such Benefit Plan into full compliance with Applicable Laws (it being understood for purposes of this clause (v) that any payments made by the Company on or after April 1, 2005 in respect of any such Benefit Plans shall be deemed to be “Damages” suffered by Parent for purposes of the indemnification provided in this Article IX) or (vi) the matters disclosed on Schedule 4.12(d) to this Agreement (each matter set forth in clauses (i), (ii), (iii), (iv), (v) and (vi) of this Section 9.2(a), a “Covered Matter”).

(b) The term “Damages” as used in this Section 9.2 is not limited to matters asserted by third parties against the Covered Parties, but includes Damages incurred or sustained by such persons in the absence of third-party claims, and payments by the indemnitee shall not be a condition precedent to recovery.

9.3. Notice of Claims.

(a) Any Covered Party seeking indemnification hereunder shall, within the relevant limitation period provided for in Section 9.1 above, give to the Principal Stockholder Representative a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and provided further, that failure to give such notice shall not relieve such Covered Party’s right to indemnification hereunder except to the extent the Principal Stockholders shall have been materially prejudiced by such failure.

(b) The Principal Stockholder Representative shall have thirty days after the giving of any Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and instruct, together with Parent, the Escrow Agent to pay such amount to such Covered Party in immediately available funds or (ii) to provide such Covered Party with notice that they disagree with the amount or method of determination set forth in the Claim Notice (the “Dispute Notice”). Within fifteen days after the giving of the Dispute Notice, the Principal Stockholder Representative and such Covered Party shall negotiate in a bona fide attempt to resolve the matter.

9.4. Third Person Claims. If a claim by a third Person is made against a Covered Party, and if such party intends to seek indemnity with respect thereto under this Article IX, such Covered Party shall promptly notify the Principal Stockholder Representative in writing of such claims, setting forth such claims in reasonable detail. The Principal Stockholder Representative shall have fifteen days after receipt of such notice to deliver to the Covered Party a written acknowledgment that such claim is an indemnifiable claim under this Article IX, that it will undertake, conduct and control (in accordance with the terms hereof), through counsel of its own choosing (provided that such counsel must be reasonably acceptable to the Covered Party) and at its own expense, the settlement or defense thereof, and the Covered Party shall cooperate with them in connection therewith; provided that the Covered Party may participate in such settlement or defense through counsel chosen by such Covered Party and paid at its own expense; and provided further that, if in the reasonable opinion of counsel for Parent, there is a reasonable likelihood of a conflict of interest between the Principal Stockholders and the Covered Party, the Principal Stockholders shall be responsible for the fees and expenses of one counsel to all Covered Parties in connection with such defense. So long as the Principal Stockholder Representative is reasonably contesting any such claim in good faith, the Covered Party shall not pay or settle any such claim without the consent of the Principal Stockholder Representative. If the Principal Stockholder Representative does not notify the Covered Party within fifteen days after receipt of the Covered Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Covered Party shall have the right to undertake, at the Principal Stockholders’ cost, risk and expense, the defense, compromise or settlement of the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Principal Stockholder Representative shall not, except with the consent of the Covered Party, enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Covered Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment. Notwithstanding the foregoing, the Principal Stockholder Representative shall not be entitled to control any claim relating to Taxes of the Parent, Company, or their Subsidiaries for any period ending after the Closing Date and shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability of Parent, the Company or their Subsidiaries for Taxes (i) for any period (or portion thereof) after the Closing Date or (ii) for which no indemnity is provided under the terms of this Agreement, without the prior written consent of Parent.

9.5. Limitation on Indemnity; Payments Out of Escrow Account.

(a) Notwithstanding the foregoing, the Principal Stockholders shall not be obligated to indemnify a Covered Party under Sections 9.2(a) or (b) unless and until the aggregate of all Damages suffered by such Covered Parties hereunder exceeds $35,000 (the “Threshold Amount”), whereupon, provided the other requirements of this Article IX have been complied with, the amount of such Damages, and all subsequent Damages, shall become due and payable, but only to the extent such Damages do not exceed the Escrow Amount (except as expressly provided herein). Notwithstanding the foregoing, no Threshold Amount shall apply to a Covered Party’s claim for indemnification hereunder to the extent a breach results from (i) actual fraud, knowing misrepresentation or active concealment, (ii) a breach of any of the representations and warranties set forth in Sections 4.3, 4.4, 4.5, 4.11, 4.12, 4.28, 4.29, 4.35 and 4.36 hereof, (iii) the matters set forth in clauses (iii), (iv), (v) and (vi) of Section 9.2(a) or (iv) payment of any deductible under the D&O Insurance. Any Damages paid in respect of the matters set forth in the preceding sentence shall not count toward the determination of whether the Threshold Amount has been met.

(b) No Principal Stockholder (excluding Kinderhook) shall have any personal liability beyond such Principal Stockholder’s Pro Rata Portion (as defined below) of the Escrow

Amount with respect to or in connection with any such Damages or any claim for indemnification hereunder, other than any Damages for which indemnity is sought as a result of a breach of the representations and warranties set forth in Section 4.35 or actual fraud, knowing misrepresentation or active concealment by the Company or any Principal Stockholder (or, in the case of (i) Hayjour Family Limited Partnership, Jeffrey Rassas, (ii) Farsi Family Trust, Homayoon Farsi, and (iii) Ahmad Family Trust, Naser Ahmad), as to which the Covered Parties may seek remedy therefor from such Principal Stockholder (and, in the case of (i) Hayjour Family Limited Partnership, Jeffrey Rassas, (ii) Farsi Family Trust, Homayoon Farsi, and (iii) Ahmad Family Trust, Naser Ahmad) up to the amount of such Damages. Jeffrey Rassas hereby acknowledges and agrees that he is jointly and severally liable with Hayjour Family Limited Partnership for any indemnification obligations pursuant to this Article IX. Homayoon Farsi hereby acknowledges and agrees that he is jointly and severally liable with Farsi Family Trust for any indemnification obligations pursuant to this Article IX. Naser Ahmad hereby acknowledges and agrees that he is jointly and severally liable with Ahmad Family Trust for any indemnification obligations pursuant to this Article IX. Notwithstanding the preceding provisions of this Section 9.5(b), Kinderhook shall not have any personal liability beyond Kinderhook’s Pro Rata Portion (as defined below) of the Escrow Amount with respect to or in connection with any such Damages or any claim for indemnification hereunder, other than any Damages for which indemnity is sought as a result of actual fraud, knowing misrepresentation or active concealment by Kinderhook in making its representations and warranties set forth in Sections 4.28, 4.29, or 4.30, in which event Kinderhook's personal liability shall not exceed the portion of the Merger Consideration (including the amount paid into the Escrow Account on Kinderhook's behalf) to which it is entitled to be paid pursuant to this Agreement.

(c) Until the earlier to occur of (i) the disbursement in full of the Escrow Amount and (ii) the termination of the Escrow Agreement pursuant to its terms, all claims for Damages by a Covered Party shall to the fullest extent permitted by law be made first against the Escrow Amount in accordance with the terms and conditions set forth in Section 9.3 hereof and the Escrow Agreement, and thereafter, in the case of claims for Damages by a Covered Party based on actual fraud, knowing misrepresentation or active concealment, against the Principal Stockholders, subject to the limitations set forth herein.

(d) For purposes hereof, a Principal Stockholder’s “Pro Rata Portion” shall mean (i) with respect to Kinderhook, 17.8571428%, (ii) with respect to each of Hayjour Family Limited Partnership, Farsi Family Trust and Ahmad Family Trust, 27.3809524%.

9.6. Remedies. The remedies in this Article IX shall be the exclusive remedies of the Covered Parties with respect to any breach of the respective representations, warranties, covenants and agreements pursuant to this Agreement or otherwise arising out of this Agreement, regardless of the theory or cause of action pled, except for the remedies of specific performance, injunction and other equitable relief; provided, however, that no party hereto shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent actual fraud, knowing misrepresentation or active concealment is proven on the part of a party by another party hereto or such rights, claims, causes of action or remedies may not be waived under Applicable Law.

ARTICLE X.

MISCELLANEOUS

10.1. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, in accordance with the terms hereof. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Company or the Stockholders without the prior written consent of Parent, or by Parent or Merger Sub without the prior written consent of the Company, except that Parent and Merger Sub may, without such consent, assign its rights hereunder (either before or after the Closing Date), to an Affiliate of Parent; provided, however, that no such assignment shall release Parent of any of its obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or obligation hereunder.

10.2. Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person or by courier, telegraphed, telexed or by facsimile transmission or mailed by registered or certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date of such receipt is acknowledged), as follows:

If to Parent or Merger Sub:

ServiceMagic, Inc.
14023 Denver West Pkwy, Suite 200
Golden, CO 80401
Attn: General Counsel
Fax: (303) 963-8334

With copies to:

IAC/InterActiveCorp
152 West 57th Street
42nd Floor
New York, New York 10019
Attn: General Counsel
Fax: (212) 314-7497
and:

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071
Attention: Karen E. Bertero
Fax: (213) 229-7520

If to the Company or the Stockholders:

ImproveNet, Inc.
10799 North 90th Street, Suite 200
Scottsdale, Arizona 85260
Attn: Chief Executive Officer
Fax: (866) 251-4507

With a copy to:

Snell & Wilmer L.L.P.
One Arizona Center
400 E. Van Buren
Phoenix, Arizona 85004-2202
Attn: Steven D. Pidgeon
Fax: (602) 382-6252

Any party may, from time to time, designate any other address to which any such notice to such party shall be sent. Any such notice shall be deemed to have been delivered upon receipt.

10.3. Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware, as applied to agreements among Delaware residents entered into and wholly to be performed within the State of Delaware (without reference to any choice of law rules that would require the application of the laws of any other jurisdiction).

10.4. Entire Agreement; Amendments and Waivers. This Agreement, together with the Ancillary Agreements, the other documents and instruments referred to herein and all exhibits and schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may be supplemented, modified or amended by action by each party hereto, which in the case of the Company and Merger Sub shall be action taken by or on behalf of the respective boards of directors of such parties; provided, however, that any amendment made subsequent to the adoption and approval of this Agreement by the stockholders of the Company or Merger Sub as required by the DGCL which, under Applicable Law, requires further approval of such stockholders, shall not be made without further approval of such stockholders. No supplement, modification or other amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.5. Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.6. Severability. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, the parties agree to replace such provision with a provision that is legal, valid and enforceable and that will achieve, to the greatest extent possible, the economic, business and other purposes of such invalid or unenforceable provision. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

10.7. Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.8. Schedules. The Schedules and the Exhibits referenced in this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

10.9. No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement (and their successors and assigns) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

10.10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity without the necessity of demonstrating the inadequacy of monetary damages.

10.11. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.12. Expenses. Except as otherwise specifically provided in this Agreement, (a) Parent will pay its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby and (b) the aggregate Transaction Fees of the Company and the Principal Stockholders shall be paid by the Company prior to the date hereof, or by the Principal Stockholders after the date hereof.

10.13. Submission to Jurisdiction; Waivers; Consent to Service of Process. Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought in the Court of Chancery in the State of Delaware to the fullest extent permitted by Applicable Law and, to the extent not so permitted, in any court sitting in the State of Delaware, and each of the parties hereto hereby (x) irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (z) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the aforesaid courts. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 10.2. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 10.13, (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by Applicable Law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the extent that a party to this Agreement is not otherwise subject to service of process in the State of Delaware, such party hereby appoints National Registered Agents, Inc., 9 East Loockerman Street, Suite 1B, Dover, DE 19901, as such party’s agent in the State of Delaware for acceptance of legal process, and agrees that service made on such agent shall have the same legal effect as if served upon such party personally within the State of Delaware.

10.14. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

SERVICEMAGIC, INC.

By:	/s/ Michael J. Beaudoin
Name: Michael J. Beaudoin
Title: Co-CEO

IMPROVENET, INC.

By:	/s/ Jeffrey Rassas
Name: Jeffrey Rassas
Title: CEO

SUNBELT ACQUISITION CORP.

By:	/s/ Rodney Rice
Name: Rodney Rice
Title: Co-President

PRINCIPAL STOCKHOLDERS:

FARSI FAMILY TRUST

By:	/s/ H.J. Farsi
Name: H.J. Farsi
Title: Trustee

AHMAD FAMILY TRUST

By:	/s/ Naser Ahmad
Name: Naser Ahmad
Title: Trustee

HAYJOUR FAMILY LIMITED PARTNERSHIP

By:	/s/ Jeffrey Rassas
Name: Jeffrey Rassas
Title: General Partner

KINDERHOOK PARTNERS, LP

By:	/s/ Tushar Shah
Name: Tushar Shah
Title: Partner

ACKNOWLEDGED AND AGREED TO
(with respect to Article IX):

/s/ Jeffrey I. Rassas
Jeffrey I. Rassas

/s/ Homayoon Farsi
Homayoon Farsi

/s/ Naser Ahmad
Naser Ahmad

APPENDIX B

June 17, 2005

Board of Directors

ImproveNet, Inc.

10799 N. 90th Street, Suite 200

Scottsdale, AZ 85260

Dear Members of the Board:

Janney Montgomery Scott LLC (“Janney”) has been requested to provide its opinion as to the fairness, from a financial point of view, to the shareholders of ImproveNet, Inc. (“IMPV” or the “Company”) other than four of the Company’s principal shareholders (Farsi Family Trust, Ahmad Family Trust, Hayjour Family Limited Partnership, and Kinderhook Partners, LP) (together the “Principal Shareholders”), of the consideration to be paid by IAC/InterActiveCorp (“IAC”) for 100% of the Company’s common stock, as set forth in the draft Agreement and Plan of Merger (the “Agreement”) dated June 16, 2005 by and among IAC, Sunbelt Acquisition Corp. (“Sunbelt”) and the Company. Under the terms of the Agreement, IAC has offered to purchase all of the issued and outstanding common stock of the Company for $6,720,000 in cash less any transaction fees of the Company and the Principal Shareholders in excess of $150,000 plus the aggregate exercise price of all vested in-the-money Company options and in-the-money warrants outstanding immediately prior to the merger becoming effective (the “Transaction”). After execution of the Agreement, Sunbelt would be merged with and into the Company, with the Company continuing as the surviving corporation. The terms and conditions of the Transaction are more fully set forth in the Agreement.

In arriving at our opinion, we undertook the following activities:

(i)	Reviewed the Draft Definitive Agreement;
(ii)

Reviewed the Company’s Form 10-K for the fiscal years ended December 31, 2004, 2003, and 2002 and certain other filings with the Securities and Exchange Commission made by IMPV, including proxy statements, Form 10-Qs and Form 8-Ks;

(iii)	Reviewed certain other publicly available information concerning IMPV and the trading market for IMPV’s Common Stock;
(iv)	Reviewed certain non-public information relating to IMPV, including financial forecasts and projections for IMPV furnished to us by or on behalf of the Company;
(v)

Reviewed certain publicly available information concerning certain other companies engaged in businesses which we believe to be comparable to the Company and the trading markets for certain of such companies’ securities;

(vi)	Reviewed the financial terms of certain mergers and acquisitions which we believe to be relevant;
(vii)	Conducted discussions with certain members of senior management of the Company concerning the business and operations, assets, present condition and future prospects of the Company; and
(viii)

Performed such other analyses, examinations and procedures, reviewed such other agreements and documents, and considered such other factors, as we have deemed in our sole judgment, to be necessary, appropriate or relevant to render an opinion.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to us by the Company or was otherwise reviewed by us, and we have not assumed any responsibility or liability therefore. In particular, we have relied upon the assessment of the management of the Company regarding its business and prospects, and assumed that the budgets and financial projections provided to us were prepared by the Company’s management on the basis of reasonable assumptions and reflect the best currently available estimates and good faith judgments of its future financial performance. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. We have also assumed that the Agreement and certain related documents reviewed by us in draft form will not vary materially from the drafts reviewed by us.

Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We express no opinion as to the underlying valuation, future performance or long-term viability of the Company. Our opinion solely addresses the fairness from a financial point of view of the consideration to be paid to the holders of common stock of the Company other than the Principal Shareholders. Our opinion does not address the relative merits of the Transaction as compared to other transactions or business strategies that might be available to the Company, nor does it address the Company's underlying business decision to proceed with the Transaction. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update or revise the opinion.

We have not acted as financial advisor to the Company in connection with the Transaction and while we will receive a fee for our services, no portion of the fee is contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. Janney is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate and other purposes.

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the Transaction and does not constitute a recommendation to any stockholder of the Company as to how such stockholders should vote their shares. This opinion may not be used for any other purpose, and may not be quoted or referred to, in whole or in part, without our prior written consent, except that this opinion may be included in its entirety in any filing with the Securities and Exchange Commission in connection with the Transaction.

Based on the foregoing, we are of the opinion, as of the date hereof, that the consideration to be paid to the stockholders of the Company pursuant to the Agreement is fair to the stockholders of the Company other than the Principal Shareholders from a financial point of view.

Very truly yours,

/s/ JANNEY MONTGOMERY SCOTT LLC

APPENDIX C

DELAWARE GENERAL CORPORATION LAW

SECTION 262. APPRAISAL RIGHTS.

(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.   Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)   Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)   The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)   The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)   The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.